Exhibit 99.1
THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. Part 2 of this document comprises an explanatory statement in compliance with section 897 of the Companies Act 2006. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000, if you are in the United Kingdom, or from another appropriately authorised independent financial adviser if you are in a territory outside the United Kingdom.
If you have sold or otherwise transferred all of your Enodis Shares, please forward this document and the accompanying reply-paid envelope (but not the personalised Forms of Proxy) as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction. If you have sold or transferred only part of your holding of Enodis Shares, you should retain these documents and consult the bank, stockbroker or other agent through whom the sale or transfer was effected.
The distribution of this document in jurisdictions other than the United Kingdom and the United States may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.
JPMorgan Cazenove, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Manitowoc and MTW County and no one else in connection with the Acquisition and will not be responsible to anyone other than Manitowoc and MTW County for providing the protections afforded to customers of JPMorgan Cazenove or for providing advice in relation to the Acquisition or any other matter referred to in this document.
Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Enodis and no one else in connection with the Acquisition and will not be responsible to anyone other than Enodis for providing the protections afforded to the customers of Rothschild nor for providing advice in relation to the Acquisition or any other matter referred to in this document.
Credit Suisse, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Enodis and no one else in connection with the Acquisition and will not be responsible to anyone other than Enodis for providing the protections afforded to customers of Credit Suisse or for providing advice in relation to the Acquisition or any other matter referred to in this document.

RECOMMENDED CASH ACQUISITION
by
MTW County Limited
of
Enodis plc
by means of a scheme of arrangement under Part 26 of the Companies Act 2006

Shareholders should carefully read the whole of this document and the accompanying Forms of Proxy. However, your attention is drawn, in particular, to the letter from the Chairman of Enodis in Part 1 (Letter from the Chairman of Enodis plc) of this document which contains the unanimous recommendation to vote in favour of the resolutions to be proposed at the Meetings required to implement the Scheme by the Directors, and a letter from Rothschild explaining the Scheme in greater detail, which is set out in Part 2 (Explanatory Statement) of this document.
Notices of a meeting of Enodis convened by order of the Court to be held at the offices of Ashurst LLP at Broadwalk House, 5 Appold Street, London EC2A 2HA on 4 August 2008 at 10.15 a.m. and of a General Meeting of Enodis to be held at 10.30 a.m. (or as soon thereafter as the preceding Court Meeting has been concluded or adjourned) on the same date and at the same location are set out in Appendices VII (Notice of Court Meeting) and VIII (Notice of General Meeting) to this document, respectively.
If you have any questions relating to this document or the completion and return of your Forms of Proxy, please call Computershare between 9.00 a.m. and 5.30 p.m. Monday to Friday on 0870 889 3242 from within the United Kingdom, or, from outside the United Kingdom, on +44 870 889 3242. Please note that calls to these numbers may be monitored or recorded, and no advice on the Acquisition can be given, nor will any legal, tax or financial advice be given.
Some words and terms used in this document are defined in Appendix VI (Definitions) to this document. All times referred to are London time unless otherwise stated.

TO VOTE ON THE ACQUISITION
Whether or not you plan to attend the Meetings, please:
1.	complete and return the BLUE Form of Proxy (for the Court Meeting), so as to be received by no later than 10.15 a.m. on 2 August 2008; and

2.	complete and return the YELLOW Form of Proxy (for the General Meeting), so as to be received by no later than 10.30 a.m. on 2 August 2008.

If you require assistance, please telephone Computershare Investor Services PLC on
0870 889 3242 (from within the UK) or +44 870 889 3242 (from outside the UK)
The completion and return of the Forms of Proxy will not prevent you from attending and voting in person at the Court Meeting or the General Meeting, or any adjournment thereof, in person should you wish to do so and are so entitled.
IT IS IMPORTANT THAT, IN RELATION TO THE COURT MEETING, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR REPRESENTATION OF SCHEME SHAREHOLDER OPINION. YOU ARE THEREFORE STRONGLY URGED TO COMPLETE, SIGN AND RETURN YOUR FORMS OF PROXY.
IF YOU ARE A SHAREHOLDER YOUR ATTENTION IS DRAWN TO THE NEW REGIME FOR THE APPOINTMENT OF PROXIES, IN PARTICULAR THE APPOINTMENT OF MORE THAN ONE PROXY, SET OUT ON THE SEPARATE SHEET HEADED “MULTIPLE PROXY VOTING INSTRUCTIONS” ENCLOSED WITH THE FORMS OF PROXY.
This page should be read in conjunction with the section headed ACTION TO BE TAKEN set out on page 6 of this document and the rest of the document.

IMPORTANT NOTICE
Neither this document nor the accompanying documents constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to these documents or otherwise in any jurisdiction in which such offer or solicitation is unlawful.
The statements contained herein are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set forth herein since that date. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of Enodis or Manitowoc except where otherwise stated.
The distribution of this document in jurisdictions other than the United Kingdom and the United States may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction. This document has been prepared for the purpose of complying with English law, the City Code and the Listing Rules and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside the UK.
The availability of the Acquisition to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not so resident should inform themselves about and observe any applicable requirements in those jurisdictions. The attention of Overseas Shareholders is drawn to paragraph 12 of Part 2 (Explanatory Statement) of this document.
NOTICE TO US INVESTORS IN ENODIS
US holders of Enodis Shares may vote in respect of the resolutions to be proposed at the Meetings. US holders should note that the Acquisition relates to the shares of a UK company and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the proxy solicitation or tender offer rules under the US Securities Exchange Act of 1934, as amended. Accordingly, the Scheme is subject to the disclosure requirements, rules and practices applicable in the UK to schemes of arrangement, including the City Code and the Listing Rules, which differ from the requirements of US proxy solicitation or tender offer rules. If Manitowoc exercises its right to implement the Acquisition by means of a Takeover Offer, the Takeover Offer will be made in compliance with the applicable laws and regulations, including US securities laws to the extent applicable.
The financial information relating to Enodis included in this document has been prepared in accordance with International Financial Reporting Standards and may not be comparable to the financial statements for US companies.
It may be difficult to enforce rights and any claims arising in connection with the Acquisition under the US federal securities laws since Enodis is located outside the United States, and a number of its officers and directors reside outside the United States. It may not be possible to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. It also may not be possible to compel a non-US company or its affiliates to subject themselves to a US court’s judgment.
Neither the US Securities and Exchange Commission nor any US state securities commission has passed upon the accuracy or adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING
STATEMENTS
This document includes “forward-looking statements” intended to qualify for the safe harbour from liability under the United States Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Enodis and Manitowoc respectively and are subject to uncertainty and changes in circumstances. The forward-looking statements contained herein include statements about the expected effects on Manitowoc of the Acquisition, the expected timing and scope of the Acquisition, anticipated earnings enhancements, estimated cost savings and other synergies, costs to be incurred in achieving synergies, potential divestitures and other strategic options and all other statements in this document other than historical facts. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, unanticipated issues associated with the satisfaction of the Conditions to the Acquisition; issues associated with obtaining necessary regulatory approvals and the terms and conditions of such approvals; the inability to integrate successfully Enodis within Manitowoc or to realise synergies from such integration within the time periods anticipated; and changes in anticipated costs related to the acquisition of Enodis. Additional factors that could cause actual results and developments to differ materially include, among other things:
•	unanticipated changes in revenue, margins, costs and capital expenditures;

•	issues associated with new product introductions;

•	matters impacting the successful and timely implementation of ERP systems;

•	foreign currency fluctuations;

•	increased raw material prices;

•	unexpected issues associated with the availability of local suppliers and skilled labour;

•	the risks associated with growth;

•	geographic factors and political and economic risks;

•	actions of competitors;

•	changes in economic or industry conditions generally or in the markets served by Enodis and Manitowoc;

•	the state of financial and credit markets;

•	unanticipated issues associated with refresh/renovation plans by national restaurant accounts;

•	efficiencies and capacity utilisation of facilities;

•	issues related to new facilities and expansion of existing facilities;

•	work stoppages, labour negotiations and labour rates;

•	government approval and funding of projects;

•	the ability of Enodis’ and Manitowoc’s customers to receive financing; and

•	the ability of Enodis or Manitowoc to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances and joint ventures.
Neither Manitowoc nor Enodis undertakes any obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made.

DEALING DISCLOSURE REQUIREMENTS
Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Enodis, all “dealings” in any “relevant securities” of Enodis (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes Effective, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends (or, if Manitowoc elects to effect the Acquisition by way of a Takeover Offer, until the date on which such Takeover Offer becomes or is declared unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends). If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Enodis, they will be deemed to be a single person for the purpose of Rule 8.3.
Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of Enodis by Manitowoc or Enodis, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.
“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.
This document is dated 10 July 2008.

ACTION TO BE TAKEN
Voting at the Court Meeting and the General Meeting
The Court Meeting and the General Meeting are being convened for 4 August 2008 at the offices of Ashurst LLP at Broadwalk House, 5 Appold Street, London EC2A 2HA at 10.15 a.m. and 10.30 a.m. respectively (or in the case of the General Meeting, if later, as soon as the Court Meeting has been concluded or adjourned). The Scheme requires approval at both of these Meetings.
You will find enclosed with this document:
•	a blue Form of Proxy for use in respect of the Court Meeting;

•	a yellow Form of Proxy for use in respect of the General Meeting;

•	multiple proxy voting instructions; and

•	a reply-paid envelope for use in the United Kingdom.
If you have not received all of the documents relevant to you, please contact Computershare on the helpline telephone number indicated below.
Whether or not you intend to attend both or either of the Meetings, please complete the enclosed Forms of Proxy and return them in accordance with the instructions printed thereon so as to be received by post by Enodis’ registrars, Computershare at The Pavilions, Bridgwater Road, Bristol BS99 6ZY or by hand (during normal business hours) to Computershare, The Pavilions, Bridgwater Road, Bristol BS 13 8AE by no later than:

Blue Forms of Proxy for the Court Meeting	10.15 a.m. on 2 August 2008

Yellow Forms of Proxy for the General Meeting	10.30 a.m. on 2 August 2008
(or, in the case of an adjournment, not later than 48 hours before the time and date fixed for the holding of the adjourned Meeting).
Returning the Forms of Proxy will enable your votes to be counted at the Meetings in the event of your absence. If the blue Form of Proxy for use at the Court Meeting is not lodged by 10.15 a.m. on 2 August 2008, it may be handed to Computershare on behalf of the Chairman at the Court Meeting before the taking of the poll. However, in the case of the General Meeting, unless the yellow Form of Proxy is lodged so as to be received by 10.30 a.m. on 2 August 2008, it will be invalid. A reply-paid envelope is enclosed for your convenience if you are posting your documents in the UK. The completion and return of a Form of Proxy will not prevent you from attending and voting at either the Court Meeting or the General Meeting, or any adjournment thereof, in person if you wish to do so.
Shareholders are entitled to appoint a proxy in respect of some or all of their Enodis Shares. Shareholders are also entitled to appoint more than one proxy. A space has been included in the Forms of Proxy for both the Court Meeting and the General Meeting to allow Shareholders entitled to attend and vote at the relevant Meeting to specify the number of Enodis Shares or (as the case may be) Scheme Shares in respect of which that proxy is appointed. Shareholders who return a Form of Proxy duly executed but leave this space blank will be deemed to have appointed the proxy in respect of all of their Enodis Shares.
Shareholders who wish to appoint more than one proxy in respect of their shareholding should contact the Company for further Forms of Proxy or photocopy the Forms of Proxy as required. Such Shareholders should also read the sheet enclosed with the Forms of Proxy headed “Multiple Proxy Voting Instructions”, and note the principles that will be applied in relation to multiple proxies.
To appoint one or more proxies or to give an instruction to a proxy (whether previously appointed or otherwise) via the CREST system, CREST messages must be received by the issuer’s agent (ID number 3RA50) not later than 10.15 a.m. on 2 August 2008 in the case of the Court Meeting and by 10.30 a.m. on

2 August 2008 in the case of the General Meeting (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting). For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the CREST system) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. The Company may treat as invalid a proxy appointment sent by CREST in the circumstances set out in Regulation 35(5)(a) of the Regulations. For further details please refer to the accompanying notes for the notice of General Meeting contained in Appendix VIII (Notice of General Meeting) to this document.
IT IS IMPORTANT THAT, FOR THE COURT MEETING, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR REPRESENTATION OF SCHEME SHAREHOLDER OPINION. YOU ARE THEREFORE STRONGLY URGED TO COMPLETE, SIGN AND RETURN YOUR FORMS OF PROXY.
Helpline
If you have any questions relating to this document or the completion and return of the Forms of Proxy, please call the Company’s registrars, Computershare, on 0870 889 3242 or, if telephoning from outside the United Kingdom, on +44 870 889 3242, Monday to Friday from 9.00 a.m. to 5.30 p.m. Please note that calls to these numbers may be monitored or recorded, and no advice on the merits of the Acquisition or legal, tax or financial advice will be given.

CONTENTS

PAGE
EXPECTED TIMETABLE OF PRINCIPAL EVENTS	9

PART 1 – LETTER FROM THE CHAIRMAN OF ENODIS PLC	10

PART 2 – EXPLANATORY STATEMENT	16

PART 3 – THE SCHEME OF ARRANGEMENT	30

APPENDIX I
Conditions and Certain Further Terms of the Acquisition	36

APPENDIX II
Historical Financial Information on the Enodis Group	43

PART A: Half Yearly Results of Enodis for the 26 weeks ended 29 March 2008	44

PART B: Audited Consolidated statutory accounts of the Enodis Group for the 52 weeks to 29 September 2007, 20 September 2006 and 1 October 2005	77

APPENDIX III
Taxation	130

APPENDIX IV
Additional Information	131

APPENDIX V
Bases and Sources	150

APPENDIX VI
Definitions	151

APPENDIX VII
Notice of Court Meeting	157

APPENDIX VIII
Notice of General Meeting	159

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

EVENT	TIME AND DATE(5)

Latest time for lodging blue Forms of Proxy for the Court Meeting(1)	10.15 a.m. on 2 August 2008

Latest time for lodging yellow Forms of Proxy for the General Meeting(1)	10.30 a.m. on 2 August 2008

Voting Record Time for Court Meeting and General Meeting(2)	6.00 p.m. on 2 August 2008

Court Meeting	10.15 a.m. on 4 August 2008

General Meeting	10.30 a.m.(3) on 4 August 2008
The following dates are indicative only and subject to revision depending, inter alia, on the dates anti-trust clearances are obtained (see note (4)):

Supplementary circular updating Enodis Shareholders on the status of the Acquisition and remaining expected timetable of principal events posted	14 October 2008

Scheme Court Hearing (to sanction the Scheme)	22 October 2008

Reduction Record Time	6.00 p.m. on 23 October 2008

Reduction Court Hearing (to confirm the Reduction of Capital)	24 October 2008

Last day of dealings in, and for registration of transfers of, and disablement in CREST of, Enodis Shares	5.00 p.m. on 24 October 2008

Scheme Record Time	6.00 p.m. on 24 October 2008

Effective Date	27 October 2008

Cancellation of listing of Enodis Shares	8.00 a.m. on 27 October 2008

Latest date for despatch of cheques and crediting of CREST accounts for cash consideration due under the Scheme	10 November 2008

Notes:

(1)	The blue Forms of Proxy for the Court Meeting may also be handed to Enodis’ registrars, Computershare, on behalf of the Chairman at the Court Meeting before the taking of the poll. However, the yellow Forms of Proxy for the General Meeting must be lodged by 10.30 a.m. on 2 August 2008 in order to be valid (or, in the case of an adjournment, not later than 48 hours before the time fixed for the holding of the adjourned General Meeting). The Court Meeting and the General Meeting will be held at the offices of Ashurst LLP at Broadwalk House, 5 Appold Street, London EC2A 2HA.

(2)	If either the Court Meeting or the General Meeting is adjourned, the Voting Record Time for the adjourned Meeting will be 6.00 p.m. on the date two days before the date set for the adjourned Meeting.

(3)	In the event that the Court Meeting concludes after 10.30 a.m., the General Meeting will follow as soon as possible thereafter.

(4)	This timetable assumes that all anti-trust clearances are not obtained earlier than 11 October 2008. If clearances are obtained by an earlier date, these dates may be brought forward accordingly.

(5)	These dates and times are indicative only and will depend, inter alia, on the date clearances are obtained, the dates on which the Court sanctions the Scheme and confirms the associated Reduction of Capital and whether the Conditions are either satisfied or waived. If any of the expected dates change, Enodis will, unless the Panel otherwise consents, give notice of the change by posting a circular to Enodis Shareholders and by issuing an announcement through a Regulatory Information Service. In any event, in view of the length of time between the posting of this document and the expected date of the Court Hearings, the Company will, before the Court Hearings, post a supplementary circular to Shareholders setting out details of any material changes in circumstances since the date of the Meetings, including information regarding the anti-trust clearance process. This supplementary circular will also confirm the dates of the Court Hearings and the anticipated Effective Date.

Unless otherwise stated, all references to times are to London time.

PART 1
LETTER FROM THE CHAIRMAN OF ENODIS PLC

Enodis plc thePlace 175 High Holborn London WC1V 7AA

(Registered in England and Wales No. 00109849)

Directors:	10 July 2008
Peter Brooks (Non-executive Chairman)
David McCulloch (Chief Executive Officer)
David Wrench (Chief Financial Officer)
Robert Eimers (Executive Vice President, Global Human
Resources) Michael Arrowsmith (Non-executive Director)
Michael Cronk (Non-executive Director)
Joseph Ross (Non-executive Director)
Waldemar Schmidt (Non-executive Director)
To Enodis Shareholders (and, for information only, to participants in the Enodis Share Schemes)

Dear Shareholder,
RECOMMENDED ACQUISITION OF ENODIS PLC BY MTW COUNTY LIMITED
1. Introduction
On 30 June 2008 a single round auction process set out by the Panel to resolve the competitive situation which existed in respect of Enodis between ITW and Manitowoc was implemented. Following the conclusion of the auction on 30 June 2008, Enodis and Manitowoc announced a revised final offer by Manitowoc for the entire issued and to be issued share capital of Enodis. The revised final offer, which is to be made by MTW County, a wholly-owned subsidiary of Manitowoc, is at a price of 328 pence in cash. The Acquisition is to be effected by way of a scheme of arrangement pursuant to Part 26 of the 2006 Act.
This followed announcements by the Board regarding previous offers made for Enodis by Manitowoc and ITW respectively, further details of which are described in paragraph 4 below. Since these previous offers were made, on 23 June 2008 Enodis paid a dividend of 2 pence per Enodis Share (in lieu of an interim dividend) to Enodis Shareholders who were on the register as at close of business on 30 May 2008.
I am now writing to you to explain the background to and terms of the Acquisition and also to explain why the Board is unanimously recommending that you vote in favour of the Scheme and the resolutions to be proposed at the Meetings required to implement the Scheme as the Directors have irrevocably undertaken to do in respect of their own beneficial holdings of Enodis Shares. Further details of the Acquisition are set out in the Explanatory Statement from Rothschild contained in Part 2 (Explanatory Statement) of this document. This document also contains notices of the Meetings at which resolutions implementing the Acquisition will be put to Enodis Shareholders.
2. Summary of the terms of the Acquisition
It is intended that the Acquisition will be implemented by means of a scheme of arrangement between Enodis and Scheme Shareholders under Part 26 of the 2006 Act (involving a reduction of capital under section 135 of the 1985 Act) although Manitowoc may elect to implement the Acquisition by way of a Takeover Offer where permitted to do so in accordance with the terms of the Manitowoc Implementation Agreement. Full details of the Scheme are set out in Part 3 (The Scheme of Arrangement) of this document. The Scheme is subject to the Conditions and further terms set out in Appendix I (Conditions and Certain Further Terms of the Acquisition) to this document. If the Scheme and the Reduction of Capital become Effective, it is proposed that Scheme Shareholders on the register of members at the Scheme Record Time will receive:

for each Scheme Share	328 pence in cash
The Offer Price of 328 pence per share represents a premium of approximately:
•	131.8 per cent. to the Closing Price of 141.5 pence per Enodis Share on 8 April 2008, the last Business Day prior to the commencement of the Offer Period; and

•	82.6 per cent. to the average Closing Price of 179.6 pence for the twelve months ended 8 April 2008, the last Business Day prior to the commencement of the Offer Period.
These proposals value the entire issued and to be issued share capital of Enodis at approximately £1,261.1 million.
The Scheme requires the approval of Scheme Shareholders at the Court Meeting and of Enodis Shareholders at the General Meeting, both of which have been convened for 4 August 2008.
The Acquisition is conditional, amongst other things, on the receipt of all necessary anti-trust clearances. Manitowoc has agreed to take all steps necessary to achieve clearance from all relevant anti-trust authorities by 11 October 2008. In addition, Manitowoc has agreed pursuant to the Manitowoc Implementation Agreement and subject to its terms that, if the anti-trust Conditions have not been satisfied or (where applicable) waived on or before 11 October 2008, Manitowoc will pay Enodis a termination fee of US$50 million. Further details of this agreement (including the circumstances in which the termination fee is not payable) are set out in paragraph 10 of Part 2 (Explanatory Statement) of this document.
If the Scheme becomes Effective it will be binding on all Scheme Shareholders irrespective of whether or not they attended or voted in favour of the resolutions at the Court Meeting or the General Meeting. Further details of the Scheme are set out in Part 2 (Explanatory Statement) of this document.
If the Scheme becomes Effective, cheques in respect of the Cash Consideration will be despatched by post to Scheme Shareholders at their own risk (or the Cash Consideration will be settled through CREST, as the case may be) as soon as practicable and in any event within 14 days after the Effective Date (unless the Panel agrees otherwise).
3. Recommendation
The Enodis Directors, who have been so advised by Rothschild, consider the terms of the Acquisition to be fair and reasonable. In providing their advice to the Enodis Directors, Rothschild has taken into account the commercial assessments of the Enodis Directors.
Accordingly, the Enodis Directors unanimously recommend that Enodis Shareholders vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting, as they have irrevocably undertaken to do in respect of their own respective beneficial shareholdings, amounting in aggregate to 2,602,600 Enodis Shares, representing approximately 0.7 per cent. of Enodis’ existing issued ordinary share capital. Credit Suisse has also given financial advice to Enodis.
4. Background to and reasons for recommending the Acquisition
On 14 April 2008, the Board announced that it had reached an agreement with Manitowoc regarding the terms of a recommended cash offer which valued each Enodis Share at 258 pence.
This announcement was followed by an announcement on 8 May 2008 of the ITW Offer which valued each Enodis Share at 280 pence, to be recommended by the Enodis Directors. Accordingly, the Enodis Directors withdrew their recommendation of Manitowoc’s offer announced on 14 April 2008.
On 19 May 2008 Manitowoc then announced an increased offer which valued each Enodis Share at 294 pence. The Enodis Directors announced on 20 May 2008 that they intended to recommend Manitowoc’s increased offer, and that subject to such recommendation Manitowoc had agreed to the reinstatement of the US$50 million termination fee in relation to anti-trust clearances which had fallen away when the Board recommended the ITW Offer on 8 May 2008.

On 24 June 2008 the Takeover Panel announced the rules of a single round auction process to resolve the competitive situation which existed in respect of Enodis between ITW and Manitowoc, and on 30 June this auction process was implemented.
Following the conclusion of the auction on 30 June 2008, the Takeover Panel announced that Enodis had agreed to recommend an offer from Manitowoc of 328 pence in cash per Enodis share. The Takeover Panel announcement also stated that, as permitted by the auction rules, it had agreed that details of any increased bid lodged by ITW were not being disclosed in its announcement and that, subject only to the posting of this Scheme Document, ITW shall withdraw the ITW Offer.
The strong interest in acquiring Enodis shown by Manitowoc and ITW clearly demonstrates that Enodis has become a global leader in the foodservice industry. It has done so by pursuing its strategy of Innovation in Technology, Brands and Service. Led by an experienced and dedicated management team, strongly supported by its Board, Enodis now has an enviable array of brands with leading products and technologies and a global manufacturing and service footprint. Enodis is capitalising on the dynamic developments in the foodservice industry, driven by changes in consumer lifestyles globally, and the growth of multi-unit operators. The Education and Technology Center in Tampa, Florida is a key differentiator in the industry and Enodis continues to win awards from its focus on technology.
Over the last three fiscal years, like-for-like Food Equipment revenues have grown by approximately 36 per cent. and like-for-like Food Equipment operating profit has increased by over 51 per cent. The business has outstripped its own internal targets and has outpaced GDP growth year on year and continues to make progress on its long term goals.
An approach from Manitowoc in July 2006 did not proceed due to anti-trust issues. Given this background, in responding to their approaches this time, the Board has been particularly concerned to ensure that Manitowoc was committed to offering a solution which would meet the requirements of the relevant jurisdictional authorities. Appropriate undertakings have been contractually entered into by Manitowoc regarding how the anti-trust considerations should be addressed, underpinned by the termination fee of US$50 million payable by Manitowoc to Enodis pursuant to the Manitowoc Implementation Agreement in the event that the anti-trust Conditions have not been satisfied or (where applicable) waived on or before 11 October 2008.
In evaluating Manitowoc’s revised final offer, the Board of Enodis has considered carefully all aspects of the bids received for the Company, including transaction timing and execution risk, particularly from an antitrust perspective, and considers Manitowoc’s revised final offer to represent best value for Enodis Shareholders. Accordingly, the Board of Enodis has decided unanimously to recommend the Acquisition to Enodis Shareholders and to withdraw its recommendation of the ITW Offer. The Board considers that the Offer Price underlines the regard which Enodis has built in the global food service industry.
5. Intentions regarding Enodis and its management and employees
Manitowoc attaches great importance to the skills and experience of the existing management and employees of Enodis and expects Enodis’ managers and employees to play an important role in the Enlarged Group as well as benefiting from greater opportunities within it. Manitowoc has confirmed that the existing employment rights, including pension rights, of all employees of Enodis and Manitowoc will be fully safeguarded.
Manitowoc has stated that the integration process will be led by Michael J. Kachmer, President of Manitowoc Foodservice Group. Manitowoc has stated that the integration plan has not yet been determined and, to the extent necessary, any local works council consultation requirements will be complied with in relation to the development of such integration plan.
Enodis and Manitowoc recognise the importance of continuing to incentivise and retain the existing management team of Enodis and to maintain the momentum of Enodis’ business through Enodis’ stated strategy and its commitment to Enodis’ long term goals during this period. Enodis will continue to be led by its strong and dedicated management team throughout the implementation of the Acquisition and the Executive Directors are committed to assist Manitowoc in supporting a smooth transition following completion of the Acquisition.

Manitowoc’s current intentions (which are subject to any divestments required in order to obtain regulatory clearance) are to consolidate and integrate Enodis with the Manitowoc Group and to grow the combined business. In particular, Manitowoc intends to:
•	integrate the business platform of Enodis to facilitate further growth;

•	build on a strong, complementary product and brand portfolio both locally and internationally, including the opportunities for the existing Manitowoc brands;

•	utilise Enodis’ global asset base; and

•	benefit from the growing hot and cold foodservice and beverage equipment market.
6. Enodis Share Schemes
Details of the effect of the Scheme on the Enodis Share Schemes are set out in paragraph 13 of Part 2 (Explanatory Statement) of this document.
7. De-listing of Enodis Shares
The attention of Enodis Shareholders is drawn to paragraph 11 of Part 2 (Explanatory Statement) of this document in relation to Enodis’ intentions regarding the cancellation of the listing of and trading in Enodis Shares.
8. Taxation
Your attention is drawn to Appendix III (Taxation) to this document. If you are in any doubt as to your tax position or you are resident in a jurisdiction other than the UK, you should consult your independent professional adviser.
9. Subsequent circular
In view of the length of time between the posting of this document and the expected date of the Court Hearings, the Company will, before the Court Hearings, post a supplementary circular to Shareholders setting out details of any changes in circumstances since the date of the Meetings which the Directors consider to be sufficiently material to be brought to the Scheme Shareholders’ attention, including information regarding the anti-trust clearance process. This supplementary circular will also confirm the dates of the Court Hearings and anticipated Effective Date.
If, in the opinion of the Enodis Directors, any change in circumstance following the date of the Meetings is sufficiently material to the Scheme that Scheme Shareholders should be given a further opportunity to approve the Scheme in the light of this new information, the Enodis Directors will not seek the Court’s sanction until such approval is obtained.
10. Meetings and action to be taken
The Scheme and the Acquisition are subject to the satisfaction or waiver of the Conditions set out in Appendix I (Conditions and Certain Further Terms of the Acquisition) to this document. In order to become effective, a special resolution (requiring at least 75 per cent. of votes cast) implementing the Scheme must be passed by Enodis Shareholders at the General Meeting. The Scheme must also be approved by a majority in number of those Scheme Shareholders present and voting either in person or by proxy, at the Court Meeting, representing 75 per cent. or more in value of the Scheme Shares voted by those Scheme Shareholders.
Under the 1985 Act and the 2006 Act, the Scheme and Reduction of Capital are also subject to the approval of the Court at the Scheme Court Hearing and the Reduction Court Hearing. These Court Hearings will not be held until after all anti-trust and other Conditions are satisfied or (where applicable) waived. If the Scheme becomes Effective it will be binding on all Scheme Shareholders, including those who did not vote to approve the Scheme.

You will find enclosed with this document:
•	a blue Form of Proxy for use in respect of the Court Meeting;

•	a yellow Form of Proxy for use in respect of the General Meeting;

•	a set of multiple proxy voting instructions; and

•	a reply-paid envelope for use in the United Kingdom.
Whether or not you intend to attend the Meetings, you are requested to complete and sign the enclosed Forms of Proxy and return them in accordance with the instructions printed on them. Completed Forms of Proxy should be returned to the Company’s registrars, Computershare, using the business reply-paid envelope, by post to Computershare at The Pavilions, Bridgwater Road, Bristol BS99 6ZY or alternatively by hand to Computershare, The Pavilions, Bridgwater Road, Bristol BS13 8AE so as to be received no later than 10.15 a.m. on 2 August 2008 in relation to the Court Meeting and no later than 10.30 a.m. on 2 August 2008 in relation to the General Meeting (or, in the case of any adjournment of either meeting, not later than 48 hours before the time fixed for the holding of the adjourned Meeting).
If the blue Form of Proxy for use at the Court Meeting is not returned by such time, it may be handed to Computershare on behalf of the chairman of the meeting at the start of the Court Meeting and will still be valid. However, the yellow Form of Proxy for use at the General Meeting will be invalid unless it is received by 10.30 a.m. on 2 August 2008 (or, in the case of any adjournment of such meeting, not later than 48 hours before the time fixed for the holding of the adjourned Meeting). The completion and return of the Forms of Proxy will not prevent you from attending and voting in person at either of the Meetings, or at any adjournment thereof, if you so wish and are entitled.
To appoint one or more proxies or to give an instruction to a proxy (whether previously appointed or otherwise) via the CREST system, CREST messages must be received by the issuer’s agent (ID number 3RA50) not later than 10.15 a.m. on 2 August 2008 in the case of the Court Meeting and by 10.30 a.m. on 2 August 2008 in the case of the General Meeting (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Meeting). For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp generated by the CREST system) from which the issuer’s agent is able to retrieve the message. The Company may treat as invalid a proxy appointment sent by CREST in the circumstances set out in Regulation 35(5)(a) of the Regulations.
It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of opinion of Scheme Shareholders. You are therefore strongly urged to sign and return your Forms of Proxy.
If you have any questions relating to this document or the completion and return of the Forms of Proxy, please call the Company’s registrars, Computershare, on 0870 889 3242 or, if telephoning from outside the United Kingdom, on +44 870 889 3242, Monday to Friday from 9.00 a.m. to 5.30 p.m. Please note that calls to these numbers may be monitored or recorded, and no advice on the merits of the Acquisition or legal, tax or financial advice will be given.
11. Irrevocable undertakings
Irrevocable undertakings to vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting (or, if applicable, accept a Takeover Offer) have been received from the Directors in respect of 2,602,600 Enodis Shares in aggregate representing approximately 0.7 per cent. of the existing issued share capital of Enodis. Further details of these irrevocable undertakings are set out in paragraph 5 of Appendix IV (Additional Information) to this document.
12. Further information
You should ensure that you read the remainder of this document, including the letter from Enodis’ financial adviser, Rothschild, contained in Part 2 (Explanatory Statement) of this document. Please note that the information contained in this letter is in summary form only and reading this letter is not a substitute for reading the remainder of this document.
Overseas Shareholders should refer to paragraph 12 of Part 2 (Explanatory Statement) of this document. Details relating to settlement are included in paragraph 14 of Part 2 (Explanatory Statement) of this document.
Yours faithfully,
Peter Brooks
Chairman

PART 2
EXPLANATORY STATEMENT
(in compliance with section 897 of the Companies Act 2006)

N M Rothschild & Sons Limited
New Court
St. Swithins Lane
London
EC4P 4DU
Registered in England No. 925279

10 July 2008
To Enodis Shareholders (and, for information only, to participants in the Enodis Share Schemes)
Dear Shareholder,
RECOMMENDED ACQUISITION OF ENODIS PLC BY MTW COUNTY LIMITED
1. Introduction
On 30 June 2008 a single round auction process set out by the Panel to resolve the competitive situation which existed in respect of Enodis between ITW and Manitowoc was implemented. Following the conclusion of the auction on 30 June 2008, Enodis and Manitowoc announced a revised final offer by Manitowoc for the entire issued and to be issued share capital of Enodis. The revised final offer, which is to be made by MTW County, a wholly-owned subsidiary of Manitowoc, is at a price of 328 pence in cash.
Your attention is drawn to the letter from Peter Brooks, the Chairman of Enodis, set out in Part 1 of this document, which, together with the remainder of this document, forms part of this Explanatory Statement. That letter contains, inter alia, the unanimous recommendation by the Enodis Directors to Enodis Shareholders to vote in favour of the resolutions to approve and implement the Scheme to be proposed at the Court Meeting and the General Meeting and the reasons for that recommendation. That letter also states that the Enodis Directors, who have been so advised by Rothschild, consider the terms of the Acquisition to be fair and reasonable. In providing their advice, Rothschild has taken into account the Directors’ commercial assessments.
Rothschild has been authorised by the Board to write to you to set out the terms of the Acquisition and to provide you with other relevant information. Statements made in this letter which refer to information concerning the business of Enodis reflect the views of the Board.
The terms of the Scheme are set out in full in Part 3 (The Scheme of Arrangement) of this document. Your attention is also drawn to the Conditions set out in Appendix I (Conditions and Certain Further Terms of the Acquisition) to this document which must be satisfied or (where applicable) waived in order for the Scheme to become Effective, the information on taxation in Appendix III (Taxation) to this document, as well as the additional information set out in Appendix IV (Additional Information) to this document.
Enodis Shareholders should read the whole of this document before deciding whether or not to vote in favour of the Scheme.
2. Summary of the Acquisition
The Acquisition will be implemented by means of a scheme of arrangement under Part 26 of the 2006 Act (involving a reduction of capital under section 135 of the 1985 Act). Manitowoc has reserved the right to implement the Acquisition by way of a Takeover Offer where permitted to do so by the Panel and in accordance with the terms of the Manitowoc Implementation Agreement (see further paragraph 10 below).

The Scheme is subject to the Conditions and further terms set out in Appendix I to this document. If the Scheme becomes Effective, it is proposed that Scheme Shareholders on the register of members at the Scheme Record Time will receive:

for each Scheme Share	328 pence in cash
The Offer Price of 328 pence per share represents a premium of approximately:
•	131.8 per cent. to Enodis’ Closing Price of 141.5 pence per Enodis Share on 8 April 2008, the last Business Day prior to the commencement of the Offer Period; and

•	82.6 per cent. to Enodis’ average Closing Price of 179.6 pence for the twelve months ended 8 April 2008, the last Business Day prior to the commencement of the Offer Period.
These proposals value the entire issued and to be issued share capital of Enodis at approximately £1,261.1 million.
Under the terms of the Acquisition, each Enodis Shareholder will forego all rights to any future dividend or undeclared dividends or other returns of capital of Enodis.
The Scheme requires the approval of Scheme Shareholders at the Court Meeting and of Enodis Shareholders at the General Meeting, and the sanction of the Court (and confirmation of the associated Reduction of Capital) at the Court Hearings.
If the Scheme becomes effective it will be binding on all Scheme Shareholders. A payment of 328 pence in cash per Scheme Share will be despatched or, where appropriate, credited through CREST to Enodis Shareholders within 14 days of the Effective Date (unless the Panel agrees otherwise). If the Scheme becomes Effective, the Scheme Shares will be cancelled irrespective of whether or not you attend or vote and, if you have voted, whether you have voted for or against the Scheme at the Meetings.
The Scheme is subject to the Conditions and further terms set out in Appendix I (Conditions and Certain Further Terms of the Acquisition) to this document.
3. Background to and reasons for the Acquisition
It is Manitowoc’s expectation that a combination with Enodis will allow Manitowoc to enter two major new market segments, hot foodservice and food retail equipment, as well as to expand its ice, refrigeration and beverage businesses. Manitowoc believes that, in summary, the combination will position Manitowoc as a global technology leader in both hot and cold foodservice and beverage equipment. Manitowoc also believes that combined management strengths, technology leadership, a strong product and brand portfolio and a diverse global footprint will provide expanded opportunities for customers and employees, as well as distribution and service networks, and that the acquisition of Enodis will deliver a greater balance across Manitowoc’s three business segments.
Manitowoc believes that the successful integration of the two businesses will result in improved growth prospects and the opportunity to deliver significant synergies. Manitowoc management envisages annual synergies, prior to any one-off costs, of not less than $80 million, to be fully realised by 2010. Manitowoc management envisages that these synergies will be derived from, inter alia, operational integration, significant cross-selling opportunities, joint supply management and combined procurement, as well as a reduction in selling, general and administrative expenses.
These statements of estimated cost savings and one-off costs for achieving them relate to future actions and circumstances which, by their nature, involve risks, uncertainties and other factors. Because of this, the cost savings referred to may not be achieved, or those achieved (and the one-off costs) could be materially different from those estimated.
Manitowoc’s intention is that the Enlarged Group, with combined historical revenues of $5.6 billion (representing the sum of Enodis’ and Manitowoc’s combined reported revenues for the 52 weeks ended 29 September 2007 and the year ended 31 December 2007 respectively), will strive to unlock value opportunities for shareholders, customers and employees through expeditious integration and the mutual exchange of best practices in all functions, regions and market segments. Manitowoc believes that the Acquisition will materially enhance its proven growth strategy and, consistent with Manitowoc’s financial objectives, is expected by Manitowoc to be, as a whole, enhancing to earnings in 2009 and EVA positive in 2011.
This statement regarding earnings enhancement is not a profit forecast and should not be interpreted to mean that Manitowoc’s future earnings per share will necessarily match or exceed the historical published earnings per share of Manitowoc or Enodis.
4. Information relating to Enodis
Enodis is one of the leading global food and beverage equipment manufacturers with approximately 6,800 employees and 30 factories in 9 countries. Listed in London and headquartered operationally in Tampa, Florida, the Enodis Group’s products can be found in over 100 countries. The Enodis Group’s operations comprise two primary divisions: Global Foodservice Equipment and Food Retail Equipment.
Enodis’ Global Foodservice Equipment businesses provide primary cooking, ovens, storage, preparation, holding, warewashing, ice machine, refrigeration and beverage equipment to restaurants and other customers worldwide.
The Food Retail Equipment operations provide refrigeration systems, refrigerated display cases and walk-in cold storage rooms primarily to supermarkets and convenience stores in North America.
The Enodis Group offers a broad range of products catering to the needs of foodservice and food retail industries from heating and cooling equipment, to beverage dispensing and warewashing. These products are offered under internationally recognised brands including Cleveland, Convotherm, Delfield, Frymaster, Garland, ICE-O-Matic, Jackson, Kysor Panel Systems, Kysor/Warren, Lincoln, Merrychef and Scotsman. The revenue split by product for the financial year ended 29 September 2007 is estimated to be approximately 52 per cent. cold-side, 42 per cent. hot-side and 6 per cent. other.
Enodis operates its own master distributors to access dealers and support major global chains in the following major markets: Canada, UK, France, Germany, Spain, Italy and China, along with sales offices, third party distributors and service agents. The revenue split by geography for the financial year ended 29 September 2007 is estimated to be approximately 71 per cent. Americas and 29 per cent. AsiaPacific/Europe.
The Education and Technology Center in Florida is Enodis’ flagship to support end customers, distributors and service agents with innovation in technology, brands and service.
5. Information relating to Manitowoc
Manitowoc was founded in the lakeshore community of Manitowoc, Wisconsin, in 1902 as a shipbuilding and ship-repair organisation and today is listed on the New York Stock Exchange (trading under the symbol “MTW”) with a market capitalisation of approximately $3.6 billion (as of 7 July 2008). Manitowoc today has operations in over 20 countries around the world and comprises three operating divisions.
Manitowoc Foodservice Group
The Manitowoc Foodservice Group is a leading manufacturer of ice-cube machines, beverage dispensers, and commercial refrigeration equipment. Manitowoc Equipment pioneered the successful development of commercial ice-making, which led Manitowoc Foodservice Group to become one of the world’s leading producers of cold-focused commercial foodservice equipment. Brand names include Manitowoc, Kolpak, Servend, Multiplex, MBS, McCall and Harford. Manufacturing is located in the U.S., China and Mexico, with global distribution facilities in Europe.

Manitowoc Crane Group
The Manitowoc Crane Group is a global leader in lift solutions. The brands under today’s global Group umbrella – Grove, Manitowoc, National Crane, Potain and Crane Care – represent a collection of the most respected names in lifting with leading positions in markets around the world, supported by a manufacturing, sales, and service support network that runs through many countries in the Americas, Europe, the Middle East, Africa and Asia/Pacific region.
Manitowoc Marine Group
Launched as a Great Lakes ship-repair business, Manitowoc Marine Group has become a leading provider of shipbuilding, repair and conversion services on the Great Lakes. Brand names include Bay Shipbuilding, Marinette Marine and Cleveland Shiprepair. With facilities strategically located on the upper and lower Great Lakes, Manitowoc Marine Group is also recognised as one of America’s premier mid-size shipbuilders.
In its audited accounts for the year ended 31 December 2007, Manitowoc reported profit before taxation of $463.0 million (2006: $244.9 million) on revenue of $4,005.0 million (2006: $2,933.3 million) and had total equity as at 31 December 2007 of $1,349.9 million (2006: $774.5 million).
6. Current trading and prospects and financial information relating to Enodis
The half year results for Enodis for the 26 weeks ended 29 March 2008, which were announced on 13 May 2008, reported Group turnover of £394.6 million (2007: £365.4 million) and adjusted Group operating profit of £32.9 million (2007: £30.3 million).
The information set out in Part A of Appendix II (Historical Financial Information on the Enodis Group) to this document has been extracted, without material adjustment, from the text of such announcement.
7. Structure of the Acquisition
(a)	Introduction

It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement between Enodis and Scheme Shareholders under Part 26 of the 2006 Act, involving a reduction of capital under section 135 of the 1985 Act. The terms of the Scheme are set out in full in Part 3 (The Scheme of Arrangement) of this document. The procedure involves an application by Enodis to the Court to sanction the Scheme and to confirm the associated Reduction of Capital.

The purpose of the Scheme is to provide for MTW County to become the owner of the whole of the issued share capital of Enodis. This is to be achieved as follows:
(i)	The Scheme

The Scheme involves the cancellation of the Scheme Shares and the application of the reserve arising from such cancellation in paying up in full a number of New Enodis Shares which is equal to the number of Scheme Shares cancelled and issuing the same, credited as fully paid, to MTW County and/or its nominee(s) in consideration for which Scheme Shareholders will receive 328 pence in cash for each Scheme Share.

(ii)	Approval of the Scheme

To become Effective, a special resolution (requiring at least 75 per cent. of votes cast) implementing the Scheme must be passed by Enodis Shareholders at the General Meeting, and the Scheme must be approved by a majority in number of those Scheme Shareholders present and voting either in person or by proxy, at the Court Meeting, representing 75 per cent. or more in value of the Scheme Shares voted by those Scheme Shareholders.

The Scheme also requires the sanction of the Court as well as the satisfaction or (where applicable) a waiver of the other Conditions set out in Appendix I (Conditions and Certain Further Terms of the Acquisition) to this document. Upon the Scheme becoming effective, it will be binding on all Scheme Shareholders, irrespective of whether or not, being entitled to do so, they attended or voted at the Court Meeting or the General Meeting.
The last day of dealings in, and for registration of transfers of, Enodis Shares will be the last Business Day prior to the Effective Date, following which Enodis Shares will be suspended from the Official List and from the London Stock Exchange’s market for listed securities.

(b)	The Meetings

Before the Court can sanction the Scheme, the Scheme will first require approval by Scheme Shareholders at the Court Meeting. The passing of a special resolution by Enodis Shareholders at the General Meeting will also be required. Notices of the Court Meeting and the General Meeting are set out in Appendices VII (Notice of Court Meeting) and VIII (Notice of General Meeting) to this document, respectively. The entitlement of Shareholders to attend and vote and the number of votes which may be cast at the Meetings will be determined by reference to holdings of Enodis Shares as shown in the register of members of Enodis at the Voting Record Time or if such meetings are adjourned, on the register of members at 6.00 p.m. on the day two days before the relevant adjourned Meeting.
•	The Court Meeting

The Court Meeting, which has been convened for 10.15 a.m. on 4 August 2008, is being held at the direction of the Court to seek the approval of Scheme Shareholders for the Scheme. Scheme Shareholders have the right to raise any objections they may have to the Scheme at the Court Meeting. At the Court Meeting, voting will be by way of poll and each Scheme Shareholder present in person or by proxy will be entitled to one vote for each Scheme Share held. The approval required at the Court Meeting is a majority in number of those Scheme Shareholders present and voting, either in person or by proxy, representing 75 per cent. or more in value of the Scheme Shares voted by those Scheme Shareholders.

It is especially important that as many votes as possible are cast (whether in person or by proxy) at the Court Meeting so that the Court can be satisfied that there is a fair representation of Scheme Shareholder opinion. You are therefore strongly urged to complete and return the blue Form of Proxy to the Company’s registrar, Computershare, by 10.15 a.m. on 2 August 2008. Forms of Proxy not lodged by the relevant time may be handed to the Company’s registrar, Computershare, on behalf of the Chairman at the Court Meeting before the taking of the poll.

•	The General Meeting

In addition to the Court Meeting, the General Meeting has been convened for the same date as the Court Meeting at 10.30 a.m. (or as soon thereafter as the Court Meeting has concluded or been adjourned) to consider and, if thought fit, approve a special resolution (which requires votes in favour representing at least 75 per cent. of the votes cast) to approve:
(i)	the authorisation of the Directors to take all actions necessary to give effect to the Scheme;

(ii)	the Reduction of Capital;

(iii)	the issue of the New Enodis Shares to MTW County or its nominee in accordance with the Scheme;

(iv)	the giving of authority to the Enodis Directors pursuant to section 80 of the 1985 Act to allot securities in the Company; and

(v)	certain amendments to Enodis’ Articles as described below.
Voting on the above special resolution will be on a show of hands unless a poll is The Chairman reserves his right to demand that the vote be held by way of a poll and, in such demanded. The Chairman reserves his right to demand that the vote be held by way of a poll and, in such event, each Enodis Shareholder present in person or by proxy will be entitled to one vote for every Enodis Share held.
You will find the notice of the General Meeting set out at Appendix VIII (Notice of General Meeting) to this document. The quorum for the General Meeting will be two or more Shareholders present in person or by proxy.
Shareholders are entitled to appoint a proxy in respect of some or all of their Enodis Shares. Shareholders are also entitled to appoint more than one proxy. A space has been included in the Forms of Proxy for both the Court Meeting and the General Meeting to allow Shareholders entitled to attend and vote at the relevant Meeting to specify the number of Scheme Shares or (as the case may be) Enodis Shares in respect of which that proxy is appointed. Shareholders who return a Form of Proxy duly executed but leave this space blank will be deemed to have appointed the proxy in respect of all of their Scheme Shares or (as the case may be) Enodis Shares.

Shareholders who wish to appoint more than one proxy in respect of their shareholding should contact the Company for further Forms of Proxy or photocopy the Forms of Proxy as required. Such Shareholders should also read the sheet enclosed with the Forms of Proxy headed “Multiple Proxy Voting Instructions”, and note the principles that will be applied in relation to multiple proxies.

(c)	Amendments to Enodis’Articles

It is proposed that Enodis’ Articles be amended so as to ensure that any Enodis Shares issued (for example as a result of the exercise of options or vesting of awards granted under the Enodis Share Schemes) on or at any time prior to the Reduction Record Time will be subject to the terms of the Scheme. It is also proposed to amend the Enodis Articles so that any person other than MTW County or its nominee who is issued Enodis Shares after the Reduction Record Time will, if the Scheme becomes Effective, be obliged immediately to transfer all such Enodis Shares issued to it to MTW County and/or its nominee (and MTW County and/or its nominee shall be obliged to purchase such shares), subject to a prior right for such person to transfer their resulting Enodis Shares to their spouse or civil partner immediately prior to their purchase by MTW County and/or its nominee. The consideration payable for the transfer of such Enodis Shares shall be 328 pence each in cash (or such greater amount as may be payable under the Scheme, if modified in accordance with its terms). This amendment to Enodis’ Articles will avoid any person other than MTW County and/or its nominee being left with Enodis Shares after the Effective Date.

(d)	Sanction of the Scheme by the Court

Under the 2006 Act and the 1985 Act, the Scheme and Reduction of Capital also require the sanction of the Court. The hearings by the Court to sanction the Scheme and confirm the Reduction of Capital are expected to be held on 22 October and 24 October 2008 respectively subject to receipt of anti-trust clearances by not later than 11 October 2008. If anti-trust clearances are obtained sooner, the Court Hearings may be held on earlier dates. Enodis will confirm dates on which the Court Hearings are to be held by posting a supplementary circular to Enodis Shareholders and by issuing an announcement through a Regulatory Information Service. MTW County has confirmed that it will be represented by Counsel at the Court Hearings so as to consent to the Scheme and to undertake to the Court to be bound thereby. All Enodis Shareholders are entitled to attend the Court Hearings.

(e)	Conditions to the Acquisition

The Conditions to the Scheme and the Acquisition are set out in full in Appendix I (Conditions and Certain Further Terms of the Acquisition) to this document. In summary, the implementation of the Scheme is conditional upon:
(i)	the approval of the Scheme by a majority in number of those Scheme Shareholders (or any relevant class or classes thereof), present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting), representing 75 per cent. or more in value of the Scheme Shares voted by those Scheme Shareholders;

(ii)	the special resolution required to implement the Scheme and set out in the notice of the General Meeting being duly passed by the requisite majority at the General Meeting (or at any adjournment of such meeting);

(iii)	the sanction (with or without modification, on terms reasonably acceptable to Enodis and MTW County) of the Scheme and the confirmation of the Reduction of Capital by the Court and office copies of the Court Orders being filed with, and in the case of the Reduction of Capital, registered by the Registrar of Companies;

(iv)	the receipt of the anti-trust clearances referred to in paragraph (f) below; and

(v)	the other Conditions set out in Appendix I (Conditions and Certain Further Terms of the Acquisition) to this document which are not otherwise summarised in paragraphs (i) to (iv) above being satisfied or (where applicable) waived.
(f)	Anti-trust approvals

The Acquisition requires anti-trust clearances in a number of jurisdictions including (but not limited to) clearances from the European Commission and US anti-trust authorities. Under the Manitowoc Implementation Agreement, Manitowoc and Enodis have agreed to co-operate to obtain all regulatory approvals as promptly as reasonably possible (see further paragraph 10 below).

(g)	Effective Date

The Scheme will become Effective in accordance with its terms as soon as office copies of the Court Orders have been delivered to the Registrar of Companies and in the case of the Reduction of Capital, will become effective as soon as the Reduction Court Order has been registered by the Registrar of Companies.

If the Scheme becomes Effective, it will be binding on all Scheme Shareholders irrespective of whether or not, being entitled to do so, they attended the Meetings or voted in favour of the Scheme at the Court Meeting or in favour of the special resolution at the General Meeting. If the Scheme does not become Effective by 10 November 2008 or if Manitowoc elects (with the consent of the Panel), by 31 January 2009, or such later date (if any) as Manitowoc and Enodis may, with the consent of the Panel, agree and (if required) the Court may allow, the Scheme will not become Effective and the Acquisition will not proceed.

(h)	Modifications to the Scheme

The Scheme contains provisions for MTW County and Enodis jointly to consent, on behalf of all persons affected, to any modification of or additions to the Scheme or to any condition approved or imposed by the Court. The Court would be unlikely to approve any modifications of, or additions to, or impose a condition to the Scheme which might be materially adverse to the interests of Scheme Shareholders, unless Scheme Shareholders were informed of any such modification, addition or condition. It would be a matter for the Court to decide, in its discretion, whether or not a further meeting of Scheme Shareholders should be held in these circumstances. Similarly, if a modification, addition or condition is put forward which, in the opinion of the Directors, is of such a nature or importance that it requires the consent of Scheme Shareholders at a further meeting, the Directors will not take the necessary steps to enable the Scheme to become Effective unless and until such consent is obtained.

(i)	Alternative means of implementing the Acquisition

Manitowoc reserves the right to elect to implement the Acquisition by way of a Takeover Offer where permitted to do so in accordance with the terms of the Manitowoc Implementation Agreement (see further paragraph 10 below).

8. Irrevocable undertakings
Irrevocable undertakings to vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting have been received from the Enodis Directors in respect of 2,602,600 Enodis Shares in aggregate representing approximately 0.7 per cent. of the existing issued share capital of Enodis. Further details of these irrevocable undertakings are set out in paragraph 5 of Appendix IV (Additional Information) to this document.
9. Disclosure of interests in Enodis
Save as disclosed in paragraph 4 of Appendix IV (Additional Information) to this document, as at 7 July 2008, the last practicable day before the publication of this document, neither Manitowoc nor MTW County nor any of the directors of Manitowoc or MTW County, nor, so far as the directors of Manitowoc and MTW County are aware, any party acting in concert with Manitowoc, had any interest in or right to subscribe for, any Enodis Shares, nor did any such person have any short position or any arrangement in relation to Enodis Shares. For these purposes, “arrangement” includes any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery and borrowing and lending of Enodis Shares. An “arrangement” also includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Enodis Shares which may be an inducement to deal or refrain from dealing in such securities.
“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website.
10. Manitowoc Implementation Agreement
Manitowoc and Enodis have entered into the Manitowoc Implementation Agreement dated 14 April 2008 (which was amended on 27 May 2008) under the terms of which they have agreed to implement the Scheme and the Acquisition. In particular, the Manitowoc Implementation Agreement includes the following provisions:
Anti-trust clearances
Manitowoc has undertaken to take all steps necessary to achieve clearance from the European Commission and US anti-trust authorities by 11 October 2008. Such steps may include the sale, divestiture, licence or disposition of any necessary assets or businesses of Enodis and/or Manitowoc or their respective subsidiaries.
In addition, Manitowoc has undertaken that if the anti-trust Conditions have not been satisfied or (where applicable) waived on or before 11 October 2008, Manitowoc will pay Enodis a termination fee of US$50 million. No termination fee will be payable if, prior to 11 October 2008: (i) Enodis has materially breached certain obligations to co-operate in obtaining the anti-trust clearances and Manitowoc has complied with its obligations and such breach has materially contributed to the non-satisfaction of the anti-trust Conditions; or (ii) the Enodis Directors have withdrawn or adversely modified or qualified their recommendation to shareholders in the Company to vote in favour of the Scheme at the Meetings (or if applicable to accept the Takeover Offer); or (iii) the Acquisition has lapsed or has been withdrawn by Manitowoc invoking any Condition other than the anti-trust Conditions.
Non-solicitation arrangements
Enodis has undertaken that until the earliest of (i) the Effective Date, (ii) the Takeover Offer (if Manitowoc elects to implement the Acquisition by way of an offer) becoming or being declared unconditional in all respects and (iii) termination of the Manitowoc Implementation Agreement in accordance with its terms:
(i)	it shall not directly or indirectly solicit, initiate, encourage or otherwise seek to procure any initial or further approach from any other person with a view to a Third Party Transaction taking place; and

(ii)	it shall not directly or indirectly entertain any approach from, or enter into or continue discussions and/or negotiations with any other person with a view to a Third Party Transaction taking place other than to the extent that the Enodis Directors conclude, having taken appropriate legal and financial advice, that compliance with the obligation or restriction in question would, or would reasonably be likely to, constitute a breach of their fiduciary duties as Enodis Directors.
Furthermore, Enodis has agreed to notify Manitowoc of any approach that is made to it with a view to its entering into negotiations of the type above and if it receives any request for information from any third party pursuant to Rule 20.2 of the Code.
If Enodis receives any request for information pursuant to Rule 20.2 of the Code, Enodis has agreed (i) not to supply any additional information to any third party other than to a party that has made the Rule 20.2 request and (ii) (other than information to which that party is entitled under Rule 20.2 of the Code) only to the extent that such information is also provided to Manitowoc at the same time.
Inducement fee
Enodis has agreed to pay an inducement fee to Manitowoc of £10 million if:
(i)	the Enodis Directors do not unanimously and without qualification recommend Enodis Shareholders to vote in favour of the Scheme at the Meetings (or if applicable to accept the Takeover Offer) or they at any time withdraw or adversely modify or qualify their recommendations to Enodis Shareholders to vote in favour of the Scheme at the Meetings (or if applicable to accept the Takeover Offer) or they at any time decide not to proceed with the Scheme; or

(ii)	a Third Party Transaction is announced prior to the Acquisition lapsing or being withdrawn, which Third Party Transaction subsequently becomes or is declared wholly unconditional or is completed.
As a result of the announcement dated 8 May 2008, by which the Directors withdrew their recommendation of the Acquisition (at the original offer price of 258p) in favour of the ITW Offer, the inducement fee has become payable. However, the inducement fee will not be paid unless and until the Acquisition lapses or is withdrawn.
Upon the Enodis Directors formally withdrawing their recommendation of ITW’s Offer, an inducement fee of £10.8 million will become payable to ITW. However, ITW can only recover £0.8 million until such time as the Acquisition completes, at which time it can recover the remaining £10 million. This is further described in paragraph 8 of Appendix IV (Additional Information) to this document.
Enodis has undertaken to Manitowoc not to enter into any inducement fee or break fee arrangements with any third party following 27 May 2008, nor to increase the amount of the inducement fee that it has agreed to pay to ITW in certain circumstances.
Conduct of business undertakings
Enodis has undertaken that until the earliest of (i) the Effective Date; (ii) termination of the Manitowoc Implementation Agreement and (iii) a withdrawal or adverse modification or qualification of the Directors’ recommendation of the Acquisition, without Manitowoc’s consent, it shall not (amongst other things): (i) carry on business other than in the ordinary course; (ii) declare, set aside or pay any dividends; (iii) compromise, settle, release, discharge or compound any material litigation; (iv) enter into, or exercise an option in relation to, any agreement or incur any commitment involving any capital expenditure in excess of £50 million in aggregate, exclusive of VAT; or (v) incur any additional borrowings that are material in the context of the Enodis Group as a whole, other than pursuant to any facility or other arrangement for the provision of indebtedness to any member of the Enodis Group existing at the date of the Manitowoc Implementation Agreement in the form existing as at the date of the Manitowoc Implementation Agreement (i.e. in each case, 14 April 2008).
Alternative means of implementing the Acquisition
The Manitowoc Implementation Agreement provides that Manitowoc may elect to implement the Acquisition as a Takeover Offer provided that the Takeover Offer is made in accordance with the terms and conditions set out in Appendix I and either (i) the Takeover Offer is made with the prior written consent of Enodis or (ii) the Takeover Offer is announced following the Enodis Directors having withdrawn or adversely modified or qualified their recommendation to Enodis Shareholders to vote in favour of the Scheme at the Meetings.
Termination
The Manitowoc Implementation Agreement will terminate with immediate effect (other than the provisions relating to the anti-trust termination fee and the inducement fee) on the occurrence of the earliest of the following:
(i)	the anti-trust termination fee becoming due and payable by Manitowoc;

(ii)	by notice in writing from Manitowoc following a material breach of any of the obligations of Enodis;

(iii)	by notice in writing from Manitowoc if a Third Party Transaction becomes or is declared wholly unconditional or is completed;

(iv)	the Scheme not being approved by Enodis Shareholders;

(v)	the Effective Date not having occurred on or before 10 November 2008 or if Manitowoc so elects (and the Panel has consented to the extension of the timetable under the terms of the Acquisition) 31 January 2009;

(vi)	the Takeover Offer (if made) lapsing or being withdrawn; or

(vii)	by notice in writing from Manitowoc if (a) the Enodis Directors have withdrawn or adversely modified or qualified their recommendation to Enodis Shareholders to vote in favour of the Scheme at the Meetings (or if applicable to accept the Takeover Offer) and (b) Manitowoc has publicly announced the withdrawal of the Acquisition, with the consent of the Panel.
Enodis has also entered into an implementation agreement with ITW, the terms of which are summarised in paragraph 8 of Appendix IV (Additional Information) to this document.
11. Suspension and de-listing of Enodis Shares
Prior to the Scheme becoming Effective, the London Stock Exchange and the UK Listing Authority will be requested respectively to cancel (i) trading in Enodis Shares on the London Stock Exchange’s market for listed securities and (ii) the listing of Enodis Shares on the Official List, in each case, with effect from 8.00 a.m. on the Effective Date. The last day of dealings in Enodis Shares on the London Stock Exchange is, unless the Meetings are adjourned or anti-trust clearances obtained before 11 October 2008, expected to be 24 October 2008 and no transfers of Enodis Shares will be registered after Close of Business on this date.
On the Effective Date, share certificates in respect of Enodis Shares will cease to be valid. In addition, on the Effective Date, entitlements to Scheme Shares held within the CREST system will be cancelled.
12. Overseas Shareholders
The implications of the Acquisition to persons who are resident in, ordinarily resident in or who are citizens of, jurisdictions outside the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in, ordinarily resident in or who are not citizens of, the United Kingdom should inform themselves about and observe any applicable requirements. It is the responsibility of each of the Enodis Shareholders resident in, ordinarily resident in or citizens of, a jurisdiction outside the United Kingdom to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental exchange control or other consents which may be required or compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction. Any failure to comply with such applicable requirements may constitute a violation of the securities laws of any such jurisdictions.

This document and the accompanying documents have been prepared for the purpose of complying with English law, the City Code and the Listing Rules and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.
Persons who are not resident in, ordinarily resident in or who are not citizens of the United Kingdom are urged to seek tax advice immediately regarding the tax consequences of the Acquisition.
Neither this document nor the accompanying documents constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to these documents or otherwise in any jurisdiction in which such offer or solicitation is unlawful.
13. Enodis Share Schemes
The effects of the Scheme on subsisting options and awards under the Enodis Share Schemes are summarised below.
The Scheme will not extend to Enodis Shares issued, including on the exercise of options and/or vesting of awards, after the Reduction Record Time. However, an amendment to Enodis’ Articles is to be proposed at the General Meeting (details of which are set out in the Notice of General Meeting set out in Appendix VIII to this document) to the effect that Enodis Shares issued on the exercise of options and/or vesting of awards after the Reduction Record Time will automatically be acquired by MTW County on the same terms as the Acquisition. All Enodis Shares issued on the exercise of options or vesting of awards after the General Meeting and on or before the Reduction Record Time will be subject to the terms of the Scheme, by virtue of the same amendment to the Articles.
(a)	The 1993 Share Option Scheme, the 1995 Share Option Scheme and the 2001 Share Option Scheme

All options under the 1993 and 1995 Share Option Schemes and certain options under the 2001 Share Option Scheme have already become exercisable. All remaining options will become exercisable when the Board gives notice of the Court’s sanction of the Scheme. Options may then be exercised for one month from the date of such notice. Any option not exercised within one month of such notification will lapse.

MTW County will offer to all optionholders a cash payment in return for the surrender of their options. This cash payment will be equal to the Offer Price minus the exercise price per Enodis Share payable on the exercise of an option, subject to the deduction of appropriate taxes and any other required deductions.

(b)	The PSP

Pursuant to the rules of the PSP, all awards will vest on the Court’s sanction of the Scheme, subject to time pro-rating based on the proportion of the relevant performance period relating to the award that has elapsed as at the Effective Date.

To the extent that awards under the PSP lapse as a result of time pro-rating, Manitowoc has agreed pursuant to the Manitowoc Implementation Agreement to procure the payment of a cash sum in respect of each lapsed PSP award of 328 pence per share to each participant in the PSP who is still in employment with the Enodis Group at the Effective Date. These payments will be made no later than 14 days after the Effective Date.

(c)	Performance conditions

All unvested PSP awards and options granted under the 2001 Share Option Scheme are subject to pre-vesting performance conditions. As permitted by the rules of the PSP and 2001 Share Option Scheme the remuneration committee of the Board has determined that all options and awards should vest in full. In reaching its decision, the remuneration committee has reviewed Enodis’ performance up to the end of March 2008 and noted that at the Offer Price relative total shareholder return performance applying to the options and awards significantly exceeds that required for full vesting.
(d)	The Employee Benefit Trust

All Enodis Shares held by the Employee Benefit Trust will be subject to the terms of the Scheme. To the extent that it holds sufficient Enodis Shares, such Enodis Shares held by it will be used to satisfy the exercise of options and vesting of awards under some or all of the Enodis Share Schemes on or prior to the Reduction Record Time.

(e)	General

Participants will be sent further details of the impact of the Scheme on outstanding options and awards in due course.
14. Settlement
Subject to the Scheme becoming Effective, settlement of the Cash Consideration to which any Shareholder is entitled thereunder will be effected within 14 days of the Effective Date in the manner set out below.
Except with the consent of the Panel, the Cash Consideration to which any Enodis Shareholder is entitled under the Scheme will be paid in full in accordance with the terms of the Scheme free of any lien, right of set-off, counterclaim or other analogous right to which Manitowoc may otherwise be, or claim to be, entitled against such Scheme Shareholder.
All documents and remittances sent through the post will be sent at the risk of the person(s) entitled thereto.
(a)	Cash Consideration where Scheme Shares are held in uncertificated form in CREST

On the Effective Date, Scheme Shares held within CREST will be cancelled. Enodis Shareholders who hold Scheme Shares in uncertificated form will receive any Cash Consideration to which they are entitled through CREST by Manitowoc procuring the creation of an assured payment obligation in favour of the appropriate CREST account through which the relevant Scheme Shareholders hold such uncertificated shares in respect of the Cash Consideration due to them.

As from the Scheme Record Time, each holding of Enodis Shares credited to any stock account in CREST shall be disabled and all Enodis Shares will be removed from CREST in due course thereafter.

MTW County reserves the right to pay all or any part of the Cash Consideration referred to above to all or any Scheme Shareholder(s) who hold Scheme Shares in uncertificated form at the Scheme Record Time in the manner referred to in paragraph (b) below if for any reason it wishes to do so.

(b)	Cash Consideration where Scheme Shares are held in certificated form

On the Effective Date, Scheme Shares held in certificated form will be cancelled and share certificates for such Scheme Shares will cease to be valid.

Settlement of the Cash Consideration due under the Scheme in respect of Scheme Shares held in certificated form shall be despatched:
(i)	by first-class post, by cheque drawn on a branch of a UK clearing bank;

(ii)	in the case of Enodis Shares acquired under the Enodis Share Schemes, through payroll via the participant’s employing company within the Enodis Group, after applicable deductions, including, without limitation, tax withholding and possible contributions to a US retirement plan (or, in the case of a former employee, by cheque after any such deductions); or

(iii)	by such other method as may be approved by the Panel.

All such cash payments shall be made in Sterling. Payments made by cheque shall be payable to the Scheme Shareholder concerned. Cheques shall be despatched as soon as practicable after the Effective

Date and in any event within 14 days after the Effective Date.

All deliveries of cheques required to be made pursuant to the Scheme shall be effected by posting the same by first-class post in pre-paid envelopes addressed to the persons entitled thereto at their respective addresses as appear in the register of members of Enodis at the Scheme Record Time, and neither Enodis nor Manitowoc nor MTW County shall be responsible for any loss or delay in the transmission of cheques sent in this way and such cheques shall be sent at the risk of the person entitled thereto.
15. Taxation
Your attention is drawn to Appendix III (Taxation) to this document. If you are in any doubt as to your tax position, or you are a resident in a jurisdiction other than the UK, you should consult your independent professional adviser.
16. Financing of the Acquisition
MTW County has obtained committed funds to finance the Acquisition by means of a credit agreement entered into on 14 April 2008 with JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Morgan Stanley Senior Funding, Inc., and BNP Paribas. JPMorgan Chase Bank, N.A. will act as Administrative Agent.
On 18 May 2008, Manitowoc entered into an amendment to the credit agreement. The credit agreement was further amended on 30 June 2008. As amended, the credit agreement provides for committed funds of $2.925 billion which will be used, among other things, to finance the Acquisition, refinance certain existing indebtedness and pay Acquisition expenses, as well as to provide ongoing working capital for the Enlarged Group.
The credit agreement provides that Manitowoc and MTW County shall not, without the prior written consent of the administrative agent for the lenders or except as required by the Panel or the Court, (a) waive, withdraw or fail to invoke (in whole or in part) any Condition to the Scheme or (b) determine or declare or accept that any such condition is satisfied where it is not actually satisfied or (c) permit the Scheme to become effective if any Condition thereof is not fulfilled.
JPMorgan Cazenove, financial adviser to Manitowoc, is satisfied that sufficient resources are available to satisfy in full the Cash Consideration payable to Enodis Shareholders under the terms of the Acquisition.
17. Directors, management and employees and the effect of the Scheme on their interests
Information regarding the effect of the Acquisition on the Directors, management and employees of Enodis is set out in paragraph 5 of Part 1 (Letter from the Chairman of Enodis plc) of this document. Details of the interests of the Enodis Directors in the share capital of Enodis are set out in paragraph 4 of Appendix IV (Additional Information) to this document. Save for the interests of the Executive Directors in relation to the payments that Manitowoc has agreed to procure in respect of non-vesting PSP awards (which are described in paragraph 13 above), the effect of the Scheme on such interests of the Enodis Directors will not differ from its effect on the interests of any other Scheme Shareholder.
18. Subsequent circular
In view of the length of time between the posting of this document and the expected date of the Court Hearings, the Company will, before the Court Hearings, post a supplementary circular to Shareholders setting out details of any changes in circumstances since the date of the Meetings which the Directors consider to be sufficiently material to be brought to Scheme Shareholders’ attention, including information regarding the anti-trust clearance process. This supplementary circular will also confirm the dates of the Court Hearings and anticipated Effective Date.
If, in the opinion of the Directors, any change in circumstance following the date of the Meetings is sufficiently material to the Scheme that the Scheme Shareholders should be given a further opportunity to approve the Scheme in the light of this new information, the Directors will not seek the Court’s sanction until such approval is obtained and will seek the Court’s permission to convene further Meetings accordingly.
19. Action to be taken
Your attention is drawn to paragraph 10 of Part 1 (Letter from the Chairman of Enodis plc) of this document which explains the action you should take in relation to the Scheme.
20. Further information
The terms of the Scheme are set out in full in Part 3 (The Scheme of Arrangement) of this document. Your attention is also drawn to the further information contained in this document which forms part of this Explanatory Statement and, in particular, Appendix I (Conditions and Certain Further Terms of the Acquisition), Appendix II (Historical financial information on the Enodis Group) and Appendix IV (Additional Information) to this document.
Yours very truly,

Robert Leitao	Paul Simpson	Ravi Gupta
N M Rothschild & Sons Limited

PART 3
THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 3622 of 2008
IN THE MATTER OF ENODIS PLC
and
IN THE MATTER OF THE COMPANIES ACT 1985 AND THE COMPANIES ACT 2006
SCHEME OF ARRANGEMENT
(Part 26 of the Companies Act 2006)
between
ENODIS PLC
and
THE SCHEME SHAREHOLDERS
(as hereinafter defined)
PRELIMINARY
(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

1985 Act	the Companies Act 1985 (as amended);

1993 Share Option Scheme	the Berisford International 1993 Executive Share Option Scheme;

1995 Share Option Scheme	the Berisford 1995 Executive Share Option Scheme;

2001 Share Option Scheme	the Enodis 2001 Executive Share Option Scheme;

2006 Act	the Companies Act 2006;

Business Day	a day (excluding Saturdays, Sundays and public holidays in the UK) on which banks are open for business in the City of London;

certificated or in certificated form	in relation to a share, not in uncertificated form in CREST;

Court	the High Court of Justice in England and Wales;

Court Hearings	the Scheme Court Hearing and the Reduction Court Hearing;

Court Meeting	the meeting of Scheme Shareholders convened by order of the Court pursuant to section 896 of the 2006 Act (and any adjournment thereof) to be held at the offices of Ashurst LLP at Broadwalk House, 5 Appold Street, London EC2A 2HA at 10.15 a.m. on 4 August 2008 for the purpose of considering and, if thought fit, approving this Scheme (with or without modification);

Court Orders	the Scheme Court Order and the Reduction Court Order;

CREST	the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the Regulations;

CREST Shareholder	an Enodis Shareholder who holds his Enodis Shares in uncertificated form, that is, in CREST;

Effective Date	the date on which this Scheme becomes effective in accordance with Clause 5 of the Scheme;

Employee Benefit Trust	the trust dated 22 July 1994 between (1) Berisford International plc and (2) Mourant & Co Trustees Limited;

Enodis or the Company	Enodis plc, a public limited company incorporated in England and Wales with registered number 00109849;

Enodis Shares	the ordinary shares of 10 pence each in the capital of the Company and Enodis Share means any one of them;

Enodis Shareholder	holders of Enodis Shares;

Enodis Share Schemes	the 1993 Share Option Scheme, the 1995 Share Option Scheme, the 2001 Share Option Scheme and the PSP;

Euroclear	Euroclear UK & Ireland Limited, a limited company incorporated in England and Wales with registered number 0287838;

Excluded Shares	any Enodis Shares: (i) registered in the name of and/or beneficially owned by Manitowoc or any subsidiary undertaking (as defined in the 1985 Act) of Manitowoc or (ii) held by the Company in treasury, in each case as at or prior to the Reduction Record Time;

Manitowoc	The Manitowoc Company, Inc., whose head office is at 2400 South 44th Street, PO Box 66, Manitowoc, WI 54221-0066;

Manitowoc Group	Manitowoc and its subsidiaries and subsidiary undertakings from time to time and, where the context permits, any one of them;

MTW County	MTW County Limited, a limited company incorporated in England and Wales with registered number 6483143 with its registered office at One Silk Street, London EC2Y 8HQ;

New Enodis Shares	the new Enodis Shares to be issued in accordance with clause 1.2 of this Scheme;

Panel	the Panel on Takeovers and Mergers;

PSP	The Enodis plc Performance Share Plan;

Reduction Court Hearing	the hearing at which the Reduction Court Order will be sought;

Reduction Court Order	the order of the Court confirming the Reduction of Capital under section 137 of the 1985 Act as provided for by this Scheme;

Reduction of Capital	the reduction of Enodis’ share capital pursuant to section 135 of the 1985 Act, involving the cancellation and extinguishing of the Scheme Shares provided for by this Scheme;

Reduction Record Time	6.00 p.m., London time, on the last Business Day before the date of the Reduction Court Hearing;

Registrar of Companies	the Registrar of Companies for England and Wales;

Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755);

Scheme	this scheme of arrangement under Part 26 of the 2006 Act between Enodis and Scheme Shareholders in the form set out herein, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Enodis and MTW County;

Scheme Court Hearing	the hearing at which the Scheme Court Order will be sought;

Scheme Court Order	the order of the Court sanctioning the Scheme under section 899 of the 2006 Act;

Scheme Record Time	6.00 p.m., London time, on the last Business Day before the Effective Date;

Scheme Shareholders	holders of Scheme Shares;

Scheme Shares	(i)	the Enodis Shares in issue at the date of this Scheme;

	(ii)	any Enodis Shares issued after the date of this Scheme and before the Voting Record Time; and

	(iii)	any Enodis Shares issued on or after the Voting Record Time but on or before the Reduction Record Time, either on terms that the original or subsequent holder thereof shall be bound by the Scheme or in respect of which the holder thereof shall have agreed in writing to be bound by the Scheme, but excluding any Excluded Shares;

uncertificated or in uncertificated form	in relation to a share, title to which is recorded in the relevant register of the share as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST;

Voting Record Time	6.00 p.m. on the day which is two days before the date of the Court Meeting or, if the Court Meeting is adjourned, 6.00 p.m. on the day which is two days before the date of such adjourned meeting; and

£, Sterling, pence and p	the lawful currency of the United Kingdom.
(B)	References to clauses are to clauses of this Scheme.

(C)	At the date of this Scheme, the authorised share capital of the Company is £60,000,000 divided into 600,000,000 ordinary shares of 10 pence each, of which, as at 7 July 2008 (being the last practicable date prior to the posting of this document), 368,737,258 have been issued and are credited as fully paid and the remainder are unissued.

(D)	As at the date of this Scheme, MTW County does not hold any Enodis Shares. It is proposed that MTW County acquires at least one Enodis Share prior to the Scheme Court Hearing.

(E)	As at the date of this Scheme, no member of the Manitowoc Group holds or (other than MTW County) will hold before the Effective Date any Enodis Shares.

(F)	MTW County has agreed to appear by Counsel on the hearing to sanction this Scheme and to submit to be bound by, and to undertake to the Court to be bound by, this Scheme and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

THE SCHEME
1.	Cancellation of the Scheme Shares

1.1 1.2	The capital of the Company shall be reduced by cancelling and extinguishing all of the Scheme Shares. Subject to, and forthwith upon, the said Reduction of Capital taking effect:
(a)	the authorised share capital of the Company shall be increased to its former amount by the creation of such number of New Enodis Shares as is equal to the number of Scheme Shares cancelled pursuant to clause 1.1 above; and

(b)	the reserve arising in the books of account of the Company as a result of the Reduction of Capital shall be capitalised and applied in paying up in full at par the New Enodis Shares created pursuant to clause 1.2(a) of this Scheme, which shall be allotted and issued credited as fully paid (free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever) to MTW County and/or its nominee(s) (as MTW County may direct) in consideration for sums to be paid by MTW County as set out in clause 2 of this Scheme.
2.	Consideration for cancellation of the Scheme Shares
In consideration for the cancellation of the Scheme Shares and the allotment and issue of the New Enodis Shares, as provided in clause 1 of this Scheme, MTW County shall pay to, or for the account of, the holders of Scheme Shares (as appearing on the register of members of the Company at the Scheme Record Time):

for each Scheme Share	328 pence in cash
3.	Settlement

3.1	Not more than 14 days after the Effective Date (unless the Panel agrees otherwise), MTW County shall, subject to clause 3.6, in the case of Scheme Shares which at the Scheme Record Time were in certificated form, despatch or procure the despatch to the persons entitled thereto, or as they may direct, in accordance with the provisions of clause 3.2 of this Scheme, cheques for the sums payable to them respectively in accordance with clause 2 of this Scheme or, in the case of Scheme Shares which at the Scheme Record Time are in uncertificated form, ensure that an assured payment obligation in respect of the sums payable to the persons entitled thereto is created in accordance with the CREST assured payment arrangements PROVIDED THAT MTW County reserves the right to make payment of the said consideration by cheque as aforesaid if, for any reason, it wishes to do so.

3.2	All deliveries of cheques required to be made pursuant to this Scheme shall be effected by posting the same by first-class post in pre-paid envelopes addressed to the persons entitled thereto at their respective addresses as appear in the register of members of the Company at the Scheme Record Time, and neither MTW County nor Manitowoc nor the Company nor their respective agents or nominees shall be responsible for any loss or delay in the transmission of cheques sent in accordance with this clause 3.2 which shall be sent at the risk of the person entitled thereto.

3.3	All cheques shall be made payable to the person to whom in accordance with the foregoing provisions of this clause 3 the envelope containing the same is addressed and the encashment of any such cheque shall be a complete discharge of MTW County’s obligation to pay for the monies represented thereby.

3.4	The provisions of this clause 3 shall be subject to any prohibition or condition imposed by law.

3.5	In respect of payments made through CREST, MTW County shall, subject to clause 3.1, ensure that an assured payment obligation is created in accordance with the CREST assured payment arrangements. The creation of such an assured payment obligation shall be a complete discharge of MTW County’s obligation under this Scheme with reference to payments made through CREST.

3.6	Any amounts payable in respect of Scheme Shares that have been issued (or transferred from the Employee Benefit Trust) pursuant to the exercise of options or the vesting of awards under the Enodis Share Schemes shall (unless the Company agrees with MTW County that clause 3.1 of the Scheme shall apply) be paid by MTW County to the Company by electronic transfer in time for onward transmission by the Company to the relevant Scheme Shareholders, less applicable deductions, not more than 14 days after the Effective Date. In the case of the Scheme Shareholders who have acquired Scheme Shares on the exercise of options or the vesting of awards under the Enodis Share Schemes and who are also employees within the Enodis Group at the date of payment, the Company may transfer any sums payable in accordance with clause 2 of this Scheme to such Scheme Shareholders by the usual manner in which such employees are paid via its payroll. In the case of Scheme Shareholders who have acquired Scheme Shares on the exercise of options or the vesting of awards under the Enodis Share Schemes and who are not employees within the Enodis Group at the date of payment, the Company may effect payment by the issue or despatch or by procuring the issue or the despatch of cheques to the relevant Scheme Shareholders.

4.	Certificates and cancellations

With effect from and including the Effective Date:
4.1	all certificates representing Scheme Shares shall cease to have effect as documents of title to the Scheme Shares comprised therein and every holder of Scheme Shares shall be bound at the request of the Company to deliver up the same to the Company or as it may direct;

4.2	Euroclear shall be instructed to cancel the entitlements to Scheme Shares of CREST Shareholders in uncertificated form; and

4.3	appropriate entries will be made in the Company’s register of members to reflect the cancellation of the Scheme Shares.

5.	The Effective Date

5.1	This Scheme shall become effective in accordance with its terms as soon as office copies of the Court Orders shall have been delivered to the Registrar of Companies and, in the case of the Reduction of Capital, shall become effective as soon as the Reduction Court Order has been registered by the Registrar of Companies.

5.2	Unless this Scheme shall become effective on or before 10 November 2008 or if Manitowoc so elects (with the consent of the Panel) 31 January 2009 or such later date (if any) as Manitowoc and Enodis may, with the consent of the Panel, agree and (if required) the Court may allow, this Scheme shall never become effective.

6.	Modification
MTW County and the Company may jointly consent on behalf of all concerned to any modification of, or addition to, this Scheme or to any condition which the Court may approve or impose. Any such modification or addition may require the consent of the Panel.
Dated: 10 July 2008

APPENDIX I
CONDITIONS AND CERTAIN FURTHER TERMS OF THE
ACQUISITION
The Acquisition is conditional upon the Scheme becoming unconditional and becoming Effective by not later than 10 November 2008 or if MTW County elects (with the consent of the Panel) 31 January 2009 or such later date (if any) as MTW County and Enodis may, with the consent of the Panel, agree and (if required) the Court may allow.
Part A: Conditions of the Acquisition
1.	The Scheme is conditional upon:
1.1	the approval of the Scheme by a majority in number of the holders of Scheme Shares (or any relevant class or classes thereof), present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) representing three-fourths or more in value of the Scheme Shares voted by those Scheme Shareholders;

1.2	the resolution required to implement the Scheme and set out in the notice of the General Meeting being duly passed by the requisite majority at the General Meeting (or at any adjournment of such Meeting); and

1.3	the sanction (with or without modification, on terms reasonably acceptable to Enodis and MTW County) of the Scheme and the confirmation of the Reduction of Capital by the Court and office copies of the Court Orders being filed with, and in the case of the Reduction Court Order, registered by the Registrar of Companies.
2.	In addition, subject as stated in Part B below, the Acquisition is conditional upon the following matters, and accordingly the necessary actions to make the Scheme Effective will not be taken unless such Conditions have been satisfied (where capable of satisfaction), or waived, prior to the Scheme being sanctioned by the Court in accordance with paragraph 1 above:
2.1	all filings having been made and all or any appropriate waiting periods, including any extensions thereof, applicable under the HSR Act having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition;

2.2	pursuant to the EC Merger Regulation:
(a)	the European Commission taking a decision (or being deemed to have taken a decision) that it will not initiate proceedings under Article 6(1)(c) of the EC Merger Regulation in relation to the Acquisition or any matter arising from or relating to the Acquisition; or

(b)	the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Acquisition to the competent authorities of one or more Member States under Article 9(3) of the EC Merger Regulation; and
(i)	each such authority taking a decision with equivalent effect to that referred to in Condition 2.2(a) with respect to those parts of the Acquisition referred to it; and

(ii)	the European Commission taking any of the decisions referred to in Condition 2.2(a) with respect to any part of the Acquisition retained by it.
2.3	clearance having been obtained (or deemed to have been obtained) in relation to the Acquisition from any other relevant anti-trust regulator in addition to Condition 2.1 or 2.2;

2.4	no central bank, government or governmental, quasi governmental, supranational, statutory, regulatory, environmental or investigative body, trade agency or court, or any other body or person in any jurisdiction (other than, for the avoidance of doubt, any anti-trust regulator, including, but not limited to the European Commission in its capacity as competent authority for the purposes of the EC Merger Regulation or the US Department of Justice or Federal Trade Commission in their capacity as competent authorities for the purposes of the HSR Act, or any other regulator applying national merger control) (each a “Third Party”) having given notice of a decision or decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken, or otherwise having done anything, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other step which is material in the context of the Acquisition which would or might reasonably be expected to:
(a)	make the Acquisition, its implementation or the acquisition or proposed acquisition of any Enodis Shares by MTW County or by any member of the Wider Manitowoc Group void, unenforceable or illegal, under the laws of any jurisdiction, or otherwise directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith in any material respect;

(b)	result in a material delay in the ability of MTW County or any member of the Wider Manitowoc Group, or prevent it or render it unable, to acquire some or all of Enodis Shares or require a divestiture by Manitowoc or by any member of the Wider Manitowoc Group of any Enodis Shares;

(c)	require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture, by MTW County or any member of the Wider Manitowoc Group or by any member of the Wider Enodis Group of all or any portion of their respective businesses, assets or property or impose any limitation on their ability to conduct their respective businesses (or any of them) or to own their respective assets or properties or any part of them, to an extent in any such case which is material in the context of the Acquisition;

(d)	impose any material limitation on, or result in a material delay in, the ability of MTW County or any member of the Wider Manitowoc Group directly or indirectly to acquire or to hold or to exercise effectively, directly or indirectly, all rights of ownership of shares, loans or other securities (or the equivalent) in, or to exercise management control over, Enodis or the ability of any member of the Wider Manitowoc Group or MTW County to hold or exercise effectively any rights of ownership of shares, loans or other securities in, or to exercise management control over, any member of the Wider Enodis Group;

(e)	other than in connection with the Acquisition, require any member of the Wider Manitowoc Group or of the Wider Enodis Group to acquire, or offer to acquire, any shares or other securities (or the equivalent) in, or any asset owned by, any member of the Wider Enodis Group owned by any Third Party;

(f)	result in any member of the Wider Enodis Group ceasing to be able to carry on business under any name which it presently does so, the consequences of which would be material in the context of the Wider Enodis Group taken as a whole;

(g)	impose any limitation on the ability of any member of the Wider Enodis Group to coordinate its business, or any part of it, with the businesses of any other member of the Wider Enodis Group which in any such case is material and adverse in the context of the Wider Enodis Group taken as a whole; or

(h)	otherwise adversely affect the business, assets, liabilities, profits or financial or trading position of any member of the Wider Manitowoc Group or of the Wider Enodis Group, to an extent in any such case which is material in the context of the Wider Manitowoc Group or the Wider Enodis Group, as the case may be, taken as a whole (as the case may be), and all applicable waiting and other time periods during which any such Third Party could take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any relevant jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any Enodis Shares having expired, lapsed or been terminated;
2.5	all necessary notifications, filings and applications having been made in connection with the Acquisition and all statutory and regulatory obligations in any jurisdiction having been complied with in connection with the Acquisition or the acquisition or the proposed acquisition of Enodis Shares by MTW County or any member of the Wider Manitowoc Group and all necessary authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions and approvals in any jurisdiction in connection with the Acquisition or the acquisition or the proposed acquisition of Enodis Shares by MTW County or any member of the Wider Manitowoc Group (other than, for the avoidance of doubt, any authorisation or decision from any anti-trust regulator, including, but not limited to, the European Commission under the EC Merger regulation or the US Department of Justice or the Federal Trade Commission under the HSR Act, or the decision or authorisation of any other regulator applying national merger control) (“Authorisations”) having been obtained in terms and in a form satisfactory to Manitowoc (acting reasonably) from all appropriate Third Parties or from any persons or bodies with whom any member of the Wider Manitowoc Group or the Wider Enodis Group has entered into contractual arrangements, all or any applicable waiting and other time periods having expired, lapsed or been terminated (as appropriate) and all such Authorisations (together with all material Authorisations necessary to carry on the business of any member of the Wider Enodis Group) which are material in the context of the Wider Enodis Group (taken as a whole) remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice of any intention to revoke, suspend, restrict, amend or not to renew any such Authorisations at the time at which the Acquisition becomes otherwise unconditional and all necessary statutory or regulatory obligations in any relevant jurisdiction having been materially complied with;

2.6	save as Disclosed, there being no provision of any arrangement, agreement, lease, licence, permit or other instrument to which any member of the Wider Enodis Group is a party or by or to which any such member or any of its assets is or may be bound or be subject, which, in each case, as a consequence of the Acquisition or the acquisition or the proposed acquisition by Manitowoc or any member of the Wider Manitowoc Group of any shares or other securities (or the equivalent) in Enodis or because of a change in the control or management of any member of the Wider Enodis Group or otherwise, would or might reasonably be expected to result in, to an extent which is material in the context of the Wider Enodis Group taken as a whole:
(a)	any monies borrowed by, or any other indebtedness, actual or contingent, of, or grant available to, any member of the Wider Enodis Group being or becoming repayable, or being capable of being declared repayable immediately or prior to their or its stated maturity, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

(b)	the creation or enforcement of any mortgage, charge or other security interest, over the whole or any part of the business, property or assets of any member of the Wider Enodis Group or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable;

(c)	any such arrangement, agreement, lease, licence, permit or other instrument being terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(d)	any assets or interest of any member of the Wider Enodis Group being or failing to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged, or could cease to be available to any member of the Wider Enodis Group;
(e)	the rights, liabilities, obligations or interests of any member of the Wider Enodis Group in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest of business) being terminated, adversely modified or adversely affected;

(f)	any member of the Wider Enodis Group ceasing to be able to carry on business under any name under which it presently does so;

(g)	the value or financial or trading position or profits of Enodis or any member of the Wider Enodis Group being prejudiced or adversely affected;

(h)	the creation of any liability (actual or contingent) by any member of the Wider Enodis Group; or

(i)	the creation of any liability of any member of the Wider Enodis Group to make any severance, termination, bonus or other payment to any of its Directors or other officers, and no event having occurred which, under any provision of any arrangement, agreement, lease, licence, permit or other instrument to which any member of the Wider Enodis Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any of the events or circumstances as are referred to in paragraphs 2.6(a) to 2.6(i) to an extent which is material in the context of the Wider Enodis Group as a whole;

2.7	save as Disclosed, no member of the Wider Enodis Group having since 29 September 2007:
(a)	issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue of additional shares of any class, or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between Enodis and wholly-owned subsidiaries of Enodis and save for the issue of Enodis Shares pursuant to or in connection with rights granted under, or the grant of rights under, Enodis Share Schemes);

(b)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend or other distribution whether payable in cash or otherwise other than:
(i)	dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of Enodis to Enodis or any of its wholly-owned subsidiaries; or

(ii)	the Dividend.
(c)	other than pursuant to the Acquisition (and save for transactions between Enodis and its wholly-owned subsidiaries) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, or scheme, or acquisition or disposal of assets or shares (or the equivalent thereof) in any undertaking or undertakings that is material in the context of Enodis Group taken as a whole or any change in its share or loan capital;

(d)	(save for transactions between the Wider Enodis Group and its wholly-owned subsidiaries) disposed of, or transferred, mortgaged or created any security interest over any asset or any right, title or interest in any asset that is material in the context of the Wider Enodis Group taken as a whole or authorised, proposed or announced any intention to do so;

(e)	made, authorised, proposed or announced an intention to propose any change in its loan capital which is material in the context of the Enodis Group as a whole;

(f)	(save for transactions between Enodis and its wholly-owned subsidiaries) issued, authorised or proposed or announced an intention to authorise or propose, the issue of any debentures or (save for transactions between Enodis and its wholly-owned subsidiaries or transactions under existing credit arrangements) incurred any indebtedness or contingent liability which is material in the context of Enodis Group as a whole;

(g)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, arrangement, agreement, offer or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature or magnitude or which involves or could involve an obligation of such a nature or magnitude which is, in any such case material in the context of the Wider Enodis Group taken as a whole;

(h)	save as agreed by Manitowoc in writing or other than in the ordinary course, entered into or varied to a material extent or authorised, proposed or announced its intention to enter into or vary to a material extent the terms of, or make any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of, any service agreement with any Director or senior executive of Enodis;

(i)	proposed, agreed to provide or modified the terms of any share option scheme or any incentive scheme relating to the employment or termination of employment of any employee of the Wider Enodis Group save as agreed by Manitowoc in writing or other than in the ordinary course;

(j)	other than in connection with the Acquisition, implemented or effected, or authorised, proposed or announced its intention to implement or effect, any composition, assignment, reconstruction, amalgamation, commitment, scheme or other offer or arrangement otherwise than in the ordinary course of business;

(k)	purchased, redeemed or repaid or announced a proposal to purchase, redeem or repay any of its own shares or other securities (or the equivalent) or reduced or made any other change to or proposed the reduction or other change to any part of its share capital, save for any shares allotted in connection with Enodis Share Schemes or as between Enodis and wholly-owned subsidiaries of Enodis;

(l)	(other than in respect of claims between Enodis and any wholly-owned subsidiary of Enodis) waived, compromised or settled any claim otherwise than in the ordinary course of business which is material in the context of the business of the Wider Enodis Group taken as a whole;

(m)	terminated or varied the terms of any agreement or arrangement between any member of the Wider Enodis Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Wider Enodis Group taken as a whole;

(n)	(save as disclosed on registers publicly available prior to the date of the Announcement or as envisaged in accordance with the terms of the Scheme) made any alteration to its memorandum or articles of association;

(o)	save to the extent agreed to by Manitowoc in writing or other than in the ordinary course, made or agreed or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its Directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation;
(p)	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or any part of any business;

(q)	(other than in respect of a member which is dormant and was solvent at the relevant time) taken or proposed any corporate action or had any action or proceedings or other steps instituted against it for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction; or

(r)	entered into any agreement, arrangement or commitment or passed any resolution or made any proposal or announcement with respect to, or to effect, any of the transactions, matters or events referred to in this Condition 2.7;
2.8	since 29 September 2007, save as Disclosed there having been:
(a)	no adverse change or deterioration having occurred in the business, assets, profits, financial or trading position of any member of the Wider Enodis Group which is material in the context of the Wider Enodis Group taken as a whole;

(b)	no criminal investigations, litigation, arbitration proceedings, prosecution or other legal proceedings having been announced or instituted by or against or remaining outstanding against or in respect of any member of the Wider Enodis Group and no enquiry or investigation by or complaint or reference to any Third Party against or in respect of any member of the Wider Enodis Group having been threatened, announced or instituted or remaining outstanding, against or in respect of any member of the Wider Enodis Group and which in any such case would or might reasonably be expected to have a material adverse effect on the Wider Enodis Group taken as a whole; or

(c)	no contingent or other liability in respect of any member of the Wider Enodis Group having arisen which would or might reasonably be expected to adversely affect any member of the Wider Enodis Group and which in any such case is material in the context of Wider Enodis Group taken as a whole; and

(d)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or material modification of any licence held by any member of the Wider Enodis Group which is necessary for the proper carrying on of its business and which is material in the context of the Wider Enodis Group taken as a whole; and
2.9	save as Disclosed, MTW County not having discovered:
(a)	that the financial, business or other information concerning the Wider Enodis Group publicly announced at any time prior to 6.00 p.m. on 13 April 2008 by or on behalf of any member of the Wider Enodis Group contains a misrepresentation of fact (that was not corrected prior to 6:00 p.m. on 13 April 2008) or omits to state a fact necessary to make the information contained therein not misleading (and such fact was not otherwise Disclosed) and which is, in any case, material in the context of the Wider Enodis Group taken as a whole;

(b)	any information which affects the import of any information publicly announced at any time prior to 6.00 p.m. on 13 April 2008 by or on behalf of any member of the Wider Enodis Group and which is material in the context of the Wider Enodis Group taken as a whole;

(c)	that any member of the Wider Enodis Group is subject to any liability, contingent or otherwise, which is not disclosed in the Annual Report and which is material in the context of the Wider Enodis Group taken as a whole;

(d)	that any past or present member of the Wider Enodis Group has failed to comply with any applicable legislation or regulations of any jurisdiction or any notice or requirement of any Third Party with regard to the storage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters or that there has been any such storage, presence, disposal, discharge, spillage, release, leak or emission (whether or not the same constituted noncompliance by any person with any such legislation or regulation, and whenever the same may have taken place), any of which non-compliance would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Enodis Group and which is material in the aggregate, in the context of the Wider Enodis Group taken as a whole; or

(e)	there is, or is reasonably likely to be, any obligation or liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider Enodis Group under any environmental legislation, regulation, notice, circular or order of any Third Party in any jurisdiction, in each case to an extent which is material in the context of the Wider Enodis Group taken as a whole.
Part B: Waiver of conditions and further terms of the Acquisition
3.	MTW County reserves the right to waive, in whole or in part, all or any of the above Conditions, except Condition 1. MTW County shall be under no obligation to waive or treat as satisfied any of such Conditions by a date earlier than the date specified above for the satisfaction thereof notwithstanding that the other Conditions of the Acquisition may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any such Conditions may not be capable of fulfilment.

4.	If MTW County is required by the Panel to make an offer for Enodis Shares under the provisions of Rule 9 of the Code, MTW County may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

5.	The Acquisition will lapse and the Scheme or Takeover Offer will not proceed if the European Commission initiates proceedings under Article 6(1)(c) of the Regulations or the Acquisition is referred to the Competition Commission before the date of the Court Meeting.
Part C: Certain further terms of the Acquisition
6.	MTW County reserves the right, with the consent of the Panel, to elect to implement the Acquisition by way of a Takeover Offer. In such event, such offer will (unless otherwise agreed) be implemented on the same terms (subject to appropriate amendments) so far as applicable, as those which would apply to the Scheme.

7.	The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

8.	Under the terms of the Acquisition, each Enodis Shareholder will forgo all rights to any future dividend or undeclared dividends or other returns of capital of Enodis.

9.	This document and any rights or liabilities arising hereunder, together with the Acquisition and the Scheme, will be governed by English law and will be subject to the jurisdiction of the English Courts. The rules and regulations of the FSA and the rules contained in the Code, so far as they are appropriate, will apply to the Acquisition.

APPENDIX II
HISTORICAL FINANCIAL INFORMATION ON THE ENODIS GROUP
Basis of Financial Information
The financial information contained in this Appendix II does not constitute statutory accounts within the meaning of section 240 of the 1985 Act. The information set out in Part A has been extracted, without material adjustment, from the text of the half yearly results announcement of Enodis for the 26 weeks ended 29 March 2008 which was released on 13 May 2008. The financial information in Part B has been extracted, without material adjustment, from the text of the audited consolidated statutory accounts of the Enodis Group for the 52 weeks to 29 September 2007, 30 September 2006 and 1 October 2005.
On 13 May 2008, when the half yearly results of Enodis for the 26 weeks ended 29 March 2008 were published, the Board had not at that time withdrawn its recommendation of the ITW Offer (as described in more detail in paragraph 1 of Part I (Letter from the Chairman of Enodis plc) above). Therefore, references in Part A of this Appendix II to the Board recommending the ITW Offer, and to the ITW Offer generally, are historical and have been superseded by the events set out in paragraph 1 of Part I (Letter from the Chairman of Enodis plc) above.

PART A
Half yearly results of Enodis for the 26 weeks ended 29 March 2008
 Results for the 26 weeks ended 29 March 2008 (“H108”)
Underlying results(1)

£m (except EPS)	H108	H107	Change
Adjusted Group operating profit(2)	32.9	30.3	+9%
Adjusted Group profit before tax(3)	28.3	26.8	+6%
Adjusted Group profit after tax(3)	19.8	17.9	+11%
Adjusted diluted earnings per share (“EPS”) (pence) (3)	5.3	4.3	+23%

Like-for-like (“LFL”)(4) Food Equipment revenue	393.6	367.2	+7%
LFL(4) Food Equipment operating profit	39.3	35.7	+10%
•	7 per cent. LFL Food Equipment revenue growth - all segments contributed against strong comparators, particularly in the US, driven by our cutting edge innovation, segment leading brands and global footprint.

•	10 per cent. LFL Food Equipment operating profit growth - all segments contributed with particularly strong results in Europe/Asia, up 29 per cent. and Retail, up 33 per cent.

•	LFL Food Equipment operating margin improved to 10.0 per cent. - up from 9.7 per cent. in H107 with continued progress towards our 12 per cent. goal through volume leverage, new product introductions and a continued focus on our Lean manufacturing and purchasing initiatives.

•	Overall expectations of underlying performance for the year remain unchanged underpinned by pre-emptive actions to reduce our cost base.
Statutory results

£m (except EPS)	H108	H107	Change
Revenue	394.6	365.4	+8%
Operating profit(*)	26.8	29.8	-10%
Profit before tax (*)	22.2	26.3	-16%
Profit after tax(**)	9.8	17.4	-44%
Basic EPS (pence)	2.6	4.3	-40%
Net debt	125.2	96.6
•	Profit after tax down £7.6 million after the effects of exceptional items totalling £9.6 million, including £5.0 million of restructuring charges which will generate approximately £8 million of savings in the second half and exceptional tax items of £4.1 million including a write-off of £3.2 million of deferred tax assets as a result of the offers for the Company.

(*)	reflects operating exceptional items of £5.5 million comprising restructuring costs of £5.0 million, IRS audit costs of £0.2 million and costs in respect of the Manitowoc offer of £0.3 million.

(**)	reflects exceptional items of £9.6 million comprising operating exceptional items plus tax exceptional items of £4.1 million.

(1)	This adjusted information is used throughout this document and is presented to indicate the underlying operating performance of the Group.

(2)	Before operating exceptional items (£0.3 million offer costs, £5.0 million restructuring costs, £0.2 million IRS audit costs) and amortisation of acquisition intangibles (see Other unaudited financial information in the attached financial statements for details).

(3)	Before all exceptional items and amortisation of acquisition intangibles (see Other unaudited financial information in the attached financial statements for details).

(4)	Prior year revenue and adjusted operating profit adjusted for the effects of acquisitions, disposals and foreign exchange rate movements. Current year revenue and adjusted operating profit adjusted for the effects of acquisitions. (See Other unaudited financial information in the attached financial statements for details).

Dave McCulloch, Chief Executive Officer, commenting on the half year, added:
“We are very pleased with this solid set of underlying results, especially against strong comparatives. Our strategy of Innovation in Technology, Brands and Service continues its momentum and we are excited by the upside opportunities from our new products, a growing pipeline of projects at the Enodis Technology Center and the success of our High Performance Kitchen initiative. We believe that Enodis is well positioned to continue to capitalise on dynamic changes in the industry and have confidence in the long-term prospects for our businesses.”

CHIEF EXECUTIVE OFFICER’S REVIEW
 OFFERS FROM THE MANITOWOC COMPANY, INC AND ILLINOIS TOOL WORKS, INC
On 14 April 2008, the Board recommended an offer from The Manitowoc Company, Inc. (“Manitowoc”) valuing each Enodis share at 260 pence. Under the terms of the Manitowoc offer, Enodis shareholders would receive 258 pence in cash for each Enodis share. In addition, in June 2008, Enodis will pay a dividend of 2.0 pence per Enodis share in lieu of an interim dividend in respect of the 52 weeks ending 27 September 2008 (“the Dividend”).1
On 8 May 2008, Illinois Tool Works, Inc. (“ITW”) announced a competing offer for Enodis, which the Board has recommended, withdrawing its recommendation of the Manitowoc offer. Under the terms of the ITW offer, Enodis shareholders will receive 280 pence in cash for each Enodis share. The Dividend continues to be payable on 23 June 2008 to Enodis shareholders on the register as at the close of business on 30 May 2008.1
On 6 May 2008 Enodis announced that the scheme document in respect of the Manitowoc offer would be posted to shareholders on 13 May 2008. In light of the ITW offer, Enodis no longer expects to post a scheme document in respect of the Manitowoc offer, but will post a scheme document in respect of the ITW offer on 27 May 2008.2
The Takeover Panel Executive has informed us that it will be making an announcement on the Manitowoc timetable in due course.
Further information on the ITW offer is provided in note 10 to the attached financial statements.
OVERVIEW(i)
The Group’s Food Equipment operations comprise our Global Foodservice Equipment businesses (approximately 80 per cent. of revenue) which provide primary cooking, ovens, storage, preparation and holding, ice and beverage equipment to restaurants and other customers worldwide and our Food Retail Equipment operations (approximately 20 per cent. of revenue) which provide walk-in cold storage and refrigeration display cases to supermarkets and convenience stores (“C-stores”) in North America.
H108 like-for-like Food Equipment revenue was up 7 per cent. despite the prior year including a North American chain roll-out which did not repeat in the current period. Our quick service restaurant (“QSR”), project and institutional business remained strong throughout the half; however, after a strong first quarter, as we indicated in our pre-close trading update dated 27 March 2008, we saw a degree of softness in some segments of the North American market. Foodservice Europe/Asia and Food Retail performed strongly. Like-for-like Food Equipment operating profit increased by approximately 10 per cent. to £39.3 million in the half and margins improved to 10.0 per cent. from 9.7 per cent. in H107.
As we indicated in our pre-close trading update dated 27 March 2008, to mitigate any potential market weakness in North America, we have taken a number of pre-emptive cost actions across the Group including headcount and overhead spending reductions as well as restructuring some business units in Europe/Asia that will benefit H2 and beyond. In H108 the cost of these actions was £5.0 million and we expect the total costs for the full year of the various programmes to be c£6.5 million generating savings of approximately

(i)	Throughout the Overview and Review of Operations, references to revenue or operating profit or operating margins refer to likefor-like adjusted operating profit or like-for-like revenue defined as follows: Prior year revenue and operating profit adjusted for exceptional items, amortisation of acquisition intangibles, acquisitions made in the prior year by adding in the results of the acquired business for the period prior to acquisition, disposals and foreign exchange. Current year revenue and operating profit are adjusted for the effects of exceptional items, amortisation of acquisition intangibles and acquisitions made in the current year by removing any results for acquired businesses. (See Other unaudited financial information in the attached financial statements for details).

1.	The Dividend was paid on 23 June 2008 to Enodis Shareholders whose names appeared on the Company’s shareholder register at 6.00 p.m. on 30 May 2008.

2.	Following the announcement on 19 May 2008 of an increased offer by Manitowoc, the Enodis Board has withdrawn its recommendation of the ITW offer in favour of the increased offer by Manitowoc as set out in this scheme document.

£12 million of which approximately £8 million will be in FY08 and approximately £4 million in H 109. Further information is provided in the section on exceptional items below.
Our strategy of Innovation in Technology, Brands and Service continues to resonate well with our customers, particularly multi-unit operators who are outpacing market growth. Following on from the introduction of over 100 new products in FY07, during H108 we introduced over 50 additional new products. At the McDonald’s Worldwide Convention recently held in Orlando, the Enodis booth had heavy traffic. In addition to featuring the new Low Oil Volume (“LOVTM”) fryer from Frymaster, Garland launched a new generation, two-sided grill. The new generation grill provides McDonald’s with expanded menu capability by incorporating an additional cooking zone, in the same footprint of the previous model. Once again we were recognised by the US National Restaurant Association (“NRA”) as a leader in foodservice equipment innovation by winning four 2008 Kitchen Innovation Awards.
OUTLOOK
Overall, our expectations for the year remain unchanged from our Interim Management Statement dated 7 February 2008 and repeated in our pre-close trading update of 27 March 2008.
The fundamental market drivers that we have seen in the past few years continue. Markets are still driven by changes in consumer lifestyles creating dynamic changes in the industry, and the growth of multi-unit operators throughout the world continues to outpace that of the general market.
As these global operators maintain their levels of investment in new stores, equipment replacement and menu diversity, we continue to be well-positioned to capitalise on industry growth, especially with our Accelerated Cooking Technology® and EnerlogicTM portfolios, and our international presence.
Technomic estimates that foodservice equipment growth in North America was between 3.5 per cent. and 4.0 per cent. in H108, down from H207 growth of 4.0 per cent. to 4.5 per cent., and expects H208 growth will be in line with the first half. However, we are seeing a number of exciting opportunities driven by our focus on key market segments, new products, the momentum of our High Performance Kitchen initiative and an increasing pipeline of potential “breakthrough” projects at the Enodis Technology Center. During the first half, we introduced over 50 new products including a complete new restaurant range line and the Frymaster ProtectorTM fryer.
In H108 for food retail equipment Technomic estimates growth of 3.0 per cent. to 3.5 per cent.; down 0.5 percentage points from the run rate in H207, and for the second half, the forecast is for growth to decline to between 2.0 per cent. and 2.5 per cent. However, we continue to have momentum in the retail sector as a result of our customer responsiveness.
Although materials cost inflation has reduced from the record highs that we saw during FY07, inflation still represents a significant challenge and we expect the impact to increase again in the second half. However, we have a proven track record of mitigating these impacts and, once more, expect to do so in FY08 through the benefits of a combination of price increases, continued focus on Lean manufacturing and Group-wide purchasing initiatives including materials substitution and sourcing of components from low cost countries. Overall in H108 the savings attributable to our Lean manufacturing and purchasing initiatives were approximately £5 million. We remain focused on achieving our medium- and long-term margin goals of 12 per cent. and 14 per cent. respectively.
We have taken pre-emptive actions to mitigate the previously identified market softness in some segments of the North American markets, as well as to restructure some business units in Europe/Asia that will benefit H2 and beyond. In H1 our QSR, project and institutional business remained strong and we have a number of exciting opportunities with multi-unit operators that could provide some upsides in H2.
We believe that Enodis continues to be well positioned to capitalise on the dynamic changes in the industry and we have confidence in the long-term prospects for the Group.

REVIEW OF OPERATIONS(i)
Global Foodservice Equipment
We continued to improve our performance in H108 achieving revenue growth of 6 per cent. and increasing operating profit by 7 per cent. to £34.5 million. This growth was achieved against a particularly strong comparator half which included a chain roll-out in North America. Once again, through the combination of price increases and our continued focus on Lean processes and purchasing initiatives, we more than offset materials cost inflation. These, along with the benefits of volume leverage and the introduction of higher margin new products, resulted in operating margins improving by 0.2 percentage points to 10.7 per cent. compared to 10.5 per cent. in H107.

	Revenue			Operating profit
	H108	H107	Change	H108	H107	Change
	£m	£m	%	£m	£m	%
North America	217.4	210.1	3%	30.0	28.6	5%
Europe and Asia	103.9	94.4	10%	4.5	3.5	29%

	321.3	304.5	6%	34.5	32.1	7%

Operating margin				10.7%	10.5%
North America
Revenue growth was 3 per cent., operating profit improved by 5 per cent. and operating margins were 13.8 per cent. (H107: 13.6 per cent.). Our QSR, project and institutional business remained strong throughout the half; however, as previously indicated, we saw a degree of softness in some other segments of the North American market in Q2. This, coupled with the effects of the prior year chain roll-out, reduced second quarter period over period growth. The continued execution of our strategy resulted in excellent performances at our oven and refrigeration businesses where new product introductions continue to gain traction.
We continue to see demand for high performance equipment and systems, in particular for our Accelerated Cooking Technology® and EnerlogicTM approved equipment. Our range of these products is increasing and we have one of the largest offerings in the industry. In addition, replacement continues to be spurred on by increased equipment usage due to extended hours of operation and the availability of technologically superior equipment. We are seeing an increasing stream of customers visiting our Technology Center as they seek ways of taking advantage of innovative technology solutions, culinary expertise and kitchen optimisation to enhance their business, supported by our expanding sales and service network worldwide.
The highlights of the first half included:
•	The introduction of over 50 new products including a complete new line of Garland restaurant ranges and the Frymaster ProtectorTM fryer;

•	Garland being selected by McDonald’s as one of the suppliers of their next generation dual-sided cooking grills following a two year development and testing period;

•	Cleveland continuing to see excellent revenue growth in sales and orders of Convotherm combi-ovens, manufactured in North America. Recently we introduced a line extension for the new award-winning “mini-combi” to the US market accommodating US pan sizes;

•	Our refrigeration business, Delfield, continuing the momentum of FY07 and enjoying significant revenue growth following successes with a number of chain customers; and

•	Merrychef continuing to gain penetration with several major chains.
Throughout North America we continued to face materials cost inflation albeit at slightly lower levels than previous years. Once again, our programme of new product introductions and commitment to innovation has driven revenue growth. This, along with price increases, the ongoing commitment to Lean manufacturing and purchasing savings helped to offset materials cost inflation and improve margins. In addition, we have enjoyed the benefits of the introduction of several higher margin new products and the upgrading of existing ones. We continued to invest in automated fabrication systems and robotics at a number of factories to improve quality, efficiency and capacity in our fabrication areas. The ongoing implementation of a common ERP system across the Group is also helping realise improvements in Lean manufacturing.
Europe and Asia
Revenue growth was 10 per cent. and operating profit was up 29 per cent. to £4.5 million with margins improving to 4.3 per cent. from 3.7 per cent. in H107. In particular, we saw good performances at our technology-led oven businesses, particularly Convotherm and our Enodis master distribution companies. Scotsman Beverage Systems (“SBS”), our beverage business, has regained its strong growth after a pause last year and is successfully integrating TRUpour, the beverage business that we acquired in October.
Margins in Europe are diluted by mix, with approximately 30 per cent. of revenue relating to our distribution companies which historically have lower margins than our manufacturing businesses.
Highlights of the first half included:
•	Another good performance from Convotherm which grew strongly following on from growth of over 30 per cent. in FY07, attributable to the successful +3 combi-oven range including the Mini-Combi;

•	The performance of SBS which delivered more than 30 per cent. growth following the introduction of a number of new products in FY07 including the Glykool system; and

•	Our European master distribution companies showed strong growth, benefiting from the success of recent product introductions. In mainland Europe, Enodis France and Germany have been particularly successful with multi-unit operators and Spain has continued to make progress distributing the Convotherm product line.
Food Retail Equipment
We enjoyed another half of robust growth with revenue up 15 per cent., operating profit increasing by 33 per cent. and operating margins improving from 5.7 per cent. to 6.6 per cent. During the period we disposed of the Kysor Panel Systems (“KPS”) factory that we vacated in FY07 realising a profit of £0.4 million. Excluding this amount, operating profit grew by 22 per cent.

	Revenue			Operating Profit
	H108	H107	Change	H108	H107	Change
	£m	£m	%	£m	£m	%
Food Retail	72.3	62.7	15%	4.8	3.6	33%

Operating Margin				6.6%	5.7%
We continued to benefit from our focus on customer service and a solid food retail equipment market, leading to share gains, particularly at Kysor//Warren. We have benefited from winning a number of new customers most notably Tesco, who have continued their US expansion under the banner of Fresh & Easy Markets. Kysor//Warren is supplying them with refrigerated display merchandisers and refrigeration systems.
Further highlights of the first half included:
•	Solid margin improvement as our investment in sophisticated fabrication equipment and the new KPS production facility continues to pay back; and

•	Strong order backlogs for both Kysor//Warren and KPS.

Revenue by destination
Overall our top line like-for-like revenue growth was 7 per cent. as, by pursuing our strategy, we continued to capitalise on the dynamic changes in the market; new technology, a significant number of new products and increasing support for multi-unit chains globally all contributed. Revenue by destination is summarised as follows:

	H108	H107
	£m	£m	Change
The Americas	270.5	253.3	7%
EMEA	95.9	87.5	10%
Asia Pacific	27.2	26.4	3%

	393.6	367.2	7%

In our core market, the Americas (69 per cent. of revenue), we showed solid like-for-like revenue growth in the half with both Retail and Foodservice contributing. This underscores the strength of our brands in North America.
Our like-for-like revenue in the EMEA region (24 per cent. of revenue) continued the double digit growth that we have seen over the last two fiscal years. We saw strong growth in most of our largest markets led by the UK as SBS recovered. Albeit on small bases, our performance in the emerging markets was particularly pleasing with the Middle East and Russia up 24 per cent., the Benelux countries up 71 per cent. and the rest of Eastern Europe up over 20 per cent. reflecting our increased investment in these regions.
Performance in Asia Pacific (7 per cent. of revenue) was mixed with investment in China, in particular, continuing to pay off with like-for-like growth of over 30 per cent. and India with growth of over 40 per cent. These performances have been partially offset by declines in Japan and Australia as roll-outs have not repeated.
Once again, these results demonstrate the success of our multi-brand regional organisations focused on customer service before, during and after the product sale.
FINANCIAL OVERVIEW
Group revenue in H108 was £394.6 million (H107: £365.4 million) an increase of £29.2 million (8 per cent.) over the prior comparative period. On top of the £26.4 million increase in like-for-like Food Equipment revenue we benefited from a contribution of £1.0 million resulting from the Group’s acquisition of TRUpour and by £3.9 million from removing the like-for-like effect of acquisitions made in the prior period. These benefits were reduced by the adverse impact of £2.1 million arising from the translation effect of foreign exchange rate movements.
In H 108, Group operating profit before exceptional items and amortisation of acquisition intangible assets (“adjusted operating profit”) was £32.9 million (H107: £30.3 million), an increase of £2.6 million (9 per cent.). This was principally due to an increase of £3.6 million (10 per cent.) in like-for-like Food Equipment operating profit offset by the adverse impact of £0.4 million arising from the translation effect of foreign exchange rate movements and an increase of £0.7 million in corporate costs to £5.6 million (H107: £4.9 million).
Before adjusting for the translation effects of foreign exchange rate movements Food Equipment operating margins before exceptional items and amortisation of acquisition intangibles improved by 0.2 percentage points to 9.9 per cent. from 9.7 per cent. in H107.
In H108, adjusted profit before tax was £28.3 million (H107: £26.8 million) an increase of £1.5 million (6 per cent.), reflecting the improved adjusted operating profit performance. This was partially offset by an increase in net financing costs of £1.1 million (31 per cent.) to £4.6 million as borrowings increased reflecting the impact of our FY07 share buy-back programme and acquisitions. In H 108, profit before tax was £22.2 million (H107: £26.3 million) as we incurred exceptional costs, principally in respect of restructuring charges, of £5.5 million compared to £0.5 million in H107. Exceptional items are discussed further below.
Profit after tax was £9.8 million (H107: £17.4 million) reflecting the impact of exceptional tax items of £4.1 million (H 107: nil). The Group’s tax charge reflects an overall rate of 30 per cent. of profit before tax, exceptional items and amortisation of acquisition intangible assets compared to 33 per cent. in H 107. The rate in the current period reflects the tax benefits of internal Group restructuring undertaken in the last two financial years. Tax is discussed further below.
Adjusted diluted earnings per share, calculated by adjusting for the effects of exceptional items and amortisation of acquisition intangible assets, was 5.3p (H 107: 4.3p) reflecting the improved adjusted profit after tax and the benefits of the share buy-back programme as the average diluted number of shares has reduced to 373.5 million from 410.2 million. Basic earnings per share was 2.6p (H107: 4.3p).
Financing costs
The Group’s net financing cost in the period was £4.6 million, an increase of £1.1 million from £3.5 million in H 107. This increase was principally the result of the increased average borrowings resulting from the impact of our FY07 share buy-back programme and acquisitions.
As at the end of H108, our leverage ratio was 1.3x net debt to EBITDA compared to 1.1x at the end of H107 and 1.2x at the end of FY07.
Property
Property activities represent management of the Group’s legacy freehold and leasehold property interests. The loss before exceptional items in the period of £0.7 million (H107: loss of £0.4 million) represents the ongoing costs of running our property segment. The results of our property segment are dependent upon the sale of land, principally at our residential development site.
Exceptional items and amortisation of acquisition intangible assets
Restructuring costs
As we indicated in our pre-close trading update dated 27 March 2008, to mitigate any potential market weakness in North America we have taken a number of pre-emptive cost actions across the Group including headcount and overhead spending reductions as well as restructuring some business units in Europe/Asia that will benefit H2 and beyond.
In North America, in response to the softness that we have seen in some market segments, we have reduced headcount by approximately 150 at a cost of £1.3 million. In Europe/Asia, at a cost in H1 of £3.7 million, we have implemented headcount reductions and restructured a number of operations including, our German beverage and distribution companies and our manufacturing and distribution businesses in the UK.
The total exceptional charge in respect of these pre-emptive cost reduction programmes is expected to be approximately £6.5 million of which £5.0 million was incurred in H108. Of the total charge of £6.5 million, approximately £6 million will be paid in cash with the balance relating to asset write-downs arising from the Europe/Asia business restructurings.
Overall the restructuring programmes and other spending reductions are expected to realise approximately £12 million in pre-tax savings of which, approximately £8 million will be in FY08 and approximately £4 million in H109.
Offer costs
In H108 we incurred costs of £0.3 million, principally in respect of professional fees arising from the offer from Manitowoc. Further costs will be incurred in H2 as an offer transaction proceeds.

In H107 we incurred bid defence costs of £0.5 million principally in respect of professional fees, considering and responding to an unsolicited conditional approach from The Aga Foodservice Group Plc in November 2006.
Taxation
Operating exceptional items in respect of taxation totalled £0.2 million (H 107: nil) and represented the costs in respect of the recent Internal Revenue Service (“IRS”) audit. Further details on other exceptional items in respect of tax are discussed in the tax section below.
Amortisation of acquisition intangibles
In H108 we incurred a charge of £0.6 million (H107: nil) in respect of amortisation of acquisition intangible assets, principally in respect of intangible assets relating to the acquisitions of Fabristeel and TRUpour.
Taxation
In H 108, our underlying tax charge represented approximately 30 per cent. of adjusted profit before tax (H 107: 33 per cent.) recognising the tax benefit of internal Group restructuring implemented during FY06 and FY07. Of the pre-exceptional charge of £8.5 million, £6.3 million (approximately 22 per cent. of adjusted profit before tax) is payable in cash. The balance is represented by deferred tax movements. As expected, our cash tax rate has increased towards our overall rate as we have utilised our US tax losses.
The £4.1 million charge in respect of tax exceptional items is analysed as follows:
(i)	The routine IRS audit of Enodis’ FY04 and FY05 federal income tax returns has now been concluded with a tax settlement of $4.4 million (£2.2 million). The Group incurred costs of £0.2 million in respect of professional fees resulting from the IRS audit. These items are shown as exceptional;

(ii)	UK tax legislation restricts the utilisation of revenue losses after a change of ownership of a company if certain conditions are met. We consider that as a result of the offers for the Company, it is more likely than not that these conditions will be met in relation to certain losses. As a result, a deferred tax asset of £3.2 million in relation to revenue losses has been written-off as an exceptional item; and

(iii)	Taxation in respect of the restructuring exceptional items is a benefit of £1.3 million.
There was a tax benefit of £0.2 million relating to the amortisation of acquisition intangibles.
After exceptional items and the amortisation of acquisition intangibles, the H108 charge in respect of taxation is approximately 56 per cent. (H107: 34 per cent.) of profit before tax.
Dividend
As a result of the Manitowoc offer, on 14 April 2008 the Board approved a dividend in lieu of an interim dividend of 2.0p per share payable on 23 June 2008 to shareholders on the register on 30 May 2008.1 The interim dividend in respect of H107 was 1.4p per share.

1.	The Dividend was paid on 23 June 2008 to Enodis Shareholders whose names appeared on the Company’s shareholder register at 6.00 p.m. on 30 May 2008.

Cash flow
At the end of H108 our net debt was £125.2 million compared to £104.8 million at the start of the period, with the principal factors behind the increase of £20.4 million being as follows:

	£m	£m
Net debt at the start of the period		(104.8)
Operating cash flow(1)	23.0
Net capital expenditure	(8.0)
Tax and interest	(12.1)

Free cash flow		2.9
Acquisitions		(3.5)
Dividends paid		(11.0)
Share buy-back programme		(2.8)
Share issues		0.2
Other movements in debt		(0.5)
Foreign exchange		(5.7)

Net debt at the end of the period		(125.2)

(1)	before exceptional items and amortisation of acquisition intangibles
The Group generated an operating cash inflow before exceptional items and amortisation of acquisition intangibles of £23.0 million (H107: £14.9 million) after taking account of an outflow in respect of working capital movements of £18.0 million (H107: £22.0 million). The outflow in working capital resulted from increased levels of trade receivables reflecting the improved trading performance offset by movements in trade payables. There was an outflow in respect of inventory as operating companies increased levels to fulfil orders in the second half. The resulting increase in trade working capital was exacerbated by outflows in respect of other payables and provisions. Cash conversion days, the Group’s measure of working capital conversion, were 45 compared to 39 at the end of H107 reflecting the timing of working capital conversion arising from increased volume, particularly in respect of the timing of supplier and other creditor payments around the period end. We expect our operating cash flows to be higher in the second half reflecting the seasonality of some of our businesses.
Net capital expenditure in the period was £8.0 million (H107: £9.4 million). We continued to invest in our businesses to improve our product range through innovation, enhance our Lean capabilities and improve the quality of information through our ERP system implementations. Two further businesses commenced installations during the period. A number of operating companies will implement improvements to increase automation of their production facilities during the second half and, as a result, we expect total capital expenditure to be approximately £25 million in the year.
On 18 October 2007 SBS acquired TRUpour Limited, an innovative beverage dispense business. The initial consideration was £3.5 million payable in cash, with up to a further £2.7 million payable in cash over three years depending on performance. This positions SBS to improve its mix of higher end products and provide enhanced customer solutions. We continue to appraise a number of additional acquisition opportunities to supplement organic growth.
During H108, in respect of cash paid, we returned a further £14 million to our shareholders including £11.0 million in dividends and £2.8 million on share buy-backs.
Foreign exchange
The Group presents its results in sterling and is therefore exposed to the translation effects of foreign currency exchange rate movements, particularly the US dollar. We estimate that a one cent movement in the US dollar affects our adjusted operating profit by approximately £0.4 million per annum and net debt by £0.6 million. We therefore present like-for-like information which removes the effects of currency exchange rate movements and gives a clearer indication of the underlying performance of the Group.

H108 results were translated at an average of £1 = $2.01 and £1 = €1.35 compared to the prior period when results were translated at an average of £1 = $1.94 and £1 = €1.49. In H108, as a result of this translation effect, Group revenue and operating profit were adversely impacted by £2.1 million and £0.4 million respectively as the impact of the strengthening of the euro partially offset the impact of the weaker US dollar.
Strategy
Our strategy is Innovation in Technology, Brands and Service that enables our customers to increase their revenue and profit. During H108 this strategy gained momentum and recognition by the industry in the form of further awards but, more importantly, attracted further approval from customers.
For example, Frymaster has been selected by McDonald’s as one of the suppliers of their new LOVTM fryer systems to its restaurants. Frymaster worked with McDonald’s on the development of the fryer and worldwide field testing to validate the benefits of this system for over two years. The new frying system uses 40 per cent. less oil than the previous models and includes an automated vat “top off” feature and automated filtration technology, making the fryer easier to use for the restaurant staff. The electric models are now available to the McDonald’s System world wide, and gas models will be offered later this spring.
Technology is a key initiative and we continued to develop technology around speed, enhancing our line of products employing Accelerated Cooking Technology, and energy, by expanding our extensive product line of EnerlogicTM compliant products. In both areas, we already have amongst the largest product offerings in the industry. As part of our growing pipeline of technology opportunities, in conjunction with Delfield, the Technology Center has developed an integrated smoothie machine that allows operators to produce and dispense smoothie drinks in less than 40 seconds. The patent-pending unit features a fully integrated ice system that completely eliminates an operator’s need to transport ice during blending. Drinks are blended directly in a cup rather than in a pitcher, simplifying the process even further. The launch is anticipated in the fourth quarter of 2008 and the machine will be shown at the NAFEM Show in February 2009.
Our Brands are the pillars of our business and we are investing heavily to achieve or maintain leadership in each category. We do this by investing consistently in upgrading our products and developing new ones to maintain and enhance the reputation of our segment-leading brands. Our strategy of Innovation in Technology, Brands and Service continues to resonate well with our customers, particularly multi-unit operators who are outpacing market growth. Once again we were recognised by the US National Restaurant Association (“NRA”) as a leader in foodservice equipment innovation by winning four 2008 Kitchen Innovation Awards. The competition, judged by an independent panel of industry experts, recognises trendsetting kitchen equipment thought to be among the most innovative in the world. Our winners this year were the Frymaster ProtectorTM Fryer, Garland Restaurant Range, the Garland HE Broiler and the Lincoln 8005 Return Toaster.
Service before, during, and after the sale of products is critical. We have expanded our culinary support capabilities around the world, including the addition of chefs and new demonstration kitchens, as menu development takes on increasing importance in meeting rapidly changing consumer demands. Our High Performance Kitchen (“HPK”) design service is gaining traction with four projects undertaken in the current period and a total of 17 since the concept was introduced last year. For example YUM! Restaurants International (“YRI”) hired the HPK team to integrate new menu items into a new prototype for its flagship brand, Pizza Hut. YRI sees the addition of these menu categories as a key point of difference in enhancing their customer’s experience in international markets. The HPK design incorporates several of our brands enabling speed of service and reduced labour costs. YRI has implemented its first test location in El Salvador and has plans for expanded tests in Europe, the Middle East and Asia. This project and a number of others present exciting opportunities for the future.

SUMMARY
We are pleased to report another solid set of underlying results, as well as good progress against all of our long-term goals. Our overall expectations of underlying performance for the year remain unchanged underpinned by the previously announced pre-emptive actions to reduce our cost base. We believe that Enodis is well positioned to continue to capitalise on dynamic changes in the industry and have confidence in the long-term prospects for our businesses.
Dave McCulloch
Chief Executive Officer
12 May 2008

 Condensed consolidated income statement for the 26 weeks to 29 March 2008

		26 weeks to 29 March 2008			26 weeks to 31 March 2007
		Before	Amortisation		Before	Amortisation
		amortisation	of acquisition		amortisation	of acquisition
		of acquisition	intangibles		of acquisition	intangibles
		intangibles	and		intangibles	and
		and	exceptional		and	exceptional
		exceptional	items		exceptional	items
		items	(notes 1 & 3)	Total	items	(notes 1 & 3)	Total
	Notes	£m	£m	£m	£m	£m	£m
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Food Equipment		394.6	—	394.6	365.4	—	365.4
Property		—	—	—	—	—	—

Total revenue	2	394.6	—	394.6	365.4	—	365.4

Operating profit/(loss)
Food Equipment		39.2	(5.6)	33.6	35.6	—	35.6
Property		(0.7)	—	(0.7)	(0.4)	—	(0.4)
Corporate costs		(5.6)	(0.5)	(6.1)	(4.9)	(0.5)	(5.4)

Operating profit/(loss)	2,3	32.9	(6.1)	26.8	30.3	(0.5)	29.8
Financing costs		(5.2)	—	(5.2)	(4.4)	—	(4.4)
Investment income		0.6	—	0.6	0.9	—	0.9

Profit/(loss) before taxation		28.3	(6.1)	22.2	26.8	(0.5)	26.3
Taxation (expense)/benefit	4	(8.5)	(3.9)	(12.4)	(8.9)	—	(8.9)

Profit/(loss) for the financial period		19.8	(10.0)	9.8	17.9	(0.5)	17.4

Profit/(loss) for the financial period is attributable to:				£m			£m
				(Unaudited)			(Unaudited)
- Equity holders of the parent				9.7			17.3
- Minority interests				0.1			0.1

Earnings/(loss) per share (pence)	5			Pence			Pence
				(Unaudited)			(Unaudited)
- Basic earnings/(loss) per share				2.6			4.3
- Diluted earnings/(loss) per share				2.6			4.2
The accompanying notes form an integral part of these condensed consolidated financial statements.

     Condensed consolidated income statement for the 52 weeks to 29 September 2007

		52 weeks to 29 September 2007
		Before	Amortisation
		amortisation	of acquisition
		of acquisition	intangibles and
		intangibles and	exceptional
		exceptional	items
		items	(notes 1 & 3)	Total
	Notes	£m	£m	£m
Revenue
Food Equipment		802.5	—	802.5
Property		1.9		1.9

Total revenue	2	804.4		804.4

Operating profit/(loss)
Food Equipment		89.0	(0.5)	88.5
Property		(1.0)	(4.8)	(5.8)
Corporate costs		(10.2)	(0.5)	(10.7)

Operating profit/(loss)	2,3	77.8	(5.8)	72.0
Financing costs		(10.2)	—	(10.2)
Investment income		1.5		1.5

Profit/(loss) before taxation		69.1	(5.8)	63.3
Taxation (expense)/benefit	4	(22.2)		(22.2)

Profit/(loss) for the financial period		46.9	(5.8)	41.1

Profit/(loss) for the financial period is attributable to:				£m
- Equity holders of the parent				41.0
- Minority interests				0.1
Earnings/(loss) per share (pence)	5			Pence
- Basic earnings/(loss) per share				10.5
- Diluted earnings/(loss) per share				10.3
The accompanying notes form an integral part of these condensed consolidated financial statements.

Condensed consolidated statement of recognised income and expense

	26 weeks to	26 weeks to	52 weeks to
	29 March	31 March	29 September
	2008	2007	2007
	£m	£m	£m
	(Unaudited)	(Unaudited)
Exchange differences on translation of foreign operations	15.1	(12.9)	(15.8)
Gains/(losses) on cash flow hedges	0.4	(0.6)	(0.2)
Gains/(losses) on net investment hedges	(6.5)	2.4	4.4
Actuarial gains/(losses) on defined benefit and other post-retirement schemes	(1.8)	—	(3.6)
Tax on items taken directly to equity	(1.3)	1.2	2.7

Net income/(expense) recognised directly in equity	5.9	(9.9)	(12.5)
Transfers to profit or loss on cash flow hedges	—	0.3	(0.5)
Profit/(loss) for the financial period	9.8	17.4	41.1

Total recognised income/(expense) for the period	15.7	7.8	28.1

Total recognised income/(expense) for the period is attributable to
-Equity holders of the parent	15.6	7.7	28.0
-Minority interests	0.1	0.1	0.1

	15.7	7.8	28.1

Reconciliation of changes in consolidated shareholders’ equity

	26 weeks to	26 weeks to	52 weeks to
	29 March	31 March	29 September
	2008	2007	2007
	£m	£m	£m
	(Unaudited)	(Unaudited)
Total recognised income/(expense) for the period attributable to equity holders of the parent	15.6	7.7	28.0
Dividends paid	(11.0)	(8.6)	(14.0)
New shares issued	0.2	2.7	3.2
Repurchase of existing shares	(2.0)	(35.7)	(81.8)
Exercise of options from ESOP trust	—	—	0.2
Addition to share option reserve	0.7	0.5	0.9

Net addition to/(reduction in) shareholders’ equity	3.5	(33.4)	(63.5)
Shareholders’ equity at the beginning of the period	193.8	257.3	257.3

Shareholders’ equity at the end of the period	197.3	223.9	193.8

The accompanying notes form an integral part of these condensed consolidated financial statements.

Condensed consolidated balance sheet

		29 March	31 March	29 September
		2008	2007	2007
		£m	£m	£m
	Notes	(Unaudited)	(Unaudited)
Assets:
Non-current assets
Goodwill		183.9	179.5	175.3
Other intangible assets		13.8	10.5	11.0
Property, plant and equipment		84.4	76.7	79.3
Pension and other post-retirement assets		4.1	9.8	4.6
Investments		6.5	6.4	6.4
Deferred tax assets		30.9	42.8	36.8

		323.6	325.7	313.4

Current assets
Inventories		101.9	101.3	91.5
Trade and other receivables		129.1	116.4	134.7
Investments		0.2	22.2	0.2
Cash and cash equivalents		43.1	42.2	40.7

		274.3	282.1	267.1

Total assets		597.9	607.8	580.5

Liabilities:
Current liabilities
Trade and other payables		154.6	151.5	171.8
Borrowings		5.7	31.6	4.0
Corporation tax payable		11.8	11.5	11.0
Short-term provisions		20.4	16.8	15.9

		192.5	211.4	202.7

Non-current liabilities
Borrowings and obligations under finance		162.6	129.2	141.5
leases Other payables		2.8	1.0	1.0
Pension and other post-retirement obligations		19.8	21.4	18.1
Long-term provisions		18.4	20.3	19.6
Deferred tax liabilities		4.1	—	3.4

		207.7	171.9	183.6

Equity:
Called up equity share capital		36.7	39.3	36.9
Share premium account		4.7	4.0	4.5
Retained earnings		156.7	192.5	163.1
Foreign currency translation and hedging reserve		(7.5)	(15.2)	(16.5)
Other reserves		8.9	5.5	8.0
ESOP trust		(2.2)	(2.2)	(2.2)

Equity shareholders’ funds	9	197.3	223.9	193.8
Minority interests		0.4	0.6	0.4

Total liabilities and equity		597.9	607.8	580.5

The accompanying notes form an integral part of these condensed consolidated financial statements.

Condensed consolidated cash flow statement

			26 weeks to	26 weeks to	52 weeks to
			29 March	31 March	29 September
			2008	2007	2007
			£m	£m	£m
	Notes		(Unaudited)	(Unaudited)
Net cash inflow/(outflow) from operating activities:	(a	)
Operating activities before exceptional items and tax	1,3		23.0	14.9	76.7
Operating exceptional items	1,3		(1.0)	(0.5)	(0.5)
Tax paid			(7.0)	(3.5)	(8.4)

Net cash inflow/(outflow) from operating activities:			15.0	10.9	67.8
Cash flows from investing activities:
Acquisition of subsidiary undertakings - cash consideration	8		(3.5)	(14.9)	(16.0)
Acquisition of property, plant and equipment			(7.8)	(8.9)	(18.5)
Disposal of property, plant and equipment			0.2	0.2	0.6
Acquisition of software			(0.4)	(0.7)	(2.5)
Interest received			0.6	0.4	1.1
Dividends received from joint venture			—	0.3	0.3

Net cash flows from/(used in) investing activities:			(10.9)	(23.6)	(35.0)
Cash flows from financing activities:
Dividends paid			(11.0)	(8.6)	(13.8)
Issue of ordinary shares			0.2	2.7	3.2
Repurchase of ordinary shares			(2.8)	(32.7)	(81.0)
Increase/(decrease) in revolving credit facility			15.0	42.6	(65.3)
Increase/(decrease) in US Private Placement			—	—	124.1
Increase/(decrease) in borrowings due within one year			0.5	—	(1.7)
Increase/(decrease)in other long-term debt			(0.1)	—	(0.3)
Interest paid			(5.7)	(2.9)	(8.3)
Financing fees paid			—	—	(0.5)

Net cash flows from/(used in) financing activities:			(3.9)	1.1	(43.6)
Increase/(decrease) in cash and cash equivalents:			0.2	(11.6)	(10.8)
Cash and cash equivalents at the beginning of the period			37.5	47.5	47.5
Exchange gains/(losses) on cash and cash equivalents			0.9	(2.2)	0.8

Cash and cash equivalents at the end of the period:			38.6	33.7	37.5

Cash and cash equivalents at the end of the period comprise:
Cash and cash equivalents per balance sheet			43.1	42.2	40.7
Overdrafts included in current liabilities			(4.5)	(8.5)	(3.2)

			38.6	33.7	37.5

The accompanying notes form an integral part of these condensed consolidated financial statements.

Notes to the condensed consolidated cash flow statement
(a)	Reconciliation of operating profit/(loss) to net cash inflow/(outflow) from operating activities before tax

	26 weeks to 29 March 2008			26 weeks to 31 March 2007
	Before	Amortisation		Before	Amortisation
	amortisation	of acquisition		amortisation	of acquisition
	of acquisition	intangibles		of acquisition	intangibles
	intangibles	and		intangibles	and
	and	exceptional		and	exceptional
	exceptional	items		exceptional	items
	items	(notes 1 & 3)	Total	items	(notes 1 & 3)	Total
	£m	£m	£m	£m	£m	£m
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating profit/(loss)	32.9	(6.1)	26.8	30.3	(0.5)	29.8
Depreciation, amortisation and impairments	7.4	0.6	8.0	6.1	—	6.1
Share-based payment expense	0.7	—	0.7	0.5	—	0.5
Increase/(decrease) in provisions	(2.3)	4.1	1.8	(2.2)	—	(2.2)
(Increase)/decrease in inventories	(5.9)	0.2	(5.7)	(16.3)	—	(16.3)
(Increase)/decrease in trade and other receivables	13.8	—	13.8	1.2	—	1.2
Increase/(decrease) in trade and other payables	(23.6)	0.2	(23.4)	(4.7)	—	(4.7)

Net cash inflow/(outflow) from operating activities before tax	23.0	(1.0)	22.0	14.9	(0.5)	14.4

	52 weeks to 29 September 2007
	Before	Amortisation
	amortisation	of acquisition
	of acquisition	intangibles
	intangibles	and
	and	exceptional
	exceptional	items
	items	(notes 1 & 3)	Total
	£m	£m	£m
	(Unaudited)	(Unaudited)	(Unaudited)
Operating profit/(loss)	77.8	(5.8)	72.0
Depreciation, amortisation and impairments	12.7	0.5	13.2
Share-based payment expense	0.9	—	0.9
Increase/(decrease) in provisions	(4.5)	0.8	(3.7)
(Increase)/decrease in inventories	(11.6)	2.7	(8.9)
(Increase)/decrease in trade and other receivables	(18.3)	—	(18.3)
Increase/(decrease) in trade and other payables	19.7	1.3	21.0

Net cash inflow/(outflow) from operating activities before tax	76.7	(0.5)	76.2

Notes to the condensed consolidated cash flow statement (continued)
(b)	Summary of movements in net debt[1] and reconciliation to balance sheet

	29 March	31 March	29 September
	2008	2007	2007
	£m	£m	£m
	(Unaudited)	(Unaudited)
Net increase/(decrease) in cash and cash equivalents	0.2	(11.6)	(10.8)
Net (increase)/decrease in borrowings	(14.9)	(43.3)	(35.8)
Net increase/(decrease) in defeasance trust investments	—	(0.5)	(22.5)
Effect of foreign exchange rate movements	(5.7)	0.6	6.1

Movement in net debt in the period	(20.4)	(54.8)	(63.0)
Net debt at the beginning of the period	(104.8)	(41.8)	(41.8)

Net debt at the end of the period	(125.2)	(96.6)	(104.8)

Net debt at the end of the period comprises
Cash and cash equivalents	43.1	42.2	40.7
Investments in defeasance trust investments	—	22.0	—
10 3/8% Senior Subordinated Notes	—	(20.8)	—
Other current borrowings	(5.7)	(10.8)	(4.0)
US Private Placement	(125.8)	—	(122.7)
Non-current borrowings	(35.6)	(128.0)	(17.7)
Non-current finance lease obligations	(1.2)	(1.2)	(1.1)

Net debt at the end of the period	(125.2)	(96.6)	(104.8)

1	Net debt consists of all borrowings, finance lease obligations, cash and cash equivalents, and investments in respect of the defeasance trust.

Notes to the condensed consolidated financial statements
1. Basis of Preparation
The accompanying unaudited financial statements (“condensed financial statements”) have been prepared on a basis consistent with International Financial Reporting Standards (“IFRS”) and the accounting policies set out in the Group’s (Enodis plc and subsidiary undertakings) financial statements for the 52 weeks ended 29 September 2007. Therefore, these condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Group’s 2007 Annual Report.
The Group’s condensed financial statements are unaudited and include all adjustments which management considers necessary for a fair presentation of the Group’s financial position, operating results and cash flows for the 26 week periods ended 29 March 2008 and 31 March 2007.
These condensed financial statements do not constitute statutory accounts as defined by Section 240 of the Companies Act 1985. A copy of the Group’s financial statements for the 52 weeks ended 29 September 2007 prepared in accordance with IFRS has been filed with the Registrar of Companies. The auditors’ report on those financial statements was not qualified and did not contain statements under s237(2) of s237(3) of the Companies Act 1985.
The Group’s condensed financial statements are prepared in accordance with IAS34 “Interim Financial Reporting”.
Certain reclassifications have been made to the comparative results in order to conform to the 2008 presentation.
Exceptional items are defined as those that are material in nature or amount and non-recurring. Exceptional items are disclosed separately in the condensed consolidated income statement to assist in the understanding of the financial performance of the Group.
These condensed financial statements were approved by the Board on 12 May 2008.
2. Segmental information
(a)	Revenue by business segments:

	26 weeks to 29 March 2008			26 weeks to 31 March 2007
	External Intercompany			External Intercompany
	sales	sales	Total	sales	sales	Total
	£m	£m	£m	£m	£m	£m
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Foodservice Equipment — North America	217.4	7.6	225.0	215.3	5.9	221.2
Foodservice Equipment — Europe/Asia	104.9	2.9	107.8	85.1	3.1	88.2

Foodservice Equipment	322.3	10.5	332.8	300.4	9.0	309.4
Food Retail Equipment	72.3	—	72.3	65.0	—	65.0

Food Equipment	394.6	10.5	405.1	365.4	9.0	374.4
Property	—	—	—	—	—	—
Eliminations	—	(10.5)	(10.5)	—	(9.0)	(9.0)

Total revenue	394.6	—	394.6	365.4	—	365.4

Notes to the condensed consolidated financial statements (continued)
2. Segmental information (continued)
(a)	Revenue by business segments: (continued)

		52 weeks to 29 September
		2007 External Intercompany
	sales		sales	Total
	£m		£m	£m
Foodservice Equipment — North America		455.7	11.5	467.2
Foodservice Equipment — Europe/Asia		192.8	7.1	199.9

Foodservice Equipment		648.5	18.6	667.1
Food Retail Equipment		154.0	—	154.0

Food Equipment		802.5	18.6	821.1
Property		1.9	—	1.9
Eliminations		—	(18.6)	(18.6)

Total revenue		804.4	—	804.4

(b)	Operating profit/(loss) by business segments:

	26 weeks to 29 March 2008			26 weeks to 31 March 2007
	Before Amortisation			Before Amortisation
	amortisation of acquisition			amortisation of acquisition
	of acquisition	intangibles		of acquisition	intangibles
	intangibles	and		intangibles	and
	and	exceptional		and	exceptional
	exceptional	items		exceptional	items
	items	(notes 1 & 3)	Total	items	(notes 1 & 3)	Total
	£m	£m	£m	£m	£m	£m
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Foodservice Equipment — North America	30.0	(1.3)	28.7	29.3	—	29.3
Foodservice Equipment — Europe/Asia	4.4	(4.3)	0.1	2.5	—	2.5

Foodservice Equipment	34.4	(5.6)	28.8	31.8	—	31.8
Food Retail Equipment	4.8	—	4.8	3.8	—	3.8

Food Equipment	39.2	(5.6)	33.6	35.6	—	35.6
Property	(0.7)	—	(0.7)	(0.4)	—	(0.4)
Corporate costs	(5.6)	(0.5)	(6.1)	(4.9)	(0.5)	(5.4)

Operating profit/(loss)	32.9	(6.1)	26.8	30.3	(0.5)	29.8

Financing costs			(5.2)			(4.4)
Investment income			0.6			0.9

Profit/(loss) before taxation			22.2			26.3
Taxation (expense)/benefit			(12.4)			(8.9)

Profit/(loss) for the financial period			9.8			17.4

Notes to the condensed consolidated financial statements (continued)
2. Segmental information (continued)
(b)	Operating profit/(loss) by business segments: (continued)

	52 weeks to 29 September 2007
	Before Amortisation amortisation of
	acquisition
	of acquisition	intangibles
	intangibles	and
	and	exceptional
	exceptional	items
	items	(notes 1 & 3)	Total
	£m	£m	£m
Foodservice Equipment — North America	66.2	—	66.2
Foodservice Equipment — Europe/Asia	11.4	(0.5)	10.9

Foodservice Equipment	77.6	(0.5)	77.1
Food Retail Equipment	11.4	—	11.4

Food Equipment	89.0	(0.5)	88.5
Property	(1.0)	(4.8)	(5.8)
Corporate costs	(10.2)	(0.5)	(10.7)

Operating profit/(loss)	77.8	(5.8)	72.0

Financing costs			(10.2)
Investment income			1.5

Profit/(loss) before taxation			63.3
Taxation (expense)/benefit			(22.2)

Profit/(loss) for the financial period			41.1

Historically, sales of food equipment have been stronger in the second half of the Group’s financial year (April through to September). Accordingly, the condensed consolidated results for the 26 weeks ended 29 March 2008 may not necessarily be indicative of the operating results that may be achieved for the 52 week period ending 27 September 2008, reflecting increased sales in the warmer months of ice machines and other cooling equipment and the effect of increased construction, installation and renovation of kitchen equipment, for example, during school summer holidays.
3. Operating exceptional items and amortisation of acquisition intangibles
As described in note 1, the Group maintains a columnar format for the presentation of its income statement. This format is considered to be appropriate as it better reflects the Group’s underlying performance.

		26 weeks to	26 weeks to	52 weeks to
		29 March	31 March	29 September
		2008	2007	2007
		£m	£m	£m
		(Unaudited)	(Unaudited)
(i)	The Group has determined that the following pre-tax items to be separately identified in the condensed consolidated income statement:
	Restructuring costs (a)	5.0	—	—
	Costs in respect of offer / bid approaches (b) / (d)	0.3	0.5	0.5
	Costs in respect of the US IRS audit (c)	0.2	—	—
	Increase in leasehold property provisions (e)	—	—	0.8
	Charge in respect of development properties (f)	—	—	4.0

	Pre-tax exceptional items	5.5	0.5	5.3
(ii)	Amortisation of acquisition intangibles	0.6	—	0.5

		6.1	0.5	5.8

Notes to the condensed consolidated financial statements (continued)
3. Operating exceptional items and amortisation of acquisition intangibles (continued)
Management note that exceptional items as defined or presented in these condensed financial statements may not be comparable to similarly titled measures reported by other companies.
(i)	Operating exceptional items
2008
(a)	Restructuring

During H 108, to mitigate any potential market weakness in North America, the Group has taken a number of pre-emptive cost actions including headcount and overhead spending reductions as well as restructuring of some business units in Europe/Asia.

The total exceptional charge in respect of these pre-emptive cost reduction programmes is expected to be approximately £6.5 million of which £5.0 million was incurred in H 108. Of the total charge of £6.5 million, approximately £6 million will be paid in cash with the balance relating to asset write-downs arising from the Europe/Asia business restructurings. At the end of the period, the remaining provision, principally in respect of redundancy costs, was £4.3 million.

(b)	Offer costs

During H 108, the Group incurred costs of £0.3 million, principally in respect of professional fees arising from the offer from The Manitowoc Company, Inc.

(c)	Taxation

Exceptional items comprise professional fees in respect of the US Internal Revenue Service (“IRS”) audit totalling £0.2 million (H 107: nil). Other taxation exceptional items total £4.1 million, for further information see note 4.
2007
(d)	Bid costs

During H 107, the Group incurred costs of £0.5 million, principally in respect of professional fees, considering and responding to the conditional approaches from AGA Foodservice Group plc.

(e)	Development properties

Following an unsuccessful planning application and public enquiry, the Group considered its options and reviewed the carrying value of its Felsted development property. The Group has launched a judicial review process but whilst the outcome of this is uncertain and reflecting expected market value, during H207 the Group charged £2.7 million to the income statement. In addition, the Group reviewed the costs in respect of completing its obligations on the site and charged a further £1.3 million.

(f)	Leasehold property provisions

During H207, the Group carried out a further review of its surplus leasehold properties and concluded that, whilst it is actively pursuing all options for the properties, a further provision of £0.8 million was required.
(ii)	Amortisation of acquisition intangibles represents amortisation of intangible assets relating to the acquisition of TRUpour in FY08 and Fabristeel in FY07 (see note 8), and Frau in FY06.

Notes to the condensed consolidated financial statements (continued)
4. Taxation
Analysis of expense/(benefit) in the period

	26 weeks to	26 weeks to	52 weeks to
	29 March	31 March	29 September
	2008	2007	2007
	£m	£m	£m
	(Unaudited)	(Unaudited)
The corporate tax expense/(benefit) for the period comprises:
UK corporation taxation
— current year	—	—	—
Overseas corporation taxation
— current year	6.3	3.4	8.3
— adjustment in respect of prior years	—	—	(0.3)

	6.3	3.4	8.0
Deferred taxation	2.2	5.5	14.2

Pre-exceptional taxation	8.5	8.9	22.2
Tax on exceptional items and amortisation of acquisition intangibles comprises:
IRS audit settlement (i)	2.2	—	—
Loss restrictions (ii)	3.2	—	—
Restructuring (iii)	(1.3)	—	—

Tax expense/(benefit) on exceptional items	4.1	—	—
Amortisation of acquisition intangibles	(0.2)	—	—

Tax expense/(benefit) on exceptional items and amortisation of acquisition intangibles (see notes 1 and 3)	3.9	—	—

Total tax expense/(benefit)	12.4	8.9	22.2

The Group’s current tax arises in overseas jurisdictions, principally North America and Italy. The interim tax charge is based on current estimates of the Group’s full year profit projections and the current Group structure. The actual tax charge could differ from current estimates due to changes in actual profits and changes in the geographical mix of profits.
In H108, the tax charge represented approximately 30 per cent. of adjusted profit before tax (H107: 33 per cent.) recognising the effect of internal Group restructuring implemented during FY06 and FY07. Of the pre-exceptional charge of £8.5 million, £6.3 million (approximately 22 per cent. of adjusted profit before tax) is payable in cash. The balance is represented by deferred tax movements; as expected, the cash tax rate has increased towards the overall rate as we have utiised the US tax losses.

Notes to the condensed consolidated financial statements (continued)
4. Taxation (continued)
The £4.1 million charge in respect of tax exceptional items is analysed as follows:
(i)	The routine IRS audit of Enodis’ FY04 and FY05 federal income tax returns, disclosed in note 29 in the Group’s financial statements for the 52 weeks ended 29 September 2007 as a contingent liability, has now been concluded with a tax settlement of $4.4 million (£2.2 million). The Group incurred costs of £0.2 million in respect of professional fees resulting from the IRS audit. These items are shown as exceptional;

(ii)	UK tax legislation restricts the utilisation of revenue losses after a change of ownership of a company if certain conditions are met. We consider that as a result of the offers for the Company, it is more likely than not that these conditions will be met in relation to certain losses. As a result, a deferred tax asset of £3.2 million in relation to revenue losses has been written-off as an exceptional item; and

(iii)	Taxation in respect of the restructuring exceptional items was a benefit of £1.3 million.
There was a tax benefit of £0.2 million in respect of the amortisation of acquisition intangibles.
After exceptional items and the amortisation of acquisition intangibles, our H108 charge in respect of taxation is approximately 56 per cent. (H107: 34 per cent.) of profit before tax.
5. Earnings/(loss) per share

	26 weeks to	26 weeks to	52 weeks to
	29 March	31 March	29 September
	2008	2007	2007
	£m	£m	£m
	(Unaudited)	(Unaudited)
Profit/(loss) for the period attributable to equity holders of the parent	9.7	17.3	41.0

	Millions	Millions	Millions
Basic weighted average number of shares	366.7	400.2	389.9
Dilutive number of shares from equity settled share-based payments	6.8	10.0	9.2

Diluted weighted average number of shares	373.5	410.2	399.1

Adjusted earnings per share are presented to reflect the Group’s underlying performance. The Group’s adjusted earnings per share are based on profit/(loss) before exceptional items and amortisation of acquisition intangibles (see notes 1 & 3).

Notes to the condensed consolidated financial statements (continued)
5. Earnings/(loss) per share (continued) A reconciliation to the Group’s adjusted earnings per share is as follows:

	26 weeks to	26 weeks to	52 weeks to
	29 March	31 March	29 September
	2008	2007	2007
	Pence	Pence	Pence
	(Unaudited)	(Unaudited)
Basic earnings/(loss) per share	2.6	4.3	10.5
Effect per share of:
Exceptional items and amortisation of acquisition intangibles	2.8	0.1	1.5

Adjusted basic earnings per share	5.4	4.4	12.0

Diluted earnings/(loss) per share	2.6	4.2	10.3
Effect per share of:
Exceptional items and amortisation of acquisition intangibles	2.7	0.1	1.4

Adjusted diluted earnings per share	5.3	4.3	11.7

6. Foreign currency translation
The majority of the Group’s results arise in the US. The results of subsidiary companies reporting in US dollars have been translated at the following rates:

	26 weeks to	26 weeks to	52 weeks to
	29 March	31 March	29 September
	2008	2007	2007
	(Unaudited)	(Unaudited)
Average exchange rate £1 = US$	2.01	1.94	1.98
Closing exchange rate £1 = US$	1.99	1.96	2.04
7. Dividends

	26 weeks to	26 weeks to	52 weeks to
	29 March	31 March	29 September
	2008	2007	2007
	£m	£m	£m
	(Unaudited)	(Unaudited)
Dividends recognised:
FY07 final — 3.00 pence per share (paid 16 February 2008)	11.0	—	—
FY07 interim — 1.40 pence per share (paid 22 June 2007)	—	—	5.4
FY06 final — 2. 17p per share (paid 15 February 2007)	—	8.6	8.6

	11.0	8.6	14.0

As a result of the Manitowoc offer (see note 10), the Board approved a dividend, in lieu of an interim dividend, of 2.0 pence per share for 2008, which will result in an estimated distribution of £7.3 million. This dividend was approved by the Board on 14 April 2008 for payment on 23 June 2008 to shareholders on the Company’s share register on 30 May 2008, and has not been included as a liability as at 29 March 2008.1

1.	The Dividend was paid on 23 June 2008 to Enodis Shareholders whose names appeared on the Company’s shareholder register at 6.00 p.m. on 30 May 2008.

Notes to the condensed consolidated financial statements (continued)
8. Acquisitions
(i)	On 18 October 2007, Scotsman Beverage Systems Limited (“SBS”) acquired 100 per cent. of the share capital of TRUpour Limited, an innovative beverage dispense business. The initial consideration was £3.5 million payable in cash, with up to a further £2.7 million payable in cash over three years depending on performance. This positions SBS to improve its mix of higher end products and provide enhanced customer solutions. This transaction has been accounted for by the purchase method of accounting.

		Fair value	Provisional
	Book value	adjustments	fair values
	£m	£m	£m
	(Unaudited)	(Unaudited)	(Unaudited)
Net assets acquired:
Property, plant and equipment	0.7	(0.3)	0.4
Inventories	0.5	(0.1)	0.4
Trade and other receivables	1.1	—	1.1
Trade and other payables	(0.4)	(0.2)	(0.6)
Borrowings	(0.1)	—	(0.1)
Deferred tax	—	(0.6)	(0.6)
Intangible assets:
— brands	—	0.6	0.6
— other intangible assets		2.1	2.1

	1.8	1.5	3.3

Goodwill			2.7

Total consideration			6.0

Satisfied by:
Cash paid			3.5
Attributable costs			0.2
Discounted deferred consideration outstanding			2.3

			6.0

Net cash outflow arising on acquisition:
Total consideration, including costs			6.0
Accrued cash consideration			(2.3)

			3.7
The fair value adjustments shown above are provisional and will be finalised within 12 months from the acquisition date.
The amount of revenue and operating profit/(loss) before exceptional items since the acquisition date that is included in the Group’s results for the 26 weeks to 29 March 2008 was £1.0 million and £(0. 1)m respectively.
If the acquisition of TRUpour Limited had been completed on the first day of the financial year, there would have been no significant change to the Group’s revenues and profit attributable to equity holders of £394.6 million and £9.7 million respectively.
The goodwill arising on the acquisition is attributable to the anticipated profitability of the beverage dispense business, expected synergies and the increased speed to market which will enhance customer solutions.

Notes to the condensed consolidated financial statements (continued)
8. Acquisitions (continued)
(ii)	On 8 January 2007, the Group acquired 100 per cent. of the Fabristeel Group (“Fabristeel”). Headquartered in Singapore, Fabristeel manufactures hot and cold foodservice equipment in Singapore and China, and has an extensive service and distribution network in more than ten countries, with sales offices in Shanghai, Beijing and Malaysia. The total cost was £15.7 million represented by £15.1 million paid on completion, £0.3 million paid as a result of levels of working capital and cash, and acquisition expenses of £0.3 million. This transaction has been accounted for by the purchase method of accounting.

		Fair value
	Book value	adjustments	Fair values
	£m	£m	£m
	(Unaudited)	(Unaudited)	(Unaudited)
Net assets acquired:
Property, plant and equipment	2.1	0.7	2.8
Inventories	2.7	(0.9)	1.8
Trade and other receivables	2.0	—	2.0
Cash and cash equivalents	0.3	—	0.3
Trade and other payables	(1.8)	(0.1)	(1.9)
Deferred tax liability	—	(1.1)	(1.1)
Intangible assets:
— brands		2.7	2.7
— other intangibles assets	—	1.1	1.1

	5.3	2.4	7.7

Goodwill			8.0

Total consideration			15.7

Satisfied by:
Cash paid			15.4
Attributable costs			0.3

			15.7

Net cash outflow arising on acquisition:
Cash consideration, including costs			15.7
Cash and cash equivalents acquired			(0.3)

			15.4
In accordance with the requirements of IFRS3 “Business Combinations” the fair value adjustments, previously shown in the 2007 financial statements as provisional, have now been finalised, without further adjustment.

Notes to the condensed consolidated financial statements (Continued)
9. Reserves (unaudited)

				Foreign
	Called			currency
	up			translation
	equity	Share		and
	share	premium	Retained	hedging	Other	ESOP	Group
	capital	account	earnings	reserve	reserves	trust	total
	£m	£m	£m	£m	£m	£m	£m
As at 29 September 2007	36.9	4.5	163.1	(16.5)	8.0	(2.2)	193.8
Retained profit/(loss) for the period	—	—	9.7	—	—	—	9.7
Shares issued	—	0.2	—	—	—	—	0.2
Share buy-backs	(0.2)	—	(2.0)	—	0.2	—	(2.0)
Actuarial gains/(losses)	—	—	(1.8)	—	—	—	(1.8)
Share-based payments expense	—	—	—	—	0.7	—	0.7
Tax on items taken directly to equity	—	—	(1.3)	—	—	—	(1.3)
Dividends paid	—	—	(11.0)	—	—	—	(11.0)
Other gains and losses recognised directly in equity	—	—	—	(6.1)	—	—	(6.1)
Transfer to profit and loss for cash flow hedges	—	—	—	—	—	—	—
Currency realignment	—	—	—	15.1	—	—	15.1

As at 29 March 2008	36.7	4.7	156.7	(7.5)	8.9	(2.2)	197.3

Share buy-backs
On 1 October 2007, the Group paid £0.8 million in respect of 0.4 million shares that were unsettled at 29 September 2007 following the FY07 share buy-back programme. These shares have been cancelled.
During H108, the Group repurchased 1.3 million ordinary shares of 10p each for £2.0 million, including stamp duty and other costs, representing approximately 0.4 per cent. of the issued share capital of the Company. Distributable reserves have been reduced by £2.0 million, being the consideration paid for these shares and associated transaction costs. These shares have been cancelled.
10. Events after the balance sheet date
(i)	As described in note 7, as a result of the offer from The Manitowoc Company, Inc. (“Manitowoc”) (see below), the Board has approved a dividend of 2.0 pence per share in lieu of an interim dividend. This dividend was approved on 14 April 2008, after the balance sheet date, and has not been included as a liability as at 29 March 2008.

(ii)	On 14 April 2008, the Board recommended an offer from Manitowoc valuing each Enodis share at 260 pence. Under the terms of the Manitowoc offer, Enodis shareholders would receive 258 pence in cash for each Enodis share. In addition, in June 2008, Enodis will pay a dividend of 2.0 pence per Enodis share in lieu of an interim dividend in respect of the 52 weeks ending 27 September 2008 (“the Dividend”).[1]

On 8 May 2008, Illinois Tool Works, Inc. (“ITW”) announced a competing offer for Enodis, which the Board has recommended, withdrawing its recommendation of the Manitowoc offer. Under the terms of the ITW offer, Enodis shareholders will receive 280 pence in cash for each Enodis share.[2] The Dividend continues to be payable on 23 June 2008 to Enodis shareholders on the register as at the close of business on 30 May 2008.[1]

1.	The Dividend was paid on 23 June 2008 to Enodis Shareholders whose names appeared on the Company’s shareholder register at 6.00 p.m. on 30 May 2008.

2.	Following the announcement on 19 May 2008 of an increased offer by Manitowoc, the Enodis Board has withdrawn its recommendation of the ITW offer, in favour of Manitowoc’s increased offer as set out in this scheme document.

Notes to the condensed consolidated financial statements (continued)
10. Events after the balance sheet date (continued)
It is intended that the ITW offer will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006, involving a Capital Reduction under section 135 of the Companies Act 1985 (“the Scheme”). The ITW offer is conditional, inter alia, on ITW obtaining certain anti-trust clearances. It is the current intention of the Company to convene the Court Meeting and General Meeting to approve the Scheme on 18 June 2008. ITW expects that the Scheme should become effective in late August 2008. Enodis shareholders will receive the ITW offer proceeds after the Scheme becomes effective.[1]

In addition, Enodis and ITW have entered into an Implementation Agreement dated 8 May 2008 under the terms of which they have agreed to implement the Scheme. In particular, the Implementation Agreement includes the following provisions:

Anti-trust clearances and termination fees

The parties have agreed to use all reasonable endeavours to ensure that all necessary anti-trust clearances are obtained by 4 November 2008. ITW has agreed to make its US anti-trust filings within 10 business days and its EC anti-trust filings within 10 weeks of 8 May 2008.

ITW has undertaken to Enodis that if ITW does not agree to certain remedies, if these are required by anti-trust regulators in order to obtain anti-trust clearances, concerning the ITW Group or certain parts of the Enodis Group, it will pay Enodis a termination fee of US$50 million. Such termination fee will not be payable if, prior to it otherwise becoming payable:
(a)	Enodis has materially breached certain obligations to co-operate in obtaining the anti-trust clearances and such breach has materially contributed to the non-satisfaction of the anti-trust conditions; or

(b)	the Enodis Directors have withdrawn or adversely modified or qualified their recommendation to Enodis shareholders to vote in favour of the Scheme; or

(c)	the ITW offer has lapsed or has been withdrawn by ITW invoking (whether before or after posting of the Scheme document) any condition other than the anti-trust conditions.
Inducement fee
Enodis has agreed to pay an inducement fee to ITW of £10.8 million if:
(a)	the Enodis Directors do not unanimously and without qualification recommend shareholders to vote in favour of the Scheme and the attendent resolutions to be put to a general meeting or they at any time withdraw or adversely modify or qualify their recommendation to Shareholders to vote in favour of the Scheme and/or the general meeting resolutions or they at any time decide not to proceed with the Scheme; or

(b)	a third party transaction is announced prior to the offer lapsing or being withdrawn, which third party transaction subsequently becomes or is declared wholly unconditional or is completed, provided always that, in the event of a break fee being paid or becoming payable pursuant to an agreement entered into by Enodis prior to the date of the ITW Implementation Agreement, the inducement fee payable to ITW shall be the maximum payable by Enodis under Rule 21.2 of the Takeover Code and Listing Rule 10.2.7R, less the amount paid by Enodis pursuant to such prior agreement. Enodis has agreed not to enter into an inducement fee agreement or any similar arrangement with any other party following the date of the agreement.

1.	Following the announcement on 19 May 2008 of an increased offer by Manitowoc, the Enodis Board has withdrawn its recommendation of ITWs offer in favour of Manitowoc’s increased offer as set out in this scheme document.

Notes to the condensed consolidated financial statements (continued)
10. Events after the balance sheet date (continued)
Other key terms
Other key terms in the Implementation Agreement include the agreement that Enodis will not solicit approaches from other parties and is required to notify ITW if approached by a third party. In addition Enodis is required to obtain ITW’s consent for certain aspects of business operation which fall outside the ordinary course.
ITW has also reserved the right to implement its proposed acquisition of Enodis as a takeover offer instead of a Scheme, in certain circumstances.1
Full details of the Scheme and the Implementation Agreement will be included in the Scheme document.
Other matters
Following the announcement of the Manitowoc offer on 14 April, a fee of £2.5 million became payable to Rothschild. Further professional fees may become payable subject to the development of the offer.
As a result of the Directors withdrawing their recommendation of the Manitowoc offer, an inducement fee of £10 million becomes payable to Manitowoc should their offer be withdrawn or lapse.
11. Contingent liabilities
Enodis Corporation and several other parties have been named in a lawsuit filed in the United States Bankruptcy Court for the Northern District of Indiana, Freeland v. Enodis, et al. In the case, the bankruptcy trustee sought to hold Enodis Corporation liable as the “alter ego” of its former subsidiary Consolidated Industries Corporation (“Consolidated”), for the debts and other liabilities of Consolidated. Enodis Corporation sold Consolidated to an unrelated party in 1998. Shortly after the sale, Consolidated commenced bankruptcy proceedings. In addition to the “alter ego” claim, the trustee asserted a variety of bankruptcy and equitable claims seeking to recover up to $37 million paid by Consolidated to the Enodis Group between 1988 and 1998. As previously discussed in our 2004 Annual Report, on 7 January 2003, the United States District Court entered a partial summary judgement for $8.6 million against Enodis Corporation in relation to the complaint by the trustee that the purchase price paid to Enodis for the share capital of Consolidated was a fraudulent transfer under US bankruptcy law. On 28 July 2004, the Bankruptcy Court issued an opinion dismissing all claims against all defendants other than Enodis Corporation, and held that the trustee was not entitled to assert the alter ego claims against Enodis Corporation. However, the Court also held that the trustee was entitled to recover $30 million paid by Consolidated, plus prejudgement interest, for a total of approximately $43 million. This judgement is in addition to the summary judgement issued by the United States District Court in 2003.
Enodis Corporation appealed the adverse portion of the decision of the Bankruptcy Court and planned to appeal the previous adverse decision of the District Court when it was appropriate to do so. On 31 October 2006 the District Court upheld the rulings of the Bankruptcy Court with respect to the dismissal of all claims against the defendants other than Enodis, the denial of the trustee’s alter ego claim against Enodis and the judgement against Enodis.
Both Enodis and the trustee have appealed the court’s judgements to the United States Court of Appeals for the Seventh Circuit. Briefing of the appeals and oral arguments have taken place. The Directors, having reconfirmed advice from external legal counsel after the District Court issued its decision, still believe the adverse portions of the decisions of the District Court to be in error, and further believe it is probable that Enodis’ appeals will be successful.

1.	Following the announcement on 19 May 2008 of an increased offer by Manitowoc, the Enodis Board has withdrawn its recommendation of ITW’s offer in favour of Manitowoc’s increased offer as set out in this scheme document.

11. Contingent liabilities (continued)
The Group is also involved in other Consolidated lawsuits alleging total damage claims of $6.2 million. These claims are currently pending and we continue to defend them vigorously. Other parties in cases pending against Consolidated have threatened to sue Enodis Corporation as Consolidated’s alter ego. Currently, however, no party other than the trustee is actively pursuing this theory against Enodis Corporation.
Other unaudited financial information
(i) Reconciliation of like-for-like information for the 26 weeks to 29 March 2008
The effect of acquisitions in the current year are calculated by removing any results of acquired Food Equipment businesses at current year applicable foreign exchange rates. The effect of acquisitions applied to the prior year results is calculated by including the results of the acquired business for the period in which the Group did not own the business, translated at the applicable prior year foreign exchange rates. The effect of foreign exchange movements is calculated by retranslating prior year ongoing Food Equipment results at the foreign exchange rates used to translate current year results.

		Effect of			Effect of	Effect of
		acquisitions	Like-for-like		acquisitions	foreign	Like-for-like
		26 weeks to	26 weeks to	26 weeks to	26 weeks to	exchange	26 weeks to	Like-for-like
	29 March	29 March	29 March	31 March	31 March	rate	31 March	increase/
	2008	2008	2008	2007	2007	movements	2007	(decrease)
	£m	£m	£m	£m	£m	£m	£m	%
(a) Revenue
Foodservice Equipment — North America	217.4	—	217.4	215.3	—	(5.2)	210.1	3%
Foodservice Equipment — Europe/Asia	104.9	(1.0)	103.9	85.1	3.9	5.4	94.4	10%

Global Foodservice Equipment	322.3	(1.0)	321.3	300.4	3.9	0.2	304.5	6%
Food Retail Equipment	72.3	—	72.3	65.0	—	(2.3)	62.7	15%

Food Equipment	394.6	(1.0)	393.6	365.4	3.9	(2.1)	367.2	7%

(b) Operating profit before amortisation of acquisition intangibles and exceptional items
Foodservice Equipment — North America	30.0	—	30.0	29.3	—	(0.7)	28.6	5%
Foodservice Equipment — Europe/Asia	4.4	0.1	4.5	2.5	0.5	0.5	3.5	29%
Global Foodservice Equipment	34.4	0.1	34.5	31.8	0.5	(0.2)	32.1	7%
Food Retail Equipment	4.8	—	4.8	3.8	—	(0.2)	3.6	33%

Food Equipment	39.2	0.1	39.3	35.6	0.5	(0.4)	35.7	10%

Other unaudited financial information (continued)
(ii) Reconciliation of non-IFRS measures

	26 weeks to	26 weeks to	52 weeks to
	29 March	31 March	29 September
	2008	2007	2007
	£m	£m	£m
(a) Adjusted Group operating profit/(loss)
Group operating profit/(loss)	26.8	29.8	72.0
Add back:
Exceptional items and amortisation of acquisition intangibles (see notes 1 & 3)	6.1	0.5	5.8

Adjusted Group operating profit/(loss)	32.9	30.3	77.8

(b) Adjusted Group profit/(loss) before taxation
Group profit/(loss) before taxation	22.2	26.3	63.3
Add back:
Exceptional items and amortisation of acquisition intangibles (see notes 1 & 3)	6.1	0.5	5.8

Adjusted Group profit/(loss) before taxation	28.3	26.8	69.1

(c) Adjusted Group profit/(loss) after taxation
Group profit/(loss) for the period	9.8	17.4	41.1
Add back:
Exceptional items and amortisation of acquisition intangibles (see notes 1 & 3)	10.0	0.5	5.8

Adjusted Group profit/(loss) after tax	19.8	17.9	46.9

PART B
Audited consolidated statutory accounts of the Enodis Group for the
52 weeks to 29 September 2007, 30 September 2006 and 1 October 2005
Consolidated income statement for the 52 weeks to 29 September 2007, 30 September 2006 and 1 October 2005
The financial information contained in Part B does not constitute statutory accounts within the meaning of section 240 of the Companies Act. The information in respect of the 52 weeks ended 29 September 2007 and the 52 weeks ended 30 September 2006 set out in Part B has been extracted, without material adjustment, from the text of the audited consolidated statutory accounts of Enodis plc for the 52 weeks ended 29 September 2007. The information in respect of the 52 weeks ended 1 October 2005 set out in Part B has been extracted, without material adjustment, from the text of the comparatives presented in the audited consolidated statutory accounts of Enodis plc for the 52 weeks ended 30 September 2006.

		52 weeks to 29 September 2007			52 weeks to 30 September 2006			52 weeks to 1 October 2005
			Amortisation			Amortisation			Amortisation
		Before	of acquisition		Before	of acquisition		Before	of acquisition
		amortisation	intangibles		amortisation	intangibles		amortisation	intangibles
		of acquisition	and		of acquisition	and		of acquisition	and
		intangibles	exceptional		intangibles	exceptional		intangibles	exceptional
		and	items		and	items		and	items
		exceptional	(notes 1		exceptional	(notes 1		exceptional	(notes 1
		items	and 7)	Total	items	and 7)	Total	items	and 7)	Total
	Notes	£m	£m	£m	£m	£m	£m	£m	£m	£m
Revenue
Food equipment		802.5	—	802.5	762.1	—	762.1	667.8	—	667.8
Property		1.9	—	1.9	6.2	—	6.2	0.1	—	0.1

	1,3,4	804.4	—	804.4	768.3	—	768.3	667.9	—	667.9
Operating profit/(loss)	1
Food equipment		89.0	(0.5)	88.5	80.8	(0.1)	80.7	65.8	(6.7)	59.1
Property		(1.0)	(4.8)	(5.8)	(0.9)	—	(0.9)	(0.6)	(5.4)	(6.0)
Corporate costs		(10.2)	(0.5)	(10.7)	(9.0)	(1.8)	(10.8)	(10.6)	(2.1)	(12.7)

Operating profit/(loss)	1,6,4	77.8	(5.8)	72.0	70.9	(1.9)	69.0	54.6	(14.2)	40.4

Financing costs	9	(10.2)	—	(10.2)	(9.7)	—	(9.7)	(11.3)	(15.4)	(26.7)
Investment income	3,10	1.5	—	1.5	2.9	—	2.9	0.8	—	0.8
Profit/(loss) on disposal of business	1	—	—	—	—	—	—	—	0.6	0.6

Profit/(loss) before taxation		69.1	(5.8)	63.3	64.1	(1.9)	62.2	44.1	(29.0)	15.1

Taxation (expense)/benefit	11	(22.2)	—	(22.2)	(22.9)	—	(22.9)	1.1	9.2	10.3

Profit/(loss) for financial period		46.9	(5.8)	41.1	41.2	(1.9)	39.3	45.2	(19.8)	25.4

				£m			£m			£m
Profit/(loss) for the financial period is attributable to:
- Equity holders of the parent				41.0			39.1			25.3
- Minority interests				0.1			0.2			0.1
				Pence			Pence			Pence
Earnings/(loss) per share (pence)	13
- Basic earnings/(loss) per share				10.5			9.7			6.3
- Diluted earnings/(loss) per share				10.3			9.5			6.2

Consolidated statement of recognised income and expense

		52 weeks to	52 weeks to
		29 September	30 September
		2007	2006
	Notes	£m	£m
Exchange differences on translation of foreign operations	1	(15.8)	(15.2)
Gains/(losses) on cash flow hedges		(0.2)	0.5
Gains/(losses) on net investment hedges		4.4	3.3
Actuarial gains/(losses) on defined benefit and other post-retirement schemes	28	(3.6)	4.1
Tax on items taken directly to equity		2.7	(1.2)

Net income/(expense) recognised directly in equity		(12.5)	(8.5)
Transfers to profit or loss on cash flow hedges		(0.5)	(0.2)
Profit/(loss) for the financial period		41.1	39.3
Impact from adopting IAS32 and IAS39		—	(1.2)

Total recognised income/(expense) for the period		28.1	29.4

Total recognised income/(expense) for the period is attributable to:
— Equity holders of the parent		28.0	29.2
— Minority interests		0.1	0.2

		28.1	29.4

Reconciliation of changes in consolidated shareholders’ equity

		52 weeks to	52 weeks to
		29 September	30 September
		2007	2006
	Notes	£m	£m
Total recognised income/(expense) for the period, attributable to equity holders of the parent		28.0	29.2
Dividends paid	12	(14.0)	(8.6)
New shares issued	25,26	3.2	1.4
Repurchase of existing shares	25,26	(81.8)	—
Exercise of options from the ESOP trust		0.2	—
Addition to share-based payments reserve	27	0.9	1.6

Net addition to/(reduction in) shareholders’ equity		(63.5)	23.6
Shareholders’ equity at the beginning of the period		257.3	233.7

Shareholders’ equity at the end of the period		193.8	257.3

Consolidated balance sheet

		29 September	30 September
		2007	2006
	Notes	£m	£m
Assets:
Non-current assets
Goodwill	14	175.3	179.9
Other intangible assets	15	11.0	6.8
Property, plant and equipment	16	79.3	74.5
Pension and other post-retirement assets	28	4.6	9.3
Investments	17	6.4	6.5
Deferred tax assets	11	36.8	49.7

		313.4	326.7

Current assets
Inventories	18	91.5	84.8
Trade and other receivables	19	134.7	119.3
Investments	17	0.2	22.7
Cash and cash equivalents		40.7	50.5

		267.1	277.3

Total assets:		580.5	604.0

Liabilities:
Current liabilities
Trade and other payables	20	171.8	155.2
Borrowings	20	4.0	26.1
Corporation tax payable		11.0	12.1
Short-term provisions	24	15.9	18.2

		202.7	211.6
Non-current liabilities
Borrowings and obligations under finance leases	21	141.5	88.7
Other payables		1.0	1.0
Pension and other post-retirement obligations	28	18.1	21.7
Long-term provisions	24	19.6	22.6
Deferred tax liabilities	11	3.4	0.6

		183.6	134.6
Equity:
Called up equity share capital	25	36.9	40.5
Share premium account	26	4.5	1.7
Retained earnings	26	163.1	217.3
Foreign currency translation and hedging reserve	26	(16.5)	(4.4)
Other reserves	26	8.0	4.6
ESOP trust	26	(2.2)	(2.4)

Equity shareholders’ funds		193.8	257.3
Minority interests		0.4	0.5

Total liabilities and equity		580.5	604.0

Consolidated cash flow statement

			52 weeks to	52 weeks to
			29 September	30 September
			2007	2006
	Notes		£m	£m
Net cash inflow/(outflow) from operating activities	(a	)
Operating activities before exceptional items and tax	1,7		76.7	78.4
Operating exceptional items	1,7		(0.5)	(0.5)
Tax paid			(8.4)	(6.2)

Net cash inflow from operating activities			67.8	71.7

Cash flows from investing activities
Acquisition of subsidiary undertakings — cash consideration	23		(16.0)	(4.7)
Acquisition of property, plant and equipment			(18.5)	(16.6)
Disposal of property, plant and equipment			0.6	0.1
Disposal of investments			—	1.4
Acquisition of software			(2.5)	(1.6)
Interest received			1.1	1.7
Dividends received from joint venture			0.3	—

Net cash flows from investing activities			(35.0)	(19.7)

Cash flows from financing activities
Dividends paid			(13.8)	(8.6)
Issue of ordinary shares			3.2	1.4
Repurchase of ordinary shares			(81.0)	—
Increase/(decrease) in revolving credit facility			(65.3)	(36.5)
Increase/(decrease) in US Private Placement			124.1	—
Increase/(decrease) in borrowings due within one year			(1.7)	0.7
Increase/(decrease) in other long-term debt			(0.3)	(0.3)
Interest paid			(8.3)	(6.8)
Financing fees paid			(0.5)	—

Net cash flows from financing activities			(43.6)	(50.1)

Increase/(decrease) in cash and cash equivalents			(10.8)	1.9
Cash and cash equivalents at the beginning of the period			47.5	46.8
Exchange gains and losses on cash and cash equivalents			0.8	(1.2)

Cash and cash equivalents at the end of the period			37.5	47.5

Cash and cash equivalents at the end of the period comprise:
Cash and cash equivalents per balance sheet			40.7	50.5
Overdrafts included in current liabilities	21		(3.2)	(3.0)

			37.5	47.5

Notes to the consolidated cash flow statement

	52 weeks to 29 September 2007			52 weeks to 30 September 2006
		Amortisation			Amortisation
	Before	of acquisition		Before	of acquisition
	amortisation	intangibles		amortisation	intangibles
	of acquisition	and		of acquisition	and
	intangibles	exceptional		intangibles	exceptional
	and	items		and	items
	exceptional	(notes 1		exceptional	(notes 1
	items	and 7)	Total	items	and 7)	Total
	£m	£m	£m	£m	£m	£m
a) Reconciliation of operating profit/(loss) to net cash inflow/(outflow) from operating activities before tax:
Operating profit/(loss)	77.8	(5.8)	72.0	70.9	(1.9)	69.0
Depreciation, amortisation and impairments	12.7	0.5	13.2	14.3	0.1	14.4
Share-based payment expense	0.9	—	0.9	1.6	—	1.6
Gain on disposal of investments	—	—	—	(0.4)	—	(0.4)
Increase/(decrease) in provisions	(4.5)	0.8	(3.7)	(2.1)	—	(2.1)
(Increase)/decrease in inventories	(11.6)	2.7	(8.9)	(1.4)	—	(1.4)
(Increase)/decrease in trade and other receivables	(18.3)	—	(18.3)	(12.3)	—	(12.3)
Increase/(decrease) in trade and other payables	19.7	1.3	21.0	7.8	1.3	9.1

Net cash inflow/(outflow) from operating activities before tax	76.7	(0.5)	76.2	78.4	(0.5)	77.9

	52 weeks to	52 weeks to
	29 September	30 September
	2007	2006
	£m	£m
b) Summary of movements in net debt(i) and reconciliation to balance sheet:
Net increase/(decrease) in cash and cash equivalents	(10.8)	1.9
Net (increase)/decrease in borrowings	(35.8)	35.4
Net increase/(decrease) in defeasance trust investments	(22.5)	(1.1)
Effect of adopting IAS32 and IAS39	—	(1.7)
Effect of foreign exchange rate movements	6.1	2.8

Movement in net debt for the period	(63.0)	37.3
Net debt at the beginning of the period	(41.8)	(79.1)

Net debt at the end of the period	(104.8)	(41.8)

Net debt at the end of the period comprises:
Cash and cash equivalents	40.7	50.5
Other current borrowings	(4.0)	(5.5)
Non-current borrowings	(17.7)	(87.4)
US Private Placement	(122.7)	—
Non-current finance lease obligations	(1.1)	(1.3)
Investments in defeasance trust	—	22.5
10 3/8% Senior Subordinated Notes		(20.6)

Net debt at the end of the period	(104.8)	(41.8)

(i)	Net debt consists of all borrowings, finance lease obligations, cash and cash equivalents, and investments in respect of the defeasance trust.

Notes to the consolidated financial statements
1. Accounting policies
Basis of preparation
Enodis plc is a company incorporated in the UK under the Companies Act 1985. These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), International Accounting Standards (“IAS”) and Interpretations issued by the International Accounting Standards Board (“IASB”), and its committees and as interpreted by any regulatory bodies applicable to the Group as adopted for use in the European Union (“EU”), and therefore comply with Article 4 of the IAS regulation.
These financial statements have been prepared on the historical cost basis except for certain financial instruments, pensions, other post employment benefits and share-based payments.
The Group’s income statement prepared under IFRS is presented in accordance with IAS 1 “Presentation of Financial Statements”. IAS1 does not provide definitive guidance on the format of the income statement but states key lines that should be disclosed. It also requires additional line items, sub-totals and headings to be presented on the face of the income statement when such presentation is relevant to an understanding of the entity’s financial performance. Factors to be considered include materiality and the nature and function of the components of income and expense.
Exceptional items are defined as those that are material in nature or amount and non-recurring. The Group also separately reports the amortisation of acquisition intangibles. These items are disclosed separately in the Group’s consolidated income statement to assist in the understanding of the financial performance of the Group.
Basis of consolidation
The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries). Entities over which the Group has the ability to exercise control (control is achieved where the Group has the power to govern the financial and operating policies of an investee entity so as to obtain benefits from its activities) are accounted for as subsidiary entities (“subsidiaries”) and where the Group has the ability to exercise significant influence, they are accounted for as joint ventures using the equity method of accounting.
The results of subsidiaries acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.
Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies into line with those used by the Group.
All intra-group transactions, balances, income and expenses are eliminated on consolidation.
Minority interests in the net assets of controlled subsidiaries are identified separately from the Group’s equity therein.
Foreign currencies
The individual financial statements of each Group company are presented in the currency of the primary economic environment in which it operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each Group company are expressed in pounds Sterling, which is the functional currency of the Company, and the presentation currency for the consolidated financial statements.
On consolidation the assets and liabilities of overseas subsidiaries are translated into Sterling at the rates of exchange ruling at the balance sheet date. Income and expense items are translated at the average rate for the month in which they arose. Differences arising from the restatement of opening foreign currency net investments (or from the date of control in the case of acquisitions made during the year) and foreign

1. Accounting policies (continued)
currency borrowings to the rate ruling at the balance sheet date are taken directly to the Group’s foreign currency translation reserve. In addition, exchange differences arising from the retranslation of overseas profit and losses from average rate to closing rate are taken directly to the Group’s foreign currency translation reserve. Such translation differences are recognised as income or as expense in the financial period in which the related operations are disposed of.
Transaction differences arising from exchange rate variations are included within operating profit/(loss).
Revenue
Revenue represents the fair value of the amounts receivable for goods and services provided in the normal course of business, net of trade discounts and allowances, value added tax and other sales related taxes. The methodology and assumptions used to estimate rebates and returns are monitored and adjusted regularly in light of contractual and historical information.
Revenue from product sales is recognised when evidence of an arrangement exists, all the risks and rewards of ownership and loss have transferred to the customer, the price is fixed or determinable and collectability is reasonably assured. Revenue from the installation of products is recognised when the installation is complete, while service revenue is recognised over the period to which services are rendered. Revenue from the sale of extended warranty cover is recognised on a straight-line basis over the term of the contract. Property revenue is recognised at fair value of the consideration received or receivable on legal completion.
Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial assets to that asset’s net carrying amount.
Dividend income from investments is recognised when the shareholders’ rights to receive payment have been established.
Research and development
Expenditure on research activities is charged to the income statement in the period in which it is incurred.
Development expenditure on new or substantially improved products will be capitalised only once the criteria specified under IAS38 “Intangible Assets” have been met which, among other requirements, requires the technical feasibility of the developed product having being proven. Prior to and during the 52 weeks ended 29 September 2007, no development expenditure satisfied the necessary conditions of IAS38.
Pensions and other post-employment benefits
The costs of providing pensions under defined benefit schemes are calculated using the Projected Unit Credit Method and are spread over the period during which the benefit is expected to be derived from the employees’ services, in accordance with the advice of professionally qualified actuaries. Pension obligations are measured at the present value of estimated future cash flows discounted at rates reflecting the yields of high quality corporate bonds. Pension scheme assets are measured at fair value at the balance sheet date.
Actuarial gains and losses, differences between the expected and actual returns, and the effect of changes in actuarial assumptions are recognised in the Statement of Recognised Income and Expense in the period that they arise.
The Group’s contributions to defined contribution schemes are charged to the income statement as they fall due.
The costs of other post-retirement liabilities are calculated in a similar way to defined benefit pension schemes and are spread over the period during which benefit is expected to be derived from the employees’ services, in accordance with the advice of professionally-qualified actuaries.

1. Accounting policies (continued)
Borrowing costs
The Group’s policy is not to capitalise interest costs for qualifying assets during their construction.
Taxation
Corporation tax payable is provided on taxable profits at the current rate. Credit is taken for Advance Corporation Tax written-off in previous years when it is recoverable against current corporation tax liabilities.
Deferred taxation is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences and any brought forward tax losses can be utilised.
Deferred tax is provided on temporary differences arising on investments in subsidiaries and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.
Acquisitions and disposals
The Group applies the purchase method of accounting for the acquisition of a business, including joint ventures. Under this approach, fair values are attributed to the Group’s share of net separable assets acquired. The cost of the acquisition is measured at the aggregate of the fair values of assets given and liabilities incurred plus any costs directly attributable to the business combination. Where the cost of the net assets acquired exceeds the fair value attributable to such net assets, the difference is treated as purchased goodwill.
On the subsequent disposal of a previously acquired business, the profit or loss on disposal is calculated by deducting from the net proceeds the carrying amount of any related goodwill, net assets, foreign exchange gains and losses previously held in reserves and charging any related transaction costs.
Goodwill
Goodwill is initially measured at cost. Goodwill arising on the acquisition of subsidiaries and joint ventures subsequent to 1998 has been capitalised. In the case of acquisitions that arose during or before December 1998, goodwill was written-off directly to equity.
Goodwill recognised as an asset on the Group’s balance sheet is denominated in the currency of the related acquisition and is stated at cost less any accumulated impairment losses and amounts previously amortised. Goodwill is deemed to have an indefinite useful life and is not subject to an annual amortisation charge. Instead, goodwill is reviewed for impairment at least annually. Any impairment is recognised immediately in the income statement and is not subsequently reversed.
Other intangible assets
Assets presented under other intangible assets are stated at cost less accumulated depreciation and any accumulated impairment loss. Acquisition Intangibles are defined as those arising on consolidation in accordance with IFRS3 “Business Combinations” as well as IAS38 “Intangible Assets”. Other intangible assets include:
Software: The costs of acquiring and developing computer software for internal use are capitalised as intangible fixed assets where the software supports significant business systems and the expenditure leads to the creation of a durable asset. Depreciation on software is calculated to write-off the cost to the expected residual value, on a straight-line basis, over the expected useful lives as follows:
•	Enterprise Resource Planning software: 14.3 per cent. p.a.

•	Other software: 33.3 per cent. p.a.

1. Accounting policies (continued)
Purchased patents and brands:
These are amortised on a straight-line basis over their estimated useful lives, ranging from 6.7 per cent. — 20 per cent. p.a.
Property, plant and equipment
Property, plant and equipment is stated at cost less accumulated depreciation and any accumulated impairment losses. Depreciation on property, plant and equipment is charged so as to write-off the cost, other than assets in the course of construction, to the expected residual value, on a straight-line basis, over the expected useful lives as follows:
•	Freehold land: nil.

•	Freehold and long leasehold buildings: 1 per cent. — 2 per cent. p.a.

•	Short leasehold properties: over the unexpired period of the lease.

•	Plant and equipment: 10 per cent. — 33.3 per cent. p.a.
The Group does not capitalise any borrowing costs during the construction of items of property, plant and equipment.
Impairment of non-current assets
All non-current assets are tested for impairment whenever events or circumstances indicate that their carrying value may be impaired. Additionally, goodwill is subject to an annual impairment test.
Leases
Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.
Assets relating to a finance lease are recognised at their fair value on acquisition, or if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and the lease liability so as to achieve a constant rate of interest over the lease term. Finance charges are charged to the income statement.
Rentals payable under operating leases are charged to the income statement on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are spread on a straight-line basis over the lease term.
Inventories
Inventories are stated at the lower of cost and net realisable value. The cost of work-in-progress and finished goods includes an appropriate portion of manufacturing overheads incurred in bringing the inventories to their present location and condition. Net realisable value represents fair value less costs to sell.
Provisions
Provisions are recognised when the Group has a present obligation as a result of a past event, it is probable that the Group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.
Legal and other disputes
Provision is made for anticipated settlement costs where the Group has a present obligation as a result of a past event, and it is probable that the Group will be required to settle that obligation. No provision is made for other unasserted claims.

1. Accounting policies (continued)
Share-based payments
Incentives in the form of share-based payments are provided to employees under the Group’s share option and performance share plan schemes. Based on the transitional exemptions under IFRS, the Group has elected not to apply IFRS2 “Share-based Payment” retrospectively to share options granted prior to 7 November 2002. Options and Performance Shares granted after 7 November 2002 are measured at fair value on the date of grant. Fair value of share options granted are calculated using the Black-Scholes pricing model, as well as incorporating a discount for the scheme’s market based performance conditions. The fair value of Performance Shares is calculated using a stochastic valuation model which takes account of the schemes’ market based performance conditions. The fair value of the Group’s share-based payments are charged to the income statement on a straight-line basis over the related vesting period.
Operating profit/(loss)
Operating profit/(loss) includes revenue less related cost of sales, distribution and administration expenses, corporate costs and other operating items.
Cash and cash equivalents
Cash and cash equivalents comprise cash on hand and demand deposits, and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.
Borrowings
Borrowings are recorded at the proceeds received net of direct issue costs. Finance charges are accounted for on an accruals basis in profit and loss using the effective interest rate method and are added to the carrying amount of the instrument.
Trade receivables
Trade receivables are stated at their initial fair value as reduced by appropriate allowances for estimated irrecoverable amounts.
Trade payables
Trade payables are not interest bearing and are stated at their initial fair value.
Investments
Investments in joint ventures are carried in the Group’s balance sheet at cost and are adjusted for post-acquisition changes in the Group’s share of the joint venture’s net assets. Any excess of the cost of the acquisition of the joint venture over its net assets at the date of acquisition is recognised as goodwill and is included within investments. Any impairment in the carrying value of the joint venture, including goodwill, is recognised immediately (see impairment of non-current assets).
The Group’s US pension investments in non-qualified pension arrangements (“Rabbi Trusts”), where the Group sets aside funds specifically for payment of pensions or deferred compensation, are shown at fair value with changes in fair value recognised in profit and loss.
Defeasance trust assets are classified under IAS39 as assets available for sale and held at fair value. Changes in fair value are taken to equity. On disposal of the related asset, the accumulated changes in value recorded in equity are included in the gain or loss recorded in the income statement.
Other loans and receivables are held at amortised cost using the effective interest method.
Investments are recognised and derecognised on the trade date where a purchase or sale of an investment is under contract. Initial recognition is measured at cost including transaction costs.

1. Accounting policies (continued)
Financial instruments
Financial assets and liabilities are recognised in the Group’s balance sheet when the Group becomes a party to the contractual provision of the instrument.
Derivative financial instruments and hedge accounting
From time to time, the Group uses derivative financial instruments to reduce exposure to foreign exchange, interest or pricing risks. The Group does not hold or issue derivative financial instruments for speculative purposes. The Group applies hedge accounting (see note 22) to most of its hedging relationships.
Under IAS39, derivative financial instruments are initially recognised in the Group’s balance sheet at fair value (including transaction costs), based on either market values of equivalent instruments or the present value of expected future cash flows. The fair value is then remeasured at each subsequent balance sheet date. Hedging derivatives are classified as either fair value hedges, cash flow hedges or net investment hedges.
Changes in the fair value of derivatives designated as cash flow hedges are recognised in equity, to the extent that the hedge is effective. Amounts deferred in equity are released when the forecast hedged transaction impacts profit and loss. Any ineffective portions of cash flow hedges are recognised in the income statement immediately. Hedges of net investments in foreign entities are accounted for in a similar way to cash flow hedges.
Changes in the fair value of any derivative instruments that do not qualify for hedge accounting are recognised immediately in the income statement.
Revisions to IFRS not applicable in FY07
At the date of approval of the 2007 audited financial statements, IFRS 7 “Financial Instruments” was in issue by the IASB and endorsed for use in the EU. IFRS7 relates to the disclosure of financial instruments and is applicable for the Group’s FY08 financial statements, with restatement of the current FY07 disclosures.
Additionally, the Group has not adopted the following pronouncements, which have been issued by the IASB, but have not yet been endorsed for use in the EU.
•	IFRS8 “Operating Segments” is effective for annual periods beginning on or after 1 January 2009, with early application permitted. If endorsed for use in the EU the Group currently intends to adopt this standard from the start of FY10. This standard is not expected to significantly impact the Group but may change the Group’s disclosure in relation to segmental information.
•	IAS23 Revised, “Borrowing Costs” is effective for annual periods beginning on or after 1 January 2009, with early application permitted. The revisions to IAS23 remove the option of immediately expensing borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset. Borrowing costs are required to be capitalised as part of the cost of such assets. The revisions of IAS23 are applicable to qualifying assets with a capitalisation date on or after 1 January 2009. The Group is currently assessing the impact of adoption of this standard on the Group’s results and financial position.
•	IAS1 Revised, “Presentation of Financial Statements” is effective for annual periods beginning on or after 1 January 2009, with early application permitted. IAS 1 Revised relates to the terminology, disclosure and presentation of financial information in the Group’s financial statements. If these revisions are endorsed by the EU, the Group intends to adopt this standard from the start of FY10.
The Group does not consider that any other Standards or Interpretations in issue, but not yet applicable, will have a significant impact on its financial statements.
2. Critical accounting judgements and key sources of estimation uncertainty
In the process of applying the Group’s accounting policies, which are described in note 1, the Group has made certain judgements and estimates. The most significant of these that have a risk of causing a material

2. Critical accounting judgements and key sources of estimation uncertainty (continued)
adjustment to the carrying value of the Group’s assets and liabilities within the next financial year are described below:
Warranty liabilities
The Group records warranty liabilities for the amount that it estimates as the costs that it expects to incur under product warranties given in connection with the sale of its products. The warranty liabilities recorded as at 29 September 2007 totalled £26.7 million (2006: £29.6 million). The specific warranty terms and conditions vary depending on the product sold and country where the sale is made, but generally includes repair or replacement parts and labour for periods of one to three years, but in some cases this may be longer. Factors that affect the Group’s warranty liabilities include the number of units under warranty, historical and anticipated rates of warranty claims on those units and estimated costs to satisfy the Group’s warranty obligations. Each period, the Group re-evaluates its estimates to assess the adequacy of the recorded warranty liabilities.
Save for any unforeseen warranty issues arising in the future, the Group expects that its existing warranty rates are applicable to determine future warranty liabilities. As a result of uncertainties in predicting warranty claim rates, if the Group experiences a warranty claim rate greater than what it has provided for, then it would need to increase its warranty liability, which could have a material adverse affect on its future profit/(loss) and cash flows. Conversely, if it was to experience a warranty claim rate lower than expected, this could have a material favourable impact on its future profit/(loss) and cash flows.
Goodwill impairment
As at 29 September 2007, the Group had goodwill of £175.3 million recognised on its balance sheet (2006: £179.9 million). The Group’s goodwill balances are subject to an annual impairment test. In determining whether there has been a goodwill impairment, the Group is required to review the fair value of each of the cash-generating units to which goodwill has been allocated. Fair values are determined based upon discounted cash flow valuation methods as well as considering the Group’s market capitalisation. Consequently, any adverse differences between actual cash flows and estimated cash flows, and changes in discount rates could require goodwill impairments to be recognised in the future.
Litigation
From time to time, the Group is subject to lawsuits arising in the ordinary course of business. The Group’s policy is to accrue for estimated legal costs associated with such lawsuits. These estimates are developed in consultation with the Group’s external counsel handling the Group’s defence in these matters. If the lawsuits and claims were ultimately determined in a manner adverse to the Group and in excess of established accruals, or if the legal costs associated with these contingencies exceeded the Group’s estimates, the Group would be required to record additional expenses or provisions which could have a material effect on the Group’s future profit/(loss) and cash flows. Additional information about the Group’s litigation is included in note 29.
Non-operational properties
On several properties that it no longer uses, the Group is subject to non-cancellable leases expiring out to 2017. The Group records a provision equal to the amounts payable under these leases in excess of the estimated income from sub-letting these properties in the future. The Group’s closing provision was £4.4 million at 29 September 2007 (2006: £5.2 million) and was determined based upon assessments of the remaining terms and payments due under these leases, as well as advice from external surveyors and realtors regarding the marketability of properties and, therefore, the likely level of future sub-lease income. If the Group is unable to achieve anticipated sub-lease income, it would be required to record additional expenses that could have a material effect on its future profit/(loss) and cash flows.

2. Critical accounting judgements and key sources of estimation uncertainty (continued)
Retirement benefits
The Group has a number of defined benefit pension and other post-retirement arrangements, as described in note 28. As at 29 September 2007 the Group had a net pension deficit of £13.5 million (2006: £12.4 million) for its defined benefit and other post-retirement obligations.
The annual expected costs of providing benefits under these arrangements are charged to the income statement, with any subsequent actuarial gains and losses that arise from differences between the expected and actual outcomes, or changes in actuarial assumptions, being recognised immediately in the consolidated statement of recognised income and expense.
Assumptions in respect of the expected costs are set after consultation with independent, qualified actuaries. While management believes the assumptions used are appropriate, the use of different assumptions would impact the Group’s earnings and carrying value of these pension and other post-retirement arrangements.
Taxation
As part of the process of preparing the Group’s financial statements, management is required to calculate income tax accruals. This process involves estimates of the current tax exposures together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the balance sheet.
Management judgement is required in determining the provision for income tax and the recognition of deferred tax assets and liabilities; however the actual tax liabilities could differ from the amounts accrued. In such an event, the Group would be required to make an adjustment in a future period and this could impact the Group’s financial position and its results of operations.
As at 29 September 2007, the Group had a corporate tax liability of £11.0 million (2006: £12.1 million). While the Group aims to ensure the accruals for its tax liabilities are accurate, the process of agreeing tax liabilities with the tax authorities can take several years. In these cases, there may be instances where the process of agreeing tax liabilities results in the requirement to adjust accruals previously recorded.
As at 29 September 2007, the Group had deferred tax assets, net of deferred tax liabilities of £33.4 million (2006: £49.1 million). The Group recognises deferred tax assets to the extent that it is probable that future taxable profits will be available against which the recognised deferred tax assets can be utilised. The recovery of deferred tax assets depends upon the Group’s ability to generate suitable taxable profits from which the future reversal of the underlying timing differences or brought forward tax losses can be benefited. In circumstances where sufficient taxable profits are not expected to arise, the related deferred tax assets have not been recognised.
If the Group does not have suitable taxable profits in the future to recover deferred tax assets that have been recognised, then the Group could experience a material adverse effect on its profit or loss.
3. Revenue

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
Equipment sales	782.8	745.3	654.7
Installation and service revenue	19.7	16.8	13.1
Property revenue	1.9	6.2	0.1

	804.4	768.3	667.9
Dividend income	—	0.4	0.1
Interest income	1.5	2.5	0.7

	805.9	771.2	668.7

4. Segmental information
The Group’s operations comprise:
•	Foodservice Equipment operations providing primary cooking equipment, ovens, storage, preparation and holding, ice and beverage cooling and dispense equipment to restaurants and other customers worldwide. For management reporting purposes the Foodservice Equipment operations are split between North America and Europe/Asia.
•	Food Retail Equipment operations which provide walk-in cold storage and refrigeration display cases to supermarkets and convenience stores (“C-stores”) in North America; and
•	Property development operations, which include the management of the Group’s residual property portfolio. The Property segment is located principally in the UK.
These operations form the basis by which information is reported to management. Accordingly this is the basis by which the Group reports its primary segmental information.
Inter-segment transactions are recorded on an arm’s length basis. All segment information relates to continuing operations.
a) Revenue by business segments:

	52 weeks to 29 September 2007			52 weeks to 30 September 2006			52 weeks to 1 October 2005
		Inter-			Inter-			Inter-
	External	company		External	company		External	External
	sales	sales	Total	sales	sales	Total	sales	company
	£m	£m	£m	£m	£m	£m	£m	sales	sales
Foodservice Equipment - North America	455.7	11.5	467.2	445.7	10.2	455.9	406.4	7.7	414.1
Foodservice Equipment - Europe/Asia	192.8	7.1	199.9	174.1	5.3	179.4	147.7	3.3	151.0

Foodservice Equipment	648.5	18.6	667.1	619.8	15.5	635.3	554.1	11.0	565.1
Food Retail Equipment	154.0	—	154.0	142.3	—	142.3	113.7	—	113.7

Food Equipment	802.5	18.6	821.1	762.1	15.5	777.6	667.8	11.0	678.8
Property	1.9	—	1.9	6.2	—	6.2	0.1	—	0.1
Eliminations	—	(18.6)	(18.6)	—	(15.5)	(15.5)	—	(11.0)	(11.0)

	804.4	—	804.4	768.3	—	768.3	667.9	—	667.9

4. Segmental information (continued)
b) Operating profit/(loss):

	52 weeks to 29 September 2007			52 weeks to 30 September 2006			52 weeks to 1 October 2005
	Before	Amortisation		Before Amortisation	Before Amortisation		Before Amortisation	Before Amortisation
	amortisation	of acquisition		amortisation	of acquisition		amortisation	of acquisition
	of acquisition	intangibles and		of acquisition	intangibles and		of acquisition	intangibles and
	intangibles and	exceptional		intangibles and	exceptional		intangibles and	exceptional
	exceptional	items		exceptional	items		exceptional	items
	items	(notes 1 and 7)	Total	items	(notes 1 and 7)	Total	items	(notes 1 and 7)	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m
Foodservice Equipment - North America	66.2	—	66.2	60.7	—	60.7	51.4	—	51.4
Foodservice Equipment - Europe/Asia(i)	11.4	(0.5)	10.9	9.5	(0.1)	9.4	7.1	(6.7)	0.4

Foodservice Equipment	77.6	(0.5)	77.1	70.2	(0.1)	70.1	58.5	(6.7)	51.8
Food Retail Equipment	11.4	—	11.4	10.6	—	10.6	7.3	—	7.3

Food Equipment	89.0	(0.5)	88.5	80.8	(0.1)	80.7	65.8	(6.7)	59.1
Property	(1.0)	(4.8)	(5.8)	(0.9)	—	(0.9)	(0.6)	(5.4)	(6.0)
Corporate	(10.2)	(0.5)	(10.7)	(9.0)	(1.8)	(10.8)	(10.6)	(2.1)	(12.7)

Operating profit/(loss)	77.8	(5.8)	72.0	70.9	(1.9)	69.0	54.6	(14.2)	40.4

Financing costs			(10.2)			(9.7)			(11.3)
Exceptional financing costs (notes 1 and 7)			—			—			(15.4)
Investment income			1.5			2.9			0.8
Profit/(loss) on disposal of businesses (note 7)			—			—			0.6

Profit/(loss) before taxation			63.3			62.2			15.1
Taxation (expense)/benefit			(22.2)			(22.9)			10.3

Profit/(loss) for the financial			41.1			39.3			25.4

(i)	The Group accounts for its 50 per cent. interest in Welbilt Manufacturing (Thailand) Limited using the equity method of accounting. The operating profit/(loss) for Foodservice Equipment — Europe/Asia includes £nil (2006: loss of £0.5 million; 2005: £nil) relating to this joint venture.

4. Segmental information (continued)
c) Other information:

	52 weeks to	52 weeks to
	29 September	30 September
	2007	2006
	£m	£m
Additions to property, plant and equipment(ii):
Foodservice Equipment — North America	9.8	10.8
Foodservice Equipment — Europe/Asia	4.1	4.0

Foodservice Equipment	13.9	14.8
Food Retail Equipment	4.2	1.1

Food Equipment	18.1	15.9
Corporate	0.4	0.7

	18.5	16.6

(ii)	Excluding acquisitions.

	52 weeks to	52 weeks to
	29 September	30 September
	2007	2006
	£m	£m
Additions to acquired intangible assets:
Foodservice Equipment — Europe/Asia	3.8	0.8

	52 weeks to	52 weeks to
	29 September	30 September
	2007	2006
	£m	£m
Additions to other intangible assets:
Foodservice Equipment — North America	1.8	0.9
Foodservice Equipment — Europe/Asia	0.3	0.6

Foodservice Equipment	2.1	1.5
Food Retail Equipment	0.1	0.1

Food Equipment	2.2	1.6
Corporate	0.3	—

	2.5	1.6

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
Depreciation of property, plant and equipment:
Foodservice Equipment — North America	6.4	6.4	6.6
Foodservice Equipment — Europe/Asia	3.1	2.7	2.6

Foodservice Equipment	9.5	9.1	9.2
Food Retail Equipment	1.5	1.4	1.4

Food Equipment	11.0	10.5	10.6
Corporate	0.4	0.3	0.3

	11.4	10.8	10.9

4. Segmental information (continued)

c) Other information (continued)

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
Amortisation of acquisition intangible assets:
Foodservice Equipment — Europe/Asia	0.5	0.1	—

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
Amortisation of other intangible assets:
Foodservice Equipment — North America	0.8	2.7	0.6
Foodservice Equipment — Europe/Asia	0.3	0.1	0.2

Foodservice Equipment	1.1	2.8	0.8
Food Retail Equipment	0.2	0.2	0.1

Food Equipment	1.3	3.0	0.9

	52 weeks to	52 weeks to
	29 September	30 September
	2007	2006
	£m	£m
Segment assets:
Foodservice Equipment — North America	225.6	231.5
Foodservice Equipment — Europe/Asia(i)	178.7	150.2

Foodservice Equipment	404.3	381.7
Food Retail Equipment	77.9	70.2

Food Equipment	482.2	451.9
Property	6.6	10.3
Corporate	14.2	19.1
Cash and cash equivalents	40.7	50.5
Defeasance trust assets	—	22.5
Deferred tax assets	36.8	49.7

Consolidated total assets	580.5	604.0

(i)	Foodservice Equipment — Europe/Asia includes £1.5 million (2006: £1.7 million) relating to the Group’s 50 per cent. interest in Welbilt Manufacturing (Thailand) Limited.

	52 weeks to	52 weeks to
	29 September	30 September
	2007	2006
	£m	£m
Segment liabilities:
Foodservice Equipment — North America	103.3	104.1
Foodservice Equipment — Europe/Asia	52.9	45.4

Foodservice Equipment	156.2	149.5
Food Retail Equipment	29.5	23.2

Food Equipment	185.7	172.7
Property	9.6	10.8
Corporate	31.1	35.2
Corporation tax payable	11.0	12.1
Borrowings	145.5	114.8
Deferred tax liabilities	3.4	0.6

Consolidated total liabilities	386.3	346.2

4. Segmental information (continued)
d) Geographical segments:

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
Revenue (by location of customer)
North America	566.9	546.0	480.7
Europe	171.3	168.2	141.7
Rest of World	66.2	54.1	45.5

	804.4	768.3	667.9

	52 weeks to	52 weeks to
	29 September	30 September
	2007	2006
	£m	£m
Total assets by geographic area
North America	334.3	343.6
Europe	189.2	201.9
Rest of World	20.2	8.8
Deferred tax assets	36.8	49.7

	580.5	604.0

	52 weeks to	52 weeks to
	29 September	30 September
	2007	2006
	£m	£m
Capital expenditure by geographic area
North America	14.3	12.6
Europe	4.0	3.9
Rest of World	0.2	0.1

	18.5	16.6

	52 weeks to	52 weeks to
	29 September	30 September
	2007	2006
	£m	£m
Expenditure of acquisition intangible assets by geographic area
Europe	—	0.8
Rest of World	3.8	—

	3.8	0.8

	52 weeks to	52 weeks to
	29 September	30 September
	2007	2006
	£m	£m
Expenditure of other intangible assets by geographic area
North America	1.9	1.0
Europe	0.6	0.6
	2.5	1.6

5. Operating costs

	52 weeks to 29 September 2007			52 weeks to 30 September 2006			52 weeks to 1 October 2005
	Before	Amortisation		Before	Amortisation		Before	Amortisation
	amortisation	of acquisition		amortisation	of acquisition		amortisation	of acquisition
	of acquisition	intangibles		of acquisition	intangibles		of acquisition	intangibles
	intangibles	and		intangibles	and		intangibles	and
	and	exceptional		and	exceptional		and	exceptional
	exceptional	items		exceptional	items		exceptional	items
	items	(notes 1 and 7)	Total	items	(notes 1 and 7)	Total	items	(notes 1 and 7)	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m
Cost of sales	618.6	—	618.6	586.1	—	586.1	518.4	—	518.4
Other operating expenses:
Distribution costs	32.0	—	32.0	31.1	—	31.1	27.3	—	27.3
Administration expenses	62.2	5.8	68.0	65.3	1.9	67.2	57.5	14.2	71.7
Other operating expenses	13.8	—	13.8	14.9	—	14.9	10.1	—	10.1
Operating costs	726.6	5.8	732.4	697.4	1.9	699.3	613.3	14.2	627.5
6. Operating profit/(loss)
a) Operating profit/(loss) is stated after charging/(crediting):

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
Depreciation of property, plant and equipment:
– owned	11.3	10.7	10.8
– leased	0.1	0.1	0.1
Amortisation of acquisition intangibles	0.5	0.1	0.6
Amortisation of other intangible assets	1.3	1.2	0.3
Impairment of intangible assets (see note 15)	—	1.8	—
Impairment of Welbilt Manufacturing (Thailand) Limited (see note 17)	—	0.5	—
Net foreign exchange (gains)/losses	(0.3)	(0.6)	0.2
Government grants included in profit and loss(i)	0.2	0.1	—
Write downs of inventories	0.7	0.4	1.6
(Gain)/loss on fixed asset sales	(0.2)
Rental of plant and equipment under operating leases	1.8	1.9	1.9
Rental of land and buildings	8.1	8.4	8.1
Rental income	(1.1)	(1.2)	(1.2)
Research and development	14.0	12.9	10.1
Staff costs (see note 8)	197.4	189.0	186.8
Cost of inventories recognised in profit and loss	333.0	308.7	266.3

(i)	During the 52 weeks ended 29 September 2007 the Group received £0.1 million (2006: £0.1 million; 2005: nil) relating to capital expenditure projects undertaken. This amount has been recognised on the balance sheet as deferred income and is credited to the income statement over the useful life of the related asset.

6. Operating profit/(loss) (continued)
b)	Auditors’ remuneration disclosure:

The total remuneration of the Group’s auditors, Deloitte & Touche LLP and its affiliates, for services provided to the Group is analysed below:

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
Fees payable to the Company’s auditors for the audit of the Company’s annual accounts	1.0	0.9	0.7
Fees payable to the Company’s auditors and their associates for other services to the Group
– The audit of the Company’s subsidiaries pursuant to legislation	0.1	0.1	0.1

Total audit fees	1.1	1.0	0.8
– Other services pursuant to legislation	0.1	0.1	0.1
– Tax services	1.0	1.0	0.8
– Other services	0.2	0.2	0.5

	2.4	2.3	2.2

7. Exceptional items and amortisation of acquisition intangibles
The Group maintains a columnar format for the presentation of its income statement. This format is considered to be appropriate as it better reflects the Group’s underlying performance.

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
(i) The Group has determined that the following pre-tax items to be separately identified in the consolidated income statement:
Costs in respect of conditional bid approaches	0.5	1.8	—
Restructuring costs	—	—	6.7
Increase in leasehold property provisions	0.8	—	5.4
Corporate reorganisation	—	—	17.5
Disposal of Vent Master business	—	—	(0.6)
Charge in respect of development properties	4.0	—	—

Pre-tax exceptional items	5.3	1.8	29.0
(ii) Amortisation of acquisition intangibles	0.5	0.1	—

	5.8	1.9	29.0

Management note that exceptional items as defined or presented in these financial statements may not be comparable to similarly titled measures reported by other companies.
(i)	2007

During the first half of 2007, the Group incurred costs of £0.5 million, principally in respect of professional fees, considering and responding to the conditional approach from Aga Foodservice Group plc.

7. Exceptional items and amortisation of acquisition intangibles (continued)
Following an unsuccessful planning application and public enquiry, the Group has considered its options and reviewed the carrying value of its Felsted development property. The Group has launched a judicial review process but whilst the outcome of this is uncertain and reflecting expected market value, the Group has charged £2.7 million to the income statement. In addition, the Group has reviewed the costs in respect of completing its obligations on the site and has charged a further £1.3 million.
The Group has carried out a further review of its surplus leasehold properties and concluded that, whilst it is actively pursuing all options for the properties, a further provision of £0.8 million is required.
2006
During the second half of 2006, the Group incurred costs of £1.8 million, principally professional fees, considering and responding to the conditional approaches from The ITW Company Inc and The Middleby Corporation.
2005
Restructuring During 2005 the Group completed a restructuring programme at a number of its European operations.
There were three elements to the programme:
•	the cessation of manufacturing at the Group’s Guyon factory in France;

•	the consolidation of manufacturing for the Group’s European Beverage business into the UK from Germany; and

•	the reshaping of other UK businesses, including exiting from minor unprofitable product lines.
Associated costs included redundancy, fixed asset and inventory write-downs, vacant property costs and operating losses, arising from the decision to cease manufacturing.
Increase in leasehold property provisions During 2005 a review of the Group’s surplus leasehold properties was carried out. A number of these properties were leased several years ago on what are now unattractive terms. The conclusion of the review was that whilst the Group was actively pursuing all options for these properties, an additional provision of £5.4 million was required against these leases; this was charged through the 2005 income statement.
Corporate reorganisation As a result of the significant progress made over recent years and reflecting the Group’s prospects a capital restructuring programme was completed during 2005. This allowed the reinstatement of dividends and led to the termination of the Company’s SEC reporting obligations. The programme has simplified the Group’s debt financing, reduced interest and compliance costs and freed up management time to focus on further business growth.
A total exceptional cost of £17.5 million was charged during 2005 in respect of the Group’s capital restructuring programme including £2.1 million of professional fees (charged within operating profit), £12.6 million of early settlement interest on the 10 3/8 per cent. Senior Subordinated Notes and £2.8 million of non-cash write off of deferred finance costs. The cash cost of the total transaction was £13.7 million.
Disposal of Vent Master businesses In March 2005, the Group completed the sale of its Vent Master businesses to the Halton Group. Vent Master was formerly included in the Group’s Foodservice Equipment segment. The Group received cash consideration of $6.0 million (£3.1 million) and incurred cash costs of £0.4 million and other costs of £0.2 million. The net assets disposed of totalled £1.9 million, including £0.1 million of cash and cash equivalents. As a result of the disposal, Group net assets increased by £0.6 million.
(ii)	Amortisation of acquisition intangibles represents amortisation of intangible assets relating to the acquisition of Fabristeel in 2007 and Frau in 2006 (see note 23).

8. Staff costs and Directors’ emoluments

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
a) Employee costs, including Directors, comprised:
Wages and salaries	172.7	165.0	158.6
Social security costs	18.8	17.4	19.6
Pension and other post-retirement costs	5.0	5.0	6.8
IFRS2 share-based payment expenses	0.9	1.6	1.8

	197.4	189.0	186.8

b) The average monthly number of employees was:
Foodservice Equipment — North America	3,688	3,499	3,558
Foodservice Equipment — Europe/Asia	1,859	1,568	1,450

Foodservice Equipment	5,547	5,067	5,008
Food Retail Equipment	1,248	1,108	997

Food Equipment	6,795	6,175	6,005
Corporate and Property	34	32	33

	6,829	6,207	6,038

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
c) Directors’ emoluments:
Fees as Directors	0.3	0.4	0.3
Salaries and benefits	0.8	0.8	0.8
Bonuses	1.0	1.1	0.8
IFRS2 share-based payment expenses	0.2	0.5	0.5

	2.3	2.8	2.4
Pension contributions	0.1	0.1	0.1

	2.4	2.9	2.5

9. Financing costs

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
Interest on revolving multi-currency facility	7.3	6.1	2.1
Interest on other loans	1.0	1.1	0.5
Interest on 10 3/8% Senior Subordinated Notes	1.4	2.5	8.1
Interest on US Private Placement	0.5	—	15.4
Amortisation of deferred financing costs	—	—	0.6

	10.2	9.7	26.7

10. Investment income

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
Interest received from bank deposits	1.0	1.0	0.5
Interest received relating to defeasance trust investments	0.5	1.0	0.2
Other interest received	—	0.3	—
Dividends received from investments	—	0.4	0.1
Hedging gains	—	0.2	—

	1.5	2.9	0.8

11. Taxation
a) Analysis of expense/(benefit) in the period:

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
The corporate tax expense/(benefit) for the period comprised:
UK corporate taxation at 30% (2006 and 2005: 30%)
- current year	—	—	—
Overseas corporate taxation:
- current year	8.3	8.8	6.9
- adjustments in respect of prior years	(0.3)	(0.8)	(0.1)

	8.0	8.0	6.8
Deferred taxation	14.2	14.9	(7.9)

	22.2	22.9	(1.1)
Tax relief on exceptional items (notes 1 and 7)	—	—	(9.2)

	22.2	22.9	(10.3)

Income tax in the UK is calculated at 30 per cent. (2006 and 2005: 30 per cent.) of the estimated assessable profit for the period. Taxation relating to other jurisdictions is calculated at the rates prevailing in the relevant jurisdictions.
For the 52 weeks ended 1 October 2005, the tax relief on exceptional items includes a deferred tax benefit of £9.3 million and a current tax charge of £0.1 million.
The Group’s tax charge for the period can be reconciled to the profit before tax per the income statement using the US Federal tax rate as follows:

11. Taxation (continued)
a) Analysis of expense/(benefit) in the period (continued)

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
Income tax rate in region where majority of profits earned	35.0%	35.0%	35.0%
Profit/(loss) before taxation	63.3	62.2	15.1
Tax on profit/(loss) at US Federal rate of 35% (2006 and 2005: 35%)	22.2	21.8	5.3
Permanent differences	(4.9)	1.4	2.2
Additional deferred tax assets written-off/(recognised)	1.0	(3.1)	(23.7)
US State and local taxes effect	2.3	1.7	1.0
Foreign tax effect	(1.0)	0.2	0.9
Other	1.5	0.7	4.1
Effect of adjustments in respect of prior years	1.1	0.2	(0.1)

Tax expense/(benefit) for the period	22.2	22.9	(10.3)

The reconciliation is performed to the US Federal tax rate as the majority of the Group’s profits are earned in that jurisdiction.
In addition to the net income tax expense/(benefit) recognised in profit or loss, a deferred tax benefit of £2.7 million (2006: tax expense of £1.2 million; 2005: tax benefit of £1.4 million) has been recognised in equity during the period.
b) Analysis of deferred tax:
Deferred tax assets and liabilities recognised by the Group on the balance sheet:

	2007	2006
	£m	£m
Revenue losses	6.1	10.6
Warranties	9.2	10.4
Share-based payments	3.9	2.0
US tax credits	3.3	6.5
Interest payments	—	3.9
Accrued compensation	2.8	3.6
Inventory and obsolescence	3.4	3.5
Pension and other deferred employee benefits	1.4	1.1
Other deferred tax assets	10.5	14.2

Total deferred tax	40.6	55.8

Deferred tax liabilities:
Property, plant and equipment	(5.6)	(5.0)
Other	(1.6)	(1.7)

Total deferred tax liabilities	(7.2)	(6.7)

Net deferred tax asset	33.4	49.1

Certain deferred tax assets and liabilities have been offset. The following is the analysis of the deferred tax balances (after offset) for financial reporting purposes:

	2007	2006
	£m	£m
Deferred tax assets	36.8	49.7
Deferred tax liabilities	(3.4)	(0.6)

	33.4	49.1

11. Taxation (continued)
b) Analysis of deferred tax (continued)
In certain cases, the Group has not recognised deferred tax assets due to the unpredictability of future taxable profits of the specific entities to which temporary differences, including revenue losses, relate.
Deferred tax assets not recognised on the balance sheet are as follows:

	2007	2006
	£m	£m
Revenue losses	24.8	24.9
Other	12.3	14.6

Total potential deferred tax assets not recognised	37.1	39.5

In addition to the above, the Group has surplus UK Advance Corporation Tax carried forward of £12.6 million (2006: £12.6 million) which is not recognised.
At the balance sheet date, the aggregate amount of temporary differences associated with undistributed earnings of subsidiaries for which deferred tax liabilities have not been recognised is £458.2 million (2006: £352.3 million). No liability has been recognised in respect of these differences because the Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.
The Group has the following revenue losses available for offset against future profits:

	2007	2006
	£m	£m
UK losses	85.8	90.4
US Federal losses	—	12.2
Other territories	13.9	12.4

	99.7	115.0

The Group’s losses in other territories expire in stages through to 2012 if not used. Losses in the UK do not expire.
c) Analysis of movement in deferred tax asset:

	2007	2006
	£m	£m
Balance at the beginning of the period	49.1	67.5
(Charged)/credited to the income statement	(14.2)	(14.9)
(Charged)/credited to equity reserves	2.7	(1.2)
Acquisition (note 23)	(1.1)	0.4
Currency realignment	(3.1)	(2.6)
Impact of adoption of IAS39	—	(0.1)

Balance at the end of the period	33.4	49.1

12. Dividends

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
Dividends recognised:
FY07 interim - 1.40p per share (paid 22 June 2007)	5.4	—	—
FY06 final - 2.17p per share (paid 15 February 2007)	8.6	—	—
FY06 interim - 0.83p per share (paid 23 June 2006)	—	3.4	—
FY05 final - 1.30p per share (paid 20 February 2006)	—	5.2	—

	14.0	8.6	—

Dividends proposed:
FY07 final - 3.00p per share	11.0	—	—
FY06 final - 2.17p per share	—	8.8	—
FY05 final - 1.3p per share	—	—	5.2

	11.0	8.8	5.2

The proposed final dividend for 2007 was approved by the Board on 19 November 2007 and was not included as a liability as at 29 September 2007 since it was subject to approval by shareholders at the Annual General Meeting held on 7 February 2008.
Under current UK tax law, no withholding tax is required to be deducted from dividends paid by Enodis plc. Subject to certain exceptions for traders in securities and insurance companies, a corporate shareholder resident in the UK for tax purposes will generally not be subject to corporation tax on dividends received from Enodis plc. Individual shareholders resident in the UK for taxation purposes are generally liable to income tax on the aggregate amount of any dividend received from Enodis plc and a tax credit equal to 10 per cent. of the gross dividend (or 1/9th of the cash dividend received). The tax credit can be set against the individual shareholder’s total liability to income tax on the cash dividend. Non-UK resident shareholders may be subject to tax on dividends received from Enodis plc under any law to which they are subject outside the UK.
13. Earnings/(loss) per share

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	£m	£m	£m
Profit/(loss) for the period attributable to equity holders of the parent	41.0	39.1	25.3

	million	million	million
Basic weighted average number of shares	389.9	403.2	401.0
Dilutive number of shares from share-based payments	9.2	9.0	5.4

Diluted weighted average number of shares	399.1	412.2	406.4

Adjusted earnings per share are presented to reflect the Group’s underlying performance. The Group’s adjusted earnings per share are based on profit/(loss) before exceptional items (see notes 1 and 7).

13. Earnings/(loss) per share (continued)
A reconciliation to the Group’s adjusted earnings per share is as follows:

	52 weeks to	52 weeks to	52 weeks to
	29 September	30 September	1 October
	2007	2006	2005
	pence	pence	pence
Basic earnings per share	10.5	9.7	6.3
Effect per share of exceptional items and amortisation of acquisition intangibles	1.5	0.4	5.0

Adjusted basic earnings per share	12.0	10.1	11.3

Diluted earnings per share	10.3	9.5	6.2
Effect per share of exceptional items and amortisation of acquisition intangibles	1.4	0.4	4.9

Adjusted diluted earnings per share	11.7	9.9	11.1

14. Goodwill

	2007	2006
	£m	£m
Group
At the beginning of the period	179.9	184.8
Acquisitions (see note 23)	8.5	4.1
Currency realignment	(13.1)	(9.0)

At the end of the period	175.3	179.9

Goodwill is allocated to the Group’s cash-generating units (“CGUs”) from which the Group is expected to benefit. The carrying amount of goodwill for the Group’s CGUs are as follows:

	2007	2006
	£m	£m
Scotsman Ice	52.6	57.4
Delfield	27.0	29.4
Frimont/Castelmac	22.5	24.5
Kysor Panel Systems	22.2	24.3
Scotsman Beverage Systems	9.1	9.9
Jackson	11.9	13.0
Merrychef	12.6	12.6
Convotherm	6.4	6.2
Frau Group	2.6	2.6
Fabristeel Group	7.9	—
Cleveland	0.5

Goodwill carrying value	175.3	179.9

The Group annually tests goodwill for impairment, or more frequently if there are indications that goodwill might be impaired. The recoverable amounts of the CGUs are determined from value in use calculations. The key assumptions for the value in use calculations are those regarding discount and growth rates. The Group prepares cash flow forecasts derived from its most recent financial budgets approved by management for the next three years and extrapolates cash flows into perpetuity on growth rates which do not exceed the longterm growth rates for the markets in which the Group operates. The projected cash flows are discounted based on the Group’s estimated weighted average cost of capital of 10 per cent.
Expected future cash flows are inherently uncertain and could materially change over time. Based on current projections, management believe that any reasonably possible change in the key assumptions on which the recoverable amount is based would not cause the carrying amounts to exceed their recoverable amounts.

15. Acquired and other intangible assets
a) Asset values:

	Acquisition intangibles				Other
	Purchased				Purchased
	brands	Other	Sub-total	Software	patents	Total
	£m	£m	£m	£m	£m	£m
Cost:
At 1 October 2005	—	—	—	8.4	4.0	12.4
Additions	—	—	—	1.6		1.6
Acquisitions (note 23)	0.8		0.8	—	—	0.8
Currency realignment	—	—	—	(0.4)	(0.2)	(0.6)

At 30 September 2006	0.8		0.8	9.6	3.8	14.2
Additions	—	—	—	2.4	0.1	2.5
Acquisitions (note 23)	2.7	1.1	3.8	—	—	3.8
Currency realignment	—	—	—	(0.3)	(0.4)	(0.7)

At 29 September 2007	3.5	1.1	4.6	11.7	3.5	19.8

Amortisation:
At 1 October 2005	—	—	—	3.3	1.3	4.6
Provided during the period	0.1		0.1	0.9	0.3	1.3
Impairment losses(i)	—	—	—	—	1.8	1.8
Currency realignment	—	—	—	(0.2)	(0.1)	(0.3)

At 30 September 2006	0.1		0.1	4.0	3.3	7.4
Provided during the period	0.1	0.4	0.5	1.3	—	1.8
Currency realignment	—	—	—	(0.1)	(0.3)	(0.4)

At 29 September 2007	0.2	0.4	0.6	5.2	3.0	8.8

Net book value at 30 September 2006	0.7	—	0.7	5.6	0.5	6.8
Net book value at 29 September 2007	3.3	0.7	4.0	6.5	0.5	11.0

The amortisation charge for all intangibles is included in the Group’s determination of operating profit. The Group does not have any internally generated intangible assets.

(i)	During 2006, the Group reassessed the value of its purchased patent technology and concluded that, following advances in the Group’s similar in-house technologies, that there will be insufficient sales of products using this particular technology to support its value. Estimated future cash flows for the patent over the next five years were discounted at a risk adjusted discount rate of 12 per cent. which resulted in a net present value less than the carrying value. Therefore an impairment was charged to the profit and loss account within the Foodservice North America segment in 2006.
b) Capital commitments:

	2007	2006
	£m	£m
Contracted commitments for future expenditure on intangible assets	0.8	0.5

16. Property, plant and equipment
a) Asset values:

	Land and	Plant and	Assets under
	buildings	equipment	construction	Total
	£m	£m	£m	£m
Cost:
At 1 October 2005	62.3	129.2	0.8	192.3
Additions	0.9	6.1	9.6	16.6
Acquisitions (note 23)	0.8	0.1	—	0.9
Disposals and assets written-off	—	(3.8)	—	(3.8)
Reclassifications and transfers	0.3	4.7	(5.0)	—
Currency realignment	(2.8)	(4.9)	(0.3)	(8.0)

At 30 September 2006	61.5	131.4	5.1	198.0
Additions	1.3	10.7	6.5	18.5
Acquisitions (note 23)	2.4	0.4	—	2.8
Disposals and assets written-off	(0.6)	(2.5)	—	(3.1)
Reclassifications and transfers	(0.6)	5.8	(6.4)	(1.2)
Currency realignment	(3.3)	(6.5)	(0.5)	(10.3)

At 29 September 2007	60.7	139.3	4.7	204.7

	Land and	Plant and	Assets under
	buildings	equipment	construction	Total
	£m	£m	£m	£m
Depreciation:
At 1 October 2005	24.9	96.7		121.6
Charge for the period	2.0	8.8	—	10.8
Disposals and assets written-off	—	(3.7)	—	(3.7)
Reclassifications and transfers	0.3	(0.3)	—	—
Currency realignment	(1.1)	(4.1)	—	(5.2)

At 30 September 2006	26.1	97.4	—	123.5
Charge for the period	2.3	9.1	—	11.4
Disposals and assets written-off	—	(2.7)	—	(2.7)
Reclassifications and transfers	(0.6)	0.3	—	(0.3)
Currency realignment	(1.6)	(4.9)	—	(6.5)

At 29 September 2007	26.2	99.2	—	125.4

Net book value at 30 September 2006	35.4	34.0	5.1	74.5
Net book value at 29 September 2007	34.5	40.1	4.7	79.3

The Group has pledged land and buildings having a carrying value of £0.3m (2006: £0.3m) to secure loans granted to the Group. As at 29 September 2007, £1 .0m of the carrying value of land and buildings related to assets subject to finance leases (2006: £1. 1m) and £0. 1m of the carrying value of plant and equipment related to assets subject to finance leases (2006: £0.2m).
b) Capital commitments:

	2007	2006
	£m	£m
Contracted commitments for future expenditure on property, plant and equipment	3.0	2.8

17. Investments

	2007	2006
	£m	£m
Joint venture(i)
- share of net assets	1.1	1.3
- goodwill	0.4	0.4
Defeasance trust(ii)
- gilts	—	21.4
- cash	—	1.1
Rabbi Trusts(iii)	4.4	4.3
Other loans and receivables(iv)	0.7	0.7

	6.6	29.2

Disclosed as:
Current asset investments	0.2	22.7
Non-current asset investments	6.4	6.5

	6.6	29.2

(i)	The joint venture relates to the Group’s 50 per cent. investment in Welbilt Manufacturing (Thailand) Limited (“Welbilt Thailand”). As at 29 September 2007, adjusting to the Group’s accounting policies, the Group’s share of Welbilt Thailand’s total assets was £1.7 million (2006: £1.8 million) and total liabilities was £0.6 million (2006: £0.5 million). For the 52 weeks ended on 29 September 2007, the Group’s share of Welbilt Thailand’s revenues was £2.7 million (2006: £2.7 million) and operating profit was £nil (2006: nil).

During 2006, management reviewed the performance of Welbilt Thailand and concluded that the net present value of future trading performance discounted at a risk adjusted rate of 12 per cent. did not fully support the carrying value. As a consequence, a charge of £0.5 million was charged to profit and loss in the Foodservice Europe/Asia segment during 2006. As the Group does not control Welbilt Thailand, the Group applies equity accounting for its investment interest.

(ii)	In 2006, the cash and gilts represent amounts irrevocably paid into a trust, independently administered by the Bank of New York (“the Trustee”), sufficient to satisfy all remaining future liabilities arising on the Group’s 103/8 per cent. Senior Subordinated Notes (“Notes”). These investments could only be used for this purpose. Both the cash and the gilts are taken into account in the calculation of net debt, as are the corresponding liabilities arising under the Notes. On 15 April 2007, the Trustee, acting in accordance with the indenture governing the Notes, completed the final redemption of the Notes. Notes to the value of £19.9 million were redeemed, as planned, at a cost of £20.9 million. The Company has now fully discharged its obligations under these Notes and the indenture (see note 21).

(iii)	The Group’s investments in Rabbi Trusts are held at fair value through profit and loss. Fair value is measured at the market price as at the balance sheet date.

(iv)	Other loans and receivables relate to a loan repayable by 2021 which accrues interest at 6.5 per cent.
18. Inventories

	2007	2006
	£m	£m
Raw materials and consumables	35.4	32.9
Work in progress	12.5	7.9
Finished goods	38.2	36.0

	86.1	76.8
Property	5.4	8.0

	91.5	84.8

18. Inventories (continued)
As at 29 September 2007, the carrying amount of inventories excluding property held at net realisable value was £6.5 million (2006: £4.4 million).
19. Trade and other receivables

	2007	2006
	£m	£m
Trade receivables	124.9	110.4
Other receivables	5.1	4.1
Prepayments	4.3	4.3
Other financial assets	0.4	0.5

	134.7	119.3

The Directors believe that the carrying value of trade and other receivables approximates to their fair value.
For the 52 weeks ending 29 September 2007, the Group’s average credit period on sales of goods and services (“debtor days”) was 55 days (2006: 45 days). The standard credit terms for the Group’s trade receivables are typically 30 days. In certain instances longer periods may be negotiated up to 180 days. From time to time, the Group charges interest on balances that are outstanding beyond its standard credit terms at interest rates up to 10 per cent.
An allowance has been made for estimated irrecoverable amounts from trade receivables of £3.5 million (2006: £3.7 million). This allowance has been determined by reference to past default experience and known exposures.
20. Current liabilities

	2007	2006
	£m	£m
a) Borrowings:
Bank loans and overdrafts	3.7	3.0
Other loans	0.3	2.5
10 3/8% Senior Subordinated Notes		20.6

Total (note 21)	4.0	26.1

b) Trade and other payables
Trade payables	91.7	74.5
Other payables	5.7	4.2
Taxes and social security	1.3	1.3
Accruals and deferred income	73.1	75.2

	171.8	155.2

21. Total borrowings

	2007	2006
	£m	£m
Bank loans and overdrafts	3.7	3.0
Revolving credit facility	12.8	81.7
Other loans	5.2	8.2

	21.7	92.9
10 3/8% Senior Subordinated Notes	—	20.6
US Private Placement	122.7	—
Obligations under finance leases (note 30)	1.1	1.3

	145.5	114.8

Amounts due for settlement within 12 months (current liabilities)	4.0	26.1
Amounts due for settlement after 12 months (non-current liabilities)	141.5	88.7

	145.5	114.8

In June 2007, the Group refinanced its revolving credit facility (“the Facility”), principally with its existing banking group. The revised Facility continues to allow for maximum borrowings of US$400 million, but has extended the maturity to June 2012. Interest on drawdowns under the Facility is based on a margin over LIBOR. The margin is calculated with reference to agreed financial ratios calculated at each half year. Current drawings bear interest at LIBOR + 0.7 per cent.
The Facility is a multi-currency facility which can be used for general corporate purposes and for the issuing of letters of credit. The Facility contains customary financial and operating covenants including, among other things, covenants to maintain minimum ratios of EBITDA to total interest cost and maximum ratios of net debt to EBITDA. The Facility also includes covenants relating to making of acquisitions, disposals, additional indebtedness and liens. The Facility contains customary events of default including without limitation, failure to make payments under the Facility, breach of financial or general covenants, misrepresentations, cross default in respect of other indebtedness in excess of US$20 million, insolvency, bankruptcy and any material adverse change as defined in the agreement.
The Group also has letters of credit drawn under the Facility totalling £36.7 million (2006: £40.5 million). After taking into account of these letters of credit and existing drawings, the Group had £146.4 million (2006: £91.9 million) of borrowing availability under the Facility.
In September 2007, the Group issued US$250 million Senior Notes to a number of investors in a US private placement transaction (the “Private Placement”). US$82.5 million of the Private Placement matures in September 2014, with the remaining US$167.5 million maturing in September 2017. US$170 million of the Private Placement carries fixed rates of interest of between 5.86 per cent. and 6.1 per cent. The remaining US$80 million carries rates of interest based on a margin over LIBOR of either 0.58 per cent. or 0.65 per cent.
The Private Placement contains similar financial covenants to those contained in the Facility, as well as limitations on the total amount of subsidiary or secured debt, disposals and liens. Events of default under the Private Placement include failure to make payments under the Private Placement, breach of financial or general covenants, misrepresentations, cross default in respect of other indebtedness in excess of US$20 million, insolvency, bankruptcy and failure of any US pension plan to meet funding levels as determined by ERISA which would have a material adverse effect as defined in the agreement.
During the year, an additional US$150 million Revolving Credit Facility was agreed with Lloyds TSB and was cancelled on the date of issuance of the Private Placement. The remaining 10 3/8 per cent. Senior Subordinated Notes, which were subject to legal defeasance during 2005, were redeemed in April 2007 and the Group is discharged from all further obligations under these Notes.
The Group’s other loans of £5.2 million (2006: £8.2 million) consist primarily of industrial revenue bonds. The principal bond of £4.5 million is secured against property and carries a floating interest rate set periodically by reference to market rates.

22. Financial instruments
a) Group financial and treasury risk management policies:
The Group is exposed to market risk from changes in foreign exchange rates, interest rates and commodity prices. The Group monitors and manages these risks as an integral part of the Group’s overall risk management programme, which recognises the unpredictability of the markets in which it operates and seeks to reduce their potentially adverse effects on the Group’s results, where economically and commercially possible.
(i)	Foreign exchange risk management: The Group sells its products in over 120 countries and has manufacturing operations in eight countries. As a result, the Group faces transactional currency exposure when the Group’s operating subsidiaries enter into transactions denominated in currencies other than their functional currency. Foreign exchange transaction exposures are generally managed directly by operating subsidiaries within the Group’s policies and guidelines. The central treasury function enters into foreign exchange hedging transactions on behalf of subsidiaries where this is beneficial to the Group.

The Group has significant capital employed in overseas operations. As a result, the Group’s balance sheet can be affected by movements in foreign exchange rates. The Group has a policy to hedge this risk, where appropriate, to limit the effect of foreign exchange rate movements. Accordingly the Group has loans in the same currencies as the capital employed in the Group’s main overseas operations. From time to time, the Group uses cross currency swap instruments to also convert the currency of the Group’s borrowings to such functional currencies.

(ii)	Commodity risk management: The Group is subject to market risk in respect of commodities (mainly base metals) since the Group’s ability to recover increased costs through higher pricing may be limited by the competitive environment in which it operates. In some instances the Group may not be able to pass increased costs onto its customers. The Group enters into arrangements to facilitate an adequate supply of materials, as well as to lock into pre-determinable pricing levels. These supply contracts are typically for a period of six to 36 months.

Some of the Group’s purchase contracts fix the price of items bought, while other contracts allow for price variations based on the price of certain metals such as nickel, copper and aluminium. To reduce exposures to fluctuations in the price of these metals the Group may fix the price with its suppliers, or in some instances enter into external contracts for difference with major financial institutions that have the effect of fixing the overall price paid. The Group’s policy is to apply hedge accounting (see below) where it is both permissible under IAS39, practical to do so and its application reduces earnings volatility. However, in certain instances transactions that may be effective hedges in economic terms may not always qualify for hedge accounting under IAS39.

(iii)	Interest rate risk management: The Group finances its operation through a mix of retained profits and borrowings. To reduce the impact of changes in interest rates on the Group’s borrowings, the Group’s policy is to have fixed rate debt equal to at least 50 per cent. of its borrowings. Accordingly, the Group may contract with major financial institutions for interest rate swap agreements, where the Group agrees to exchange the difference between a fixed interest rate and a variable interest rate, as applied to a notional principal amount.

(iv)	Liquidity risk management: The Group’s policy is to hold cash and cash equivalents and maintain undrawn credit facilities at a level sufficient to ensure that the Group has available funds to meet its medium-term capital and funding obligations as well as any unforeseen obligations and opportunities. The Group holds cash and cash equivalents and short-term deposits, which together with the undrawn committed facilities, enable the Group to manage its liquidity risk.

22. Financial instruments (continued)
a) Group financial and treasury risk management policies (continued)
(v)
Credit risk management: The Group is exposed to credit related losses in the event of nonperformance by counterparties to financial assets, but it does not expect any counterparties to fail to meet their obligations given the Group’s policy of selecting counterparties with high credit ratings. The exposure to credit loss of liquid assets is equivalent to the carrying value on the balance sheet. The maximum credit exposure of interest rate and foreign exchange derivative contracts is represented by the fair value of contracts with a positive fair value at the reporting date.

Concentrations of credit risk with respect to the Group’s trade and other receivables are limited by the Group’s customer base being large and unrelated. The Group therefore believes that no further credit risk provision is required in excess of normal provision for doubtful receivables.
In the normal course of business, the Group has entered into arrangements in respect of performance bonds, letters of credit and other guarantee arrangements. The Group treats these arrangements as executory contracts until such time as the Group is required to perform under the prescribed arrangements. However, these arrangements still subject the Group to potential credit risk.
The maximum credit risk at 29 September 2007 on recognised financial assets is £176.2 million (2006: £193.1 million).
b) Hedge accounting:
As described above, the Group’s risk management policies include hedging foreign exchange risks, interest rate risks and commodity price risk using a range of hedging instruments. Where possible the Group applies hedge accounting, as summarised below:
(i)	Net investment hedges: From time to time the Group uses cross currency swap instruments to align Sterling borrowings to the underlying net investment held in foreign currencies. To the extent that these hedges are effective, changes in the fair value of these derivatives that are designated as net investment hedges are included within equity reserves until earnings are affected by the hedged item. Ineffective portions of such hedges are recognised immediately in profit and loss. The Group discontinues hedge accounting prospectively when it determines that the derivative no longer qualifies as an effective hedge, or when it is no longer probable that the investments will remain. When hedge accounting is discontinued because the derivative no longer qualifies as an effective hedge, the derivative continues to be carried on the balance sheet at its fair value, with subsequent changes in fair value recognised in current period earnings. Gains and losses related to discontinued hedges that were previously included in equity reserves will remain in equity reserves until the disposal of the underlying investment. As at 29 September 2007 the Group had no cross currency swap instruments outstanding (2006: nil).

(ii)	Cash flow hedges: The Group’s interest rate swaps, foreign exchange forward contracts and certain commodity contracts for difference are accounted for as cash flow hedges. Upon the designation of these derivatives as cash flow hedges, any effective gains and losses arising are deferred in equity reserves. Any ineffective portions are recognised in profit and loss immediately. The effective gains and losses deferred in equity are taken to the income statement at the same time as the hedged item impacts profit and loss.

22. Financial instruments (continued)
b) Hedge accounting (continued)
The following table summarises the fair value of the Group’s outstanding derivatives:

	Financial asset/(liability)
	2007	2006
	£m	£m
Interest rate swaps	—	0.4
Commodity contracts for difference	0.2	0.1
Foreign exchange forward contracts	0.2	—

	0.4	0.5

The Group’s commodity contracts for difference have maturity dates of less than one year.
c) Financial instrument profiles and summary of interest rates:
The Group’s financial assets are either available on demand or have maturity dates due within one year except for the Group’s investments in Rabbi Trust’s, which are held to meet the underlying pension obligations, the bulk of which are non-current in nature.
(i)	Maturity profile: The maturity profile based on the contractual lives of the Group’s financial liabilities, are as follows:

	2007			2006
	Borrowings	Other	Total	Borrowings	Other	Total
	£m	£m	£m	£m	£m	£m
Within less than one year, or on demand	3.7	0.3	4.0	3.0	23.1	26.1
More than one year but not more than two years	—	0.3	0.3	—	0.5	0.5
More than two years but not more than three years	—	0.2	0.2	—	0.3	0.3
More than three years but not more than four years	—	0.1	0.1	—	0.1	0.1
More than four years but not more than five years	12.8	0.1	12.9	81.7	0.2	81.9
More than five years	—	128.0	128.0	—	5.9	5.9

Gross financial liabilities	16.5	129.0	145.5	84.7	30.1	114.8
In the maturity analysis of the Group’s financial liabilities “Other” includes obligations under finance leases, Private Placement and other loans (see note 21).
The Group had the following undrawn committed facilities at the end of the period:

	2007	2006
	£m	£m
Expiry date:
More than two years but less than three years	—	91.9
More than four years but less than five years	146.4

	146.4	91.9

22. Financial instruments (continued)
c) Financial instrument profiles and summary of interest rates (continued)
(ii)	Interest rate profile: The Group’s financial assets and liabilities have the following interest rate profiles:

	Floating	Fixed	Non-interest
	rate	rate	bearing	Total
	£m	£m	£m	£m
Interest rate profile: Financial assets as at 29 September 2007
Cash and cash equivalents	35.9		4.8	40.7
Investments (see note 17)		0.7	4.4	5.1
Other financial assets	—	—	0.4	0.4

Total	35.9	0.7	9.6	46.2

Interest rate profile: Financial assets as at 30 September 2006
Cash and cash equivalents	43.7	—	6.8	50.5
Investments (see note 17)	1.1	22.1	4.3	27.5
Other financial assets		0.4	0.1	0.5

Total	44.8	22.5	11.2	78.5

The Group pays interest on its revolving credit facility on the maturity of each drawing. Where interest rate swaps are taken out, the payment dates of such swaps are matched to the interest payment dates of the Group’s revolving credit facility. The Group’s interest rate swaps are also denominated in the same currency as the related borrowings.
As at 29 September 2007, the Group had gross borrowings of £145.5 million, of which £85.1 million was fixed. £83.4 million was fixed under the Private Placement, which matures in September 2014 and September 2017. The remaining £1.7 million relates to other minor fixed rate borrowing. In total, fixed rate borrowings represented 58 per cent. of the Group’s total borrowings, 42 per cent. (£60.4 million) remains floating rate or non-interest bearing.
A hypothetical 100-basis point increase in the interest rates associated with the Group’s floating rate borrowings during 2007 would have increased the Group’s interest expense by approximately £0.8 million. (2006: £0.6 million).
The floating rate cash and cash equivalents comprise certain bank accounts that earn interest. The non-interest bearing cash and cash equivalents relate to uncleared receipts and cash in current accounts.
The non-interest bearing investments comprise Rabbi Trust investments that are held in unit trusts.

						Weighted
						average
	Floating	Fixed	Non-interest		Effective	remaining
	rate	rate	bearing	Total	interest rate	contractural
	£m	£m	£m	£m	%	lives (years)
Interest rate profile:
Financial liabiities(i) as at 29 September 2007	60.3	85.1	0.1	145.5	6.0	8.4

Interest rate profile:
Financial liabilities(i) as at 30 September 2006	41.6	73.1	0.1	114.8	5.9	3.3

(i)	Excluding trade creditors.

22. Financial instruments (continued)
c) Financial instrument profiles and summary of interest rates (continued)
(iii)	Foreign exchange rate profile: The Group’s financial assets and liabilities excluding trade debtors and creditors have the following currency profiles:

	Floating	Fixed	Non-interest
	rate	rate	bearing	Total
	£m	£m	£m	£m
Financial assets
Sterling	1.5	—	2.7	4.2
US$	7.6	—	6.3	13.9
Euro	11.1	0.7	0.1	11.9
Other	15.7	—	0.5	16.2

As at 29 September 2007	35.9	0.7	9.6	46.2

Sterling	5.1	21.4	1.8	28.3
US$	6.1	0.4	9.1	15.6
Euro	10.7	0.7	—	11.4
Other	22.9	—	0.3	23.2

As at 30 September 2006	44.8	22.5	11.2	78.5

					Fixed	Weighted
					Weighted	average
	Floating	Fixed	Non-interest		average	period at
	rate	rate	bearing	Total	interest rate	fixed rate
	£m	£m	£m	£m	%	(years)
Financial liabilities
US$	30.5	84.6	0.1	115.2	6.1	9.3
Euro	28.3	0.5	—	28.8	3.8	3.4
Other	1.5	—	—	1.5	—	—

As at 29 September 2007	60.3	85.1	0.1	145.5	6.1	9.3

Sterling	4.1	20.6	0.1	24.8	10.4	0.6
US$	6.9	51.9	—	58.8	4.6	0.9
Euro	30.6	0.6	—	31.2	3.8	4.4

As at 30 September 2006	41.6	73.1	0.1	114.8	6.3	0.9

d) Fair values of financial assets and liabilities:
The table below sets out a comparison of the book and fair value of financial assets and liabilities, excluding trade receivables and trade payables, whose book value equals fair value and are detailed in notes 19 and 20.

	2007		2006
	Book value	Fair value	Book value	Fair value
	£m	£m	£m	£m
Cash and cash equivalents	40.7	40.7	50.5	50.5
Other current borrowings	(4.0)	(4.0)	(5.5)	(5.5)
Revolving credit facility	(12.8)	(13.3)	(81.7)	(82.3)
Other financial assets	0.4	0.4	0.5	0.5
Investments	5.1	5.1	5.0	5.0
10 3/8% Senior Subordinated Notes	—	—	(20.6)	(22.5)
US Private Placement	(122.7)	(123.2)	—	—
Defeasance trust investments	—	—	22.5	22.5
Other financial liabilities	(6.0)	(6.0)	(7.0)	(7.0)

22. Financial instruments (continued)
d) Fair values of financial assets and liabilities (continued)
Fair values of liquid instruments are estimated by reference to prices available from the markets on which such instruments are traded.
The fair value of cash and cash equivalents and current borrowings approximates the carrying amount because of the short-term maturity of these investments.
23. Acquisitions
(i)	On 8 January 2007, the Group acquired 100 per cent. of the Fabristeel Group (“Fabristeel”). Headquartered in Singapore, Fabristeel manufactures hot and cold foodservice equipment in Singapore and China, and has an extensive service and distribution network in more than ten countries, with sales offices in Shanghai, Beijing and Malaysia. The total cost was £15.7 million represented by £15.1 million paid on completion, £0.3 million paid as a result of levels of working capital and cash, and acquisition expenses of £0.3 million. This transaction has been accounted for by the acquisition method of accounting.

		Fair value	Provisional
	Book value	adjustments	fair values
	£m	£m	£m
Net assets acquired:
Property, plant and equipment	2.1	0.7	2.8
Inventories	2.7	(0.9)	1.8
Trade and other receivables	2.0	—	2.0
Cash and cash equivalents	0.3	—	0.3
Trade and other payables	(1.8)	(0.1)	(1.9)
Deferred tax liability	—	(1.1)	(1.1)
Intangible assets:
- brands		2.7	2.7
- other intangible assets	—	1.1	1.1

	5.3	2.4	7.7

Goodwill			8.0

Total consideration			15.7

Satisfied by:
Cash paid			15.4
Attributable costs			0.3

			15.7

Net cash outflow arising on acquisition:
Cash consideration, including costs			15.7
Cash and cash equivalents acquired			(0.3)

			15.4

The fair value adjustments shown above are provisional. In accordance with the requirements of IFRS3 “Business Combinations” these will be finalised within 12 months from the acquisition date.
The amount of revenue and profit before amortisation of acquisition intangibles and tax since the acquisition date that is included in the Group’s results for the 52 weeks ended 29 September 2007 was £7.6 million and £0.1 million respectively.
If the acquisition of Fabristeel had been completed on the first day of the Group’s financial year, the Group’s revenues and profit attributable to equity holders would have been £808.2 million and £41.5 million respectively.

23. Acquisitions (continued)
(i)	Fabristeel (continued)

The goodwill arising on the acquisition is attributable to the distribution network and access to new customers arising from the future manufacturing and distribution of the Group’s products into the Asian market.

(ii)	On 17 September 2007, Cleveland Range L.L.C., a subsidiary company, acquired certain net assets of JC Pardo & Sons Inc (“Pardo”) for a net total consideration of $1.2 million (£0.6 million) satisfied in cash, subject only to adjustment for final net assets. Pardo, based in the US is a manufacturer of high volume food production systems concentrating on cook-chill solutions. This transaction has been accounted for by the acquisition method of accounting. £0.1 million of net assets were acquired and, along with £0.1 million of other intangible assets, make up the provisional fair value of £0.2 million. Goodwill of £0.5 million arose on the acquisition. Attributable costs of £0.1 million have been accrued.

(iii)	On 31 January 2006, the Group acquired 100 per cent. of the Frau Group (“Frau”) for a net total of €10.0 million (£6.9 million) satisfied in cash, subject only to adjustment for final net working capital and certain performance criteria. Frau, based in Spain, consists of a distribution business concentrating on ice machines and combi-ovens and also a service and installation business trading under the name of Teuros. This transaction has been accounted for by the acquisition method of accounting.

		Fair value	Provisional
	Book value	adjustments	fair values
	£m	£m	£m
Net assets acquired:
Property, plant and equipment	0.4	0.5	0.9
Inventories	1.3	(0.3)	1.0
Trade and other receivables	3.0	(0.1)	2.9
Deferred tax	—	0.4	0.4
Cash and cash equivalents	1.5	—	1.5
Trade and other payables	(3.1)	(1.6)	(4.7)
Intangible assets:
- brands	—	0.8	0.8

	3.1	(0.3)	2.8

Goodwill			4.1

Total consideration			6.9

Satisfied by:
Cash paid			5.8
Attributable costs			0.4
Deferred and contingent consideration outstanding			0.7

			6.9

Net cash outflow arising on acquisition:
Cash consideration, including costs			6.2
Cash and cash equivalents acquired			(1.5)

			4.7

In accordance with the requirements of IFRS3 “Business Combinations”, the fair value adjustments previously shown in the 2006 financial statements as provisional have now been finalised.
The amount of revenue and profit before tax since the acquisition date that is included in the Group’s results for the 52 weeks ended 29 September 2006 was £8.1 million and £0.1 million respectively.
If the acquisition of Frau has been completed on the first day of the 2006 financial year, the Group’s revenues and profit attributable to equity holders would have been £771.7 million and £39.2 million respectively.

23. Acquisitions (continued)
(iii) Frau (continued)
The goodwill arising on the acquisition is attributable to the distribution network and access to new customers arising from the future manufacturing and distribution of the Group’s products into the Spanish market.
24. Provisions

	Property and
	environmental			Total
	provisions	Warranty	Other	Group
	£m	£m	£m	£m
Analysis of movement in provisions:
At the beginning of the period	7.2	29.6	4.0	40.8
Additional provision recognised	0.8	17.9	0.6	19.3
Provision utilised	(1.9)	(15.8)	(1.5)	(19.2)
Provision released to profit and loss	—	(2.9)	—	(2.9)
Currency realignment	(0.2)	(2.1)	(0.2)	(2.5)

At the end of the period	5.9	26.7	2.9	35.5

Disclosed as:
Current provisions	1.3	14.4	0.2	15.9
Non-current provisions	4.6	12.3	2.7	19.6

Property provisions relate primarily to lease payments under onerous contracts. Based off the Group’s rental projections, £1.3 million is expected to be settled within the next year (2006: £1.3 million). The remainder, disclosed as non-current, is expected to be settled on leases that go out to 2017.
The Group records warranty liabilities as described in the Group’s critical accounting policies in note 2.
As at 29 September 2007 the Group had provisions for other obligations totalling £2.9 million which includes amounts in respect of dilapidations, contractual disputes and other deferred payments. £0.2 million has been disclosed as current and £2.7 million as non-current. The timing of some of these obligations is uncertain, accordingly £2.7 million is disclosed as non-current.
The Group also has obligations under pension and other post-retirement obligations. See note 28 below.
25. Share capital

	2007	2006	2007	2006
	Number	Number	£m	£m
a) Number and value of shares:
Ordinary shares of 10p each
Authorised	562,356,065	600,000,000	56.2	60.0
Issued and fully paid	368,899,234	405,387,999	36.9	40.5

Enodis plc has only one class of ordinary shares which carries no right to fixed income.

	2007	2006
	Number	Number
b) Movement of ordinary shares during the period:
At the beginning of the period	405,387,999	403,639,313
Shares repurchased	(40,203,935)	—
Share options exercised	3,715,170	1,748,686

At the end of the period	368,899,234	405,387,999

The proceeds of the exercises of share options in the period amounted to £3.2 million (2006: £1.4 million).

25. Share capital (continued)
Pursuant to resolutions approved at the Annual General Meetings of the Company on 16 February 2006 and 8 February 2007, during the 52 weeks ended 29 September 2007, 40.6 million 10p ordinary shares with an aggregate nominal value of £4.1 million, representing approximately 10 per cent. of the Company’s issued share capital at 1 October 2006, have been purchased for cancellation. Of these, 40.2 million shares with a nominal value of £4.0 million were cancelled prior to the end of the period. The payment for 0.4 million shares at a value of £0.8 million was settled on 1 October 2007 and these shares were subsequently cancelled. Distributable reserves have been reduced by £81.8 million, being the consideration paid and payable for these shares and associated transaction costs.
26. Reserves

				Foreign
				currency
		Share		translation
	Share	premium	Retained	and hedging	Other	ESOP	Group
	capital	account	earnings	reserve	reserves	trust	total
	£m	£m	£m	£m	£m	£m	£m
Analysis of movement in provisions:
As at 1 October 2005	40.4	0.4	187.0	4.8	3.5	(2.4)	233.7
Impact of adopting IAS32 and IAS39	—	—	(3.6)	2.4	—	—	(1.2)
Retained profit/(loss) for period	—	—	39.1	—	—	—	39.1
Shares issued	0.1	1.3	—	—	—	—	1.4
Actuarial gains/(losses)	—	—	4.1	—	—	—	4.1
Share-based payments expense	—	—	—	—	1.6	—	1.6
Tax on items taken directly to equity	—	—	(1.2)	—	—	—	(1.2)
Dividends paid	—	—	(8.6)	—	—	—	(8.6)
Other gains and losses recognised directly in equity	—	—	—	3.8	—	—	3.8
Transfers to profit and loss for cash flow hedges	—	—	—	(0.2)	—	—	(0.2)
Exercise of share-based payments	—	—	0.5	—	(0.5)	—	—
Currency realignment	—	—	—	(15.2)	—	—	(15.2)

As at 30 September 2006	40.5	1.7	217.3	(4.4)	4.6	(2.4)	257.3
Retained profit/(loss) for the period	—	—	41.0	—	—	—	41.0
Shares issued	0.4	2.8	—	—	—	—	3.2
Share buy-backs	(4.0)	—	(81.8)	—	4.0	—	(81.8)
Actuarial gains/(losses)	—	—	(3.6)	—	—	—	(3.6)
Share-based payments expense	—	—	—	—	0.9	—	0.9
Tax on items taken directly equity	—	—	2.7	—	—	—	2.7
Dividends paid	—	—	(14.0)	—	—	—	(14.0)
Other gains and losses recognised directly in equity	—	—	—	4.2	—	—	4.2
Transfer to profit and loss for cash flow hedges	—	—	—	(0.5)	—	—	(0.5)
Exercise of share-based payments	—	—	1.5	—	(1.5)	0.2	0.2
Currency realignment	—	—	—	(15.8)	—	—	(15.8)

As at 29 September 2007	36.9	4.5	163.1	(16.5)	8.0	(2.2)	193.8

26. Reserves (continued)
ESOP trust - 1,202,652 ordinary shares of Enodis plc (2006: 1,269,341) are held in an independently managed Executive Share Option Plan (“ESOP trust”). The ESOP trust, which was established in 1994, purchased shares in Enodis plc to meet some of the future obligations under employee option schemes. Shares are distributed to specified employees upon their exercise of certain options and payment by them of the exercise price. The Group finances the ESOP trust by way of an interest free loan of £2.0 million. The ESOP trust has waived the right to receive dividends on all shares held. Costs are borne by Enodis plc and are written-off in the period in which they are incurred.
Foreign currency translation reserve - the reserve represents the currency realignment that arises on the translation of interests in the opening net assets of overseas subsidiary entities and associated undertakings, long-term foreign borrowings used to finance overseas investments, and on the translation of the profit and loss account for the period to the closing foreign exchange rate.
Hedging reserve - The Group applies hedge accounting, as defined in IAS39 (see note 22). Gains and losses on certain derivative instruments are recognised in the hedging reserve (to the extent that the hedge is effective). Gains and losses are released to profit and loss at the same time as the hedged item impacts earnings.
Other reserves include the Group’s reserve for share options where a charge for the option has been recognised but the option has yet to be exercised and the capital redemption reserve in respect of the cancellation of 40.2 million shares, with a nominal value of £4.0 million, arising from the Group’s share buyback programme.
27. Share-based payments
The Group has two share option schemes in place for certain employees with outstanding grants as follows:
•	Executive Share Scheme (1995);
•	Executive Share Scheme (2001).
During 2007, the Group also made two grants under a new performance share plan which was approved by shareholders at the last AGM.
Exercises of the awards under the Group’s share option schemes and performance share plan are generally settled by using new shares of Enodis plc.
Under the executive option scheme rules, options are exercisable at a price being the higher of the closing quoted market price of Enodis plc’s shares on the dealing day prior to the date of grant and on the date of grant itself. The performance share plan will deliver an award of shares, at no cost, provided that prescribed performance conditions over the vesting period have been met.
The above plans have a three year vesting period and are subject to prescribed Total Shareholder Return (“TSR”) thresholds being met. Additionally, no options or performance shares may vest unless the Remuneration Committee is satisfied that there has been a sustained improvement in the Group’s underlying financial performance.
If options and performance shares remain unexercised after a period of ten years from the date of grant, the awards expire. In most cases, the awards are forfeited if the employee leaves the Group before they vest.
The Group recognised a total charge of £0.9 million (2006: £1.6 million) relating to equity settled share-based payments during the period.

27. Share-based payments (continued)
Details of share-based payments in issue over the last two years are as follows:

	Sharesave Scheme		Executive Share Scheme		Executive Share Scheme
	(1992)		(1995)		(2001)		Performance Share Plan
		Weighted		Weighted		Weighted		Weighted
		average	Number of	average	Number of	average	Number of	average
	Number of	exercise	share	exercise	share	exercise	share	grant
	share options	price £	options	price £	options	price £	options	price £
Outstanding at 1 October 2005	24,615	1.83	938,169	1.95	18,662,178	0.82	—	—
Granted in the period	—	—	—	—	2,698,431	1.31	—	—
Exercised in the period	—	—	(142,019)	1.17	(1,606,667)	0.79	—	—
Forfeited in the period	(235)	1.56	(43,223)	2.54	(826,755)	1.02	—	—
Expired in the period	(18,597)	1.75	—	—	—	—	—	—

Outstanding at 30 September 2006	5,783	2.10	752,927	2.06	18,927,187	0.89	—	—
Granted in the period	—	—	—	—	2,256,359	2.03	589,514	1.99
Exercised in the period*	—	—	(123,497)	1.17	(3,539,322)	0.85	—	—
Forfeited in the period	—	—	(36,435)	2.61	(492,721)	1.16	—	—
Expired in the period	(5,783)	2.10	(24,699)	1.17	—	—	—	—

Outstanding at 29 September 2007	—	—	568,296	2.26	17,151,503	1.04	589,514	1.99

Weighted average remaining contractual life (years) as at 29 September 2007	—		2.17		6.73		2.72

Exercisable as at:
30 September 2006	—	—	752,927	2.06	6,958,150	0.71	—	—
29 September 2007	—	—	568,296	2.26	9,645,826	0.76	—	—

*	In addition, 52,351 (2006: nil) shares were issued by the Company in respect of share options granted under the 1993 Executive Share Scheme. The remaining 12,349 options granted under this Scheme will be satisfied by the transfer of shares held in the ESOP trust.
The maximum aggregate number of shares over which options or performance shares may currently be granted under all schemes cannot exceed 10 per cent. of the nominal share capital of the Company on the date of grant.

27. Share-based payments (continued)
The following table summarises the Group’s share options outstanding and share options that are exercisable as at 29 September 2007:

	Options outstanding			Options exercisable
		Weighted	Weighted		Weighted
		average	average		average
		remaining	exercise		exercise
Range of exercise	Number of	contractual	price	Number of	price
prices	options	life (years)	£	options	£
£0.49-£1.00	9,375,973	5.65	0.74	9,375,973	0.74
£1.01-£1.50	5,567,171	7.53	1.17	262,853	1.43
£1.51- £2.00	73,699	7.06	1.76	24,699	1.75
£2.01-£2.50	2,529,834	8.18	2.04	377,475	2.13
£2.51- £3.02	173,122	2.76	2.61	173,122	2.61

£0.49-£3.02	17,719,799	6.58	1.08	10,214,122	0.84

None of the Group’s performance shares were capable of vesting as at 29 September 2007.
The weighted average share price at the date of exercise during the 52 weeks to 29 September 2007 was £0.84.
Following the Group’s transition to IFRS on 3 October 2004, all share-based payments subsequent to 7 November 2002 are measured at fair value at the date of grant. In accordance with IFRS, no accounting charge has been recognised for options issued prior to 7 November 2002. Details of the movement in share options over the last two years that were issued prior to 7 November 2002 are as follows:

	Sharesave Scheme		Executive Share Scheme		Executive Share Scheme
	(1992)		(1995)		(2001)
		Weighted		Weighted		Weighted
		average	Number	average	Number	average
		exercise	of	exercise	of	exercise
	Number of	price	share	price	share	price
	share options	£	options	£	options	£
Outstanding at 1 October 2005	24,615	1.83	938,169	1.95	2,881,402	0.94
Exercised in the period	—	—	(142,019)	1.17	(599,269)	0.93
Forfeited in the period	(235)	1.56	(43,223)	2.54	(135,055)	1.41
Expired in the period	(18,597)	1.75	—	—	—	—

Outstanding at 30 September 2006	5,783	2.10	752,927	2.06	2,147,078	0.91
Exercised in the period		—	(123,497)	1.17	(482,251)	0.92
Forfeited in the period		—	(36,435)	2.61	(131,396)	0.50
Expired in the period	(5,783)	2.10	(24,699)	1.17	—	—

Outstanding at 29 September 2007	—	—	568,296	2.26	1,533,431	0.95

Weighted average remaining contractual life (years) as at 29 September 2007	—		2.17		4.47

Options exercisable as at:
30 September 2006	—	—	752,927	2.06	2,147,078	0.91
29 September 2007	—	—	568,296	2.26	1,533,431	0.95

27. Share-based payments (continued)
During the current financial year, options were granted on 4 January 2007, with a fair value per option of £0.53. During the previous financial year options were granted on 3 January and 28 September 2006. The fair values of the options granted on those dates were £0.28 and £0.38 respectively. These fair values were calculated using the Black-Scholes valuation model, as well as incorporating a discount for the schemes’ market based performance conditions. A discussion of the Group’s market based performance conditions is included in the Directors’ remuneration report.
The fair value is charged to the income statement on a straight-line basis over the options vesting period. Inputs into the valuation model were as follows:

	2007	2006
Weighted average share price £	2.03	1.31
Weighted average exercise price £	2.03	1.31
Weighted average expected volatility	24.9%	27.0%
Expected life (years)	6.5	6.5
Risk free interest rate	5.0%	4.2%
Expected dividend yield	1.5%	1.6%
Discount for effects of market based performance conditions	15%	30%
Expected volatility has been determined by reference to the historical volatility of Enodis plc’s share price over a range of three to four years. The periods of historical volatility that are used are considered as suitable estimates for the future volatility over the estimated life of the option. In determining the expected life of the share options management gave consideration to the three year vesting period and the contractual life of ten years from the date of grant. The mid-point of this range was used, which management believe accommodates the effects of the potential for certain option holders to exercise their options at an earlier date. Management assesses at the end of each reporting period its estimates in relation to forfeitures. Over recent years the Group’s forfeiture rate has been low.
The Group also has an obligation to pay a cash amount of £0.4 million to Mr. McCulloch should he exercise a grant of options made in August 2003. The Group has recognised a liability for this amount as at 29 September 2007.
The 589,514 performance shares outstanding on 29 September 2007 comprise a grant of 506,529 shares on 6 June 2007 and another grant of 82,985 shares on 13 September 2007. The fair values (per share) were £1.00 and £1.03, respectively.
The fair value of the performance shares granted during 2007 were determined using a stochastic valuation model which takes account of the schemes’ market based performance conditions. The main assumptions used to value the performance shares were as follows:

2007
Weighted average share price £	1.99
Weighted average expected volatility	21.2%
Expected life (years)	3
Risk free interest rate	5.6%
Expected dividend yield	0%
Expected volatility has been determined by reference to the historical volatility of Enodis plc’s share price over the preceding three year period, which is considered a suitable estimate for the future volatility over the three year vesting period of the Performance Shares. Management assesses at the end of each reporting period its estimates in relation to forfeitures. Over recent years the Group’s forfeiture rate has been low.

28. Pension and other post-retirement obligations
The Group operates a number of pension schemes, both defined benefit and defined contribution. The Group’s key pension arrangements include:
a)	A number of the Group’s UK employees are members of a defined benefit arrangement with assets held in separate trustee administered funds. In addition, the Group offers UK employees a defined contribution arrangement.
b)	A number of the Group’s US employees participate in a 40 1(k) plan, which is a defined contribution arrangement. Additionally, the Group has two post-retirement medical plans in the US.
c)	Some of the Group’s US employees also participate in a defined benefit arrangement with frozen accrued benefits. In this arrangement, benefits under defined benefit plans for hourly paid employees are based on a fixed multiple of the length of service and for salaried employees are based on a percentage of earnings during the period of their employment.
d)	The Group has a number of other small defined benefit arrangements in the North America, the UK and continental Europe.
In the US, the Group also has a defined contribution and a defined benefit plan where the assets are held under Rabbi Trusts.
The Group accounts for pensions and other post-retirement obligations under IAS19 “Employee Benefits”. The Group’s pension costs, balance sheet positions and additional pension related note disclosures have been determined in consultation with independent, qualified actuaries.
The balance sheet position for the Group’s pension and post-retirement medical obligations is summarised below:

	2007	2006	2005
	£m	£m	£m
Defined benefit schemes — fair value of plan assets	111.4	112.9	108.9
Defined benefit schemes — fair value of plan liabilities	(122.2)	(122.9)	(124.1)

	(10.8)	(10.0)	(15.2)
Rabbi Trust defined contribution scheme liabilities	(2.7)	(2.4)	(2.4)

	(13.5)	(12.4)	(17.6)

Disclosed as:
Pension and other post-retirement assets	4.6	9.3	5.3
Pension and other post-retirement liabilities	(18.1)	(21.7)	(22.9)

	(13.5)	(12.4)	(17.6)

The benefits associated with the Group’s defined benefit plans are generally based on a formula recognising length of service and final average earnings. The principal assumptions used for the purpose of the actuarial valuations were as follows:

	2007	2006
	%	%
Discount rate	5.3–6.3	4.4–5.8
Expected rate of increase in salaries	2.0–4.7	4.0–4.3
Expected rate of increase in pension payments (where appropriate)	2.0–3.2	2.8
Expected rate of increase in pensions in deferment (where appropriate)	2.0–3.2	2.8
Medical cost inflation	5.0–10.0	5.0–11.0
Price inflation	2.0–3.2	2.0–2.8

28. Pension and other post-retirement obligations (continued)
For the UK scheme, the Group has used PA92 Year of Birth tables, applying the medium cohorts. Using these tables, the assumed life expectations on retirement at ages 60 and 65 are:

	2007		2006
	Age 60 years	Age 65 years	Age 60 years	Age 65 years
Retiring today:
– Males	26.7	21.9	23.9	19.4
– Females	29.6	24.8	26.9	22.4
Retiring in 20 years:
– Males	27.9	23.0	23.9	19.4
– Females	30.7	25.8	26.9	22.4
In respect of the US schemes the Group has used RP 2000 tables in respect of White, Blue and No Collar (post retirement) Combined Active/Retiree Healthy Sex District Tables Projected to 2005 using scale AA. These tables reflect the following assumptions:

	2007		2006
	Age 60 years	Age 65 years	Age 60 years	Age 65 years
Retiring today:
– Males	21.3–22.2	17.3–18.1	21.3–22.2	17.3–18.1
– Females	24.1–24.7	19.8–20.4	24.1–24.7	19.8–20.4
Retiring in 20 years:
– Males	21.3–23.0	17.3–18.7	21.3–23.0	17.3–18.7
– Females	24.1–25.2	19.8–20.9	24.1–25.2	19.8–20.9
The figures for the Group’s UK Scheme have been based on a full actuarial valuation as at 31 March 2007. For the Group’s pension and other post-retirement obligations in the US, the figures have been based on full actuarial valuations as at 1 January 2007. All valuations are updated for IAS 19 purposes at each year end.
The assets in the Group’s defined benefit schemes and the expected rates of return were:

	Long-term rate		Long-term rate
	of return		of return
	expected at	Value at	expected at	Value at
	29 September	29 September	30 September	30 September
	2007	2007	2006	2006
	% p.a	£m	% p.a	£m
Equities	7.5–7.8	38.8	7.3–7.8	37.5
Bonds	4.5–5.8	71.4	4.5–5.0	74.3
Other	3.0–4.8	1.2	3.0–4.5	1.1

Total		111.4		112.9

The assets of the Group’s defined benefit schemes do not include any of the Company’s own shares, any property occupied by or other assets used by the Group.
The expected rates of return on plan assets are based on the expected rates of returns from the asset categories shown above, weighted for long-term targeted asset allocations of the Group’s various schemes.

28. Pension and other post-retirement obligations (continued)
Changes in the fair value of the Group’s defined benefit schemes’ assets are as follows:

	2007	2006
	£m	£m
Fair value at the beginning of the period	112.9	108.9
Expected return on scheme assets	6.2	6.4
Contributions by employer	3.2	2.2
Contributions by plan participants	0.1	—
Benefits paid	(6.9)	(6.2)
Actuarial gain/(loss)	(2.4)	2.5
Foreign currency movements	(1.7)	(0.9)

Fair value at the end of the period	111.4	112.9

The actual return on the Group’s defined benefit schemes’ assets was £3.8 million (2006: £8.9 million).
Changes in the fair value of the Group’s defined benefit obligations (excluding scheme assets) are as follows:

	2007	2006
	£m	£m
Obligation at the beginning of the year	122.9	124.1
Current service cost	1.0	1.8
Interest cost	6.3	6.2
Contributions by plan participants	0.1	0.3
Benefits paid	(6.9)	(6.2)
Settlements	—	(0.1)
Actuarial gain/(loss)	1.2	(1.6)
Foreign currency movements	(2.4)	(1.6)

Fair value at the end of the year	122.2	122.9

The funded status of the Group’s defined benefit schemes are as follows:

	2007	2006
	£m	£m
Obligations that are wholly or partly funded	0.2	1.6
Unfunded	(11.0)	(11.6)

	(10.8)	(10.0)

The history of the Group’s defined benefit pension and other post-retirement obligations are as follows:

	2007	2006	2005
	£m	£m	£m
Experience adjustments on scheme liabilities:
- £m	(1.4)	(0.7)	2.3
- as a percentage of scheme liabilities	1.2%	0.6%	1.9%
Experience adjustments on scheme assets
- £m	(2.4)	2.5	9.5
- as a percentage of scheme assets	2.1%	2.2%	8.7%

28. Pension and other post-retirement obligations (continued)
Amounts recognised in profit or loss in respect of the Group’s defined benefit pension and other post-retirement obligations are as follows:

	52 weeks to	52 weeks to
	29 September	30 September
	2007	2006
	£m	£m
Current service cost	1.0	1.8
Interest on obligations	6.3	6.2
Less expected return on scheme assets	(6.2)	(6.4)
Settlement gain	—	(0.1)

Total operating charge	1.1	1.5

Of the charge for the period, £0.8 million (2006: £0.9 million) is included in cost of sales (direct labour) and £0.3 million (2006: £0.6 million) is included in administration costs.
Net actuarial gains/(losses) for the period were £(3.6) million (2006: £4.1 million) recognised through the Statement of Recognised Income and Expense. The cumulative amount of actuarial gains/(losses) recognised through the Statement of Recognised Income and Expense as at 29 September 2007 was £5.3 million (2006: £8.9 million).
The Group expects to contribute approximately £2.4 million to its defined benefit pension and other post-retirement obligations during 2008.
A one percentage point change in assumed healthcare cost trend rates would have nil effect on the Group’s expenses (2006: nil) and the following effect on the Group’s year end obligations:

	2007		2006
	Increase	(Decrease)	Increase	(Decrease)
	£m	£m	£m	£m
Effect on pension and post-retirement benefit obligations	0.2	(0.2)	0.3	(0.2)
29. Contingent liabilities
a)	Enodis Corporation and several other parties have been named in a lawsuit filed in the United States Bankruptcy Court for the Northern District of Indiana, Freeland v. Enodis, et al. In the case, the bankruptcy trustee sought to hold Enodis Corporation liable as the “alter ego” of its former subsidiary Consolidated Industries Corporation (“Consolidated”), for the debts and other liabilities of Consolidated. Enodis Corporation sold Consolidated to an unrelated party in 1998. Shortly after the sale, Consolidated commenced bankruptcy proceedings. In addition to the “alter ego” claim, the trustee asserted a variety of bankruptcy and equitable claims seeking to recover up to $37 million paid by Consolidated to the Enodis Group between 1988 and 1998. As previously discussed in our 2004 Annual Report, on 7 January 2003, the United States District Court entered a partial summary judgement for $8.6 million against Enodis Corporation in relation to the complaint by the trustee that the purchase price paid to Enodis for the share capital of Consolidated was a fraudulent transfer under US bankruptcy law. On 28 July 2004, the Bankruptcy Court issued an opinion dismissing all claims against all defendants other than Enodis Corporation, and held that the trustee was not entitled to assert the alter ego claims against Enodis Corporation. However, the Court also held that the trustee was entitled to recover $30 million paid by Consolidated, plus prejudgement interest, for a total of approximately $43 million. This judgement is in addition to the summary judgement issued by the United States District Court in 2003.

29. Contingent liabilities (continued)
a)	Consolidated (continued)

Enodis Corporation appealed the adverse portion of the decision of the Bankruptcy Court and the previous adverse decision of the District Court. On 31 October 2006 the District Court upheld the rulings of the Bankruptcy Court with respect to the dismissal of all claims against the defendants other than Enodis, the denial of the trustee’s alter ego claim against Enodis and the judgement against Enodis.

Both Enodis and the trustee appealed the court’s judgements to the United States Court of Appeals for the Seventh Circuit. Briefing and oral argument of the appeal are complete, and the parties are awaiting the decision of the court. The Directors, having reconfirmed advice from external legal counsel after the District Court issued its decision, still believe the adverse portions of the decisions of the District Court to be in error, and further believe it is probable that Enodis’ appeals will be successful.

The Group is also involved in other Consolidated lawsuits alleging total damage claims of $6.2 million. These claims are currently pending and we continue to defend them vigorously. Other parties in cases pending against Consolidated have threatened to sue Enodis Corporation as Consolidated’s alter ego. Currently, however, no party other than the trustee is actively pursuing this theory against Enodis Corporation.

b)	Enodis is currently undergoing a routine Internal Revenue Service (“IRS”) audit of its FY04 and FY05 federal income tax returns. Information has been requested in respect of a number of items including Net Operating Losses (“NOLs”). During the late 1980s and early 1990s the company incurred significant taxable losses principally in respect of real estate transactions in New York. The utilisation of these NOLs resulted in our US federal tax liabilities being reduced by approximately $96 million between FY04 and FY07. The IRS has raised certain questions in relation to the NOLs and could assert that some of the benefit should not have been taken. The company is confident of its filing position.

c)	There are customary taxes and other warranties and indemnities in respect of companies and businesses sold in previous years.
30. Lease obligations
a)	Obligations under finance leases:

From time to time the Group enters into finance leases for certain items of property, plant and equipment. The following amounts are payable under the Group’s finance leases:

	Minimum lease		Present value of
	payments		minimum lease payments
	2007	2006	2007	2006
	£m	£m	£m	£m
Within one year	0.2	0.2	—	—
Greater than one year but not greater than five years	0.7	0.8	0.7	0.8
Greater than five years	1.0	1.3	0.4	0.5

	1.9	2.3	1.1	1.3

Less future finance charges	(0.8)	(1.0)

Present value of lease obligations	1.1	1.3

Disclosed as:
Non-current liabilities (note 21)	1.1	1.3

30.	Lease obligations (continued)

£0.1 million (2006: £0.2 million) of the Group’s finance lease obligations relate to plant and machinery with the balance of £1.0 million (2006: £1.1 million) relating to land and buildings. The above leases cover a range of lease terms and borrowing rates. The fair value of the Group’s lease obligations approximates their carrying amount.

b)	Operating leases:

	52 weeks to	52 weeks to
	29 September	30 September
	2007	2006
	£m	£m
Operating lease costs include:
Minimum lease payments	9.6	8.7
Other costs	1.2	1.4

Total	10.8	10.1

At the balance sheet date, the Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases, which fall due as follows:

	2007	2006
	£m	£m
Within one year	9.0	8.6
Greater than one year but not greater than five years	23.5	25.5
Greater than five years	17.7	21.6

	50.2	55.7

The above operating lease commitments predominately relate to land and buildings extending out as far as 2021. None of the Group’s operating leases have any covenants relating to the payment of dividends, incurring of additional debt or restrictions on entering into additional leases.

Certain of the Group’s leased properties have been sub-let. During the period £1.1 million (2006: £1.2 million) of income was recognised in income for sub-let properties. At the balance sheet date the Group had contracted with tenants for the following future minimum lease payments:

	2007	2006
	£m	£m
Within one year	1.1	1.2
Greater than one year but not greater than five years	3.2	3.9
Greater than five years	1.0	1.5
	5.3	6.6

31. Events after the balance sheet date
As described in note 12, a proposed final dividend was approved by the Board on 19 November 2007 and has not been included as a liability as at 29 September 2007.
On 18 October 2007, Scotsman Beverage Systems Limited (“SBS”) acquired TRUpour Limited, an innovative beverage dispense business. The initial consideration was £3.5 million payable in cash, with up to a further £2.7 million payable in cash over three years depending on performance. This positions SBS to improve its mix of higher end products and provide enhanced customer solutions.

32. Related party transactions
Transactions between Enodis plc and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its joint venture are disclosed below:
Trading transactions:

	Purchases of goods
	52 weeks to	52 weeks to	52 weeks to	Amounts owed
	29 September	30 September	1 October	to related parties
	2007	2006	2005	2007	2006	2005
	£m	£m	£m	£m	£m	£m
Welbilt Manufacturing (Thailand) Limited	—	0.7	0.7	—	0.2	0.3

Purchases were made at market price, discounted to reflect the quantity of goods purchased. The amounts outstanding are unsecured and will be settled in cash. No guarantees have been given or received.
Remuneration of key management personnel:
The Group’s key management personnel include the Directors and other members of the senior management team. In accordance with IAS24 “Related Party Disclosures”, key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group, directly or indirectly, including any Director (executive and non-executive) of the Group. The short-term employee benefit expense relating to these individuals was £5.7 million (2006: £5.9 million; 2005: £5.0 million) and a share option expense of £0.4 million (2006: £0.8 million; 2005: £0.7 million). Additionally, the post-employment benefit expense recognised was £0.4 million (2006: £0.5 million; 2005: £0.5 million).
Shareholdings:
The shareholdings of the Directors (which includes any holdings of their close family members) is included in the Directors’ remuneration report that accompanies these financial statements. The shareholdings by other key management personnel and their close family members totalled 0.1 million shares as at 29 September 2007 (2006: 0.1 million shares; 2005: 0.1 million shares).
33. Principal subsidiaries
The principal subsidiaries and investment in the joint venture of the Group at 29 September 2007 are set out below. All these interests are held indirectly by Enodis plc except for Enodis Holdings Limited and are consolidated within these financial statements. The Group has restricted the information to its principal subsidiaries as full compliance with Section 231 of the Companies Act would result in a statement of excessive length.

		Percentage
	Country of	held at
	incorporation	29 September
	and operation	2007	Details of holding of share capital
Food equipment
Castel MAC S.p.A.	Italy	100	8,300,000 €0.52 shares
Cleveland Range, L.L.C	USA	100	n/a
Cleveland Range, Ltd.	Canada	100	32,449 Class A no par value shares
Convotherm Elektrogerate GmbH	Germany	100	1,533,875 €6 shares
Convotherm Singapore Pte Ltd.	Singapore	100	100,000 $1 shares
Enodis Corporation	USA	100	100 US$0.01 par value common stock
Enodis Deutschland GmbH	Germany	100	25,000 €50 shares
Enodis France SA	France	100	7,500 €16 shares

33. Principal subsidiaries (continued)

		Percentage
	Country of	held at
	incorporation	29 September
	and operation	2007	Details of holding of share capital
Enodis Foodservice Equipment (Shanghai) Limited	China	100	1,420,000 US$1.00 ordinary shares
Enodis Group Limited	England	100	700,000,001 £1 ordinary shares
Enodis Holdings Limited	England	100	364,885,489 £1 ordinary shares
Enodis UK Limited	England	100	5,000 £1 ordinary shares
Fabristeel (M) Sdn Bhd	Malaysia	100	200,000 1MYR ordinary shares
Fabristeel Private Limited	Singapore	100	3,000,000 1SGD shares
Frau Foodservice S.A.U	Spain	100	200 €300.50 shares
Frimont S.p.A	Italy	100	16,000 €516.46 shares
Frymaster L.L.C	USA	100	n/a
Garland Commercial Industries L.L.C	USA	100	10 no par value common stock
Garland Commercial Ranges, Limited	Canada	100	2,000 no par value common stock
Jackson MSC L.L.C	USA	100	100 shares no par value common stock
Kysor Industrial Corporation	USA	100	100 US$1 par value common stock
Lincoln Foodservice Products L.L.C	USA	100	1,000 no par value common stock
Linea.net, Milano SrL	Italy	95	n/a
Merco/Savory L.L.C	USA	100	3,000 no par value common stock
Merrychef Limited	England	100	44,800 £1 ordinary shares
Mile High Equipment L.L.C	USA	100	200 no par value common stock
Nanhai Fabristeel Kitchen Ware Co Ltd	China	100	n/a
New Ton Food Equipment Co. Ltd	Thailand	99.9	1,959,995 Thai Baht ordinary shares
Scotsman Beverage Systems Limited	England	100	406,500,000 1p ordinary shares
Scotsman Beverage Systems Limited	England	100	500,000 £1 deferred shares
Scotsman Beverage Systems GmbH	Germany	100	1 share of €600,000
Scotsman Group L.L.C.	USA	100	1,000 US$1 par value common stock
Scotsman Ice Systems (SA) PTY Ltd	South Africa	51	51 1 Rand shares
Scotsman Ice Systems (Shanghai) Company Ltd	China	100	1 share of 2,150,000 US$ shares
Shanghai Fabristeel Foodservice Int Trade Co., Ltd	China	100	n/a
Teuros S.A.U	Spain	100	400 €225.38 shares
The Delfield Company L.L.C	USA	100	100 US$0.01 par value common stock
Viscount Catering Limited	England	100	1,500,000 £1 ordinary shares
Welbilt Manufacturing (Thailand) Limited (joint venture)	Thailand	50	9,333,333 10 Thai Baht Class A ordinary shares
Welbilt Walk-Ins, L.P.	USA	100	n/a
Property
Enodis Investments Limited	England	100	65,775,400 50p ordinary shares
Enodis Investments Limited	England	100	145,805,094 50p preferred ordinary shares
Enodis Property Developments Limited	England	100	38,343,713 £1 ordinary shares
Consolidated subsidiaries not listed above are either dormant or used only as vehicles to hold the shares of certain non-operating companies.

APPENDIX III
TAXATION
United Kingdom Taxation
The following paragraphs, which are intended to be a general guide only, are based on current UK tax legislation and what is understood to be the current practice of Her Majesty’s Revenue & Customs. They summarise certain limited aspects of the UK taxation treatment of the Acquisition and relate only to the position of Scheme Shareholders who are resident or ordinarily resident in the UK for taxation purposes and who hold their Scheme Shares beneficially as an investment (other than under a personal equity plan or an individual savings account) and who have not (and are not deemed to have) acquired their Scheme Shares by virtue of an office or employment. They do not address the UK tax consequences for Scheme Shareholders who are brokers, dealers or traders in shares or securities. Special considerations may also apply to Scheme Shareholders who have acquired or acquire their Scheme Shares under the Enodis Share Schemes, including provisions imposing a charge for income tax.
Any person who is in any doubt as to his taxation position, or who is subject to taxation in a jurisdiction other than the UK, should consult an appropriate independent professional adviser immediately.
1.	UK taxation of chargeable gains

Each Scheme Shareholder receiving Cash Consideration under the Scheme will be treated as having made a disposal of his Scheme Shares for the purposes of UK taxation of chargeable gains. Such disposal may, depending on the Scheme Shareholder’s individual circumstances (including the availability of exemptions, reliefs and allowable losses), give rise to a chargeable gain or an allowable loss and therefore could give rise to a liability to UK tax on capital gains.

Scheme Shareholders within the charge to capital gains tax should note that the United Kingdom government has implemented changes to the capital gains tax regime in respect of disposals on or after 6 April 2008 which abolished indexation and taper relief and introduce a single 18 per cent. rate of capital gains tax. The capital gains tax treatment of Scheme Shareholders under the Scheme could therefore be affected.

2.	UK stamp duty and stamp duty reserve tax (“SDRT”)

No stamp duty or SDRT will be payable by Scheme Shareholders in connection with the Acquisition.

APPENDIX IV
ADDITIONAL INFORMATION
1.	Responsibility statements

(a)	The Enodis Directors, whose names are set out in paragraph 2(a) below, each accept responsibility for the information contained in this document other than information for which responsibility is taken by others pursuant to paragraph 1(b) immediately below. To the best of the knowledge and belief of the Enodis Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)	The Manitowoc Directors, whose names are set out in paragraph 2(b) below and the MTW County Directors, whose names are set out in paragraph 2(c) below, each accept responsibility for the information contained in this document relating to Manitowoc, the Manitowoc Group, the Manitowoc Directors (and, in each case, their close relatives and related trusts). To the best of the knowledge and belief of the Manitowoc Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors and executive officers

(a)	The Enodis Directors are as follows:

Peter Brooks (Non-executive Chairman)
Michael Arrowsmith (Non-executive Director)
Michael Cronk (Non-executive Director)
Robert Eimers (Executive Vice President, Global Human Resources)
David McCulloch (Chief Executive Officer)
Joseph Ross (Non-executive Director)
Waldemar Schmidt (Non-executive Director)
David Wrench (Chief Financial Officer)

The registered office of Enodis, and the business address of each of the Enodis Directors, is the Place, 175 High Holborn, London WC1V 7AA.

(b)	The Manitowoc Directors are as follows:

Terry D. Growcock (Chairman)
Dean H. Anderson (Director)
Virgis W. Colbert (Director)
Daniel W. Duval (Director)
Kenneth W. Krueger (Director)
Keith D. Nosbusch (Director)
James L. Packard (Director)
Robert C. Stift (Director)
Glen E. Tellock (Director)

The registered office of Manitowoc, and the business address of each of the Manitowoc Directors, is 2400 South 44th Street, PO Box 66, Manitowoc, WI 54221-0066.

(c)	The MTW County Directors are as follows:

Maurice D. Jones (Director) Michael J. Kachmer (Director) Carl J. Laurino (Director)
The registered office of MTW County is One Silk Street, London EC2Y 8HQ, and the business address of each of the MTW County Directors, is 2400 South 44th Street, PO Box 66, Manitowoc, WI 54221-0066.

3. Market quotations
Set out below are the Closing Prices for an Enodis Share on the first Business Day in each of the six months immediately before the date of this document, on 8 April 2008 (the last Business Day prior to the commencement of the Offer Period), on 11 April 2008 (the last Business Day prior to the Announcement) and on 7 July 2008 (the last practicable date prior to the posting of this document):

Enodis Share
Date	price (pence)
1 February 2008	152.25p
3 March 2008	159.25p
1 April 2008	142.00p
8 April 2008	141.50p
11April 2008	231.00p
1 May 2008	242.50p
2 June 2008	304.00p
1 July 2008	315.00p
7 July 2008	314.50p
4.	Disclosure of interests and dealings in shares

(a)	For the purposes of this Appendix IV, reference to:
(i)	“acting in concert” is to such term as defined in the City Code;

(ii)	an “arrangement” includes any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities of Enodis or (as the case may be) Manitowoc which may be an inducement to deal or refrain from dealing;

(iii)	an “associate” is to:
(a)	subsidiaries and associated companies of Enodis or (as the case may be) Manitowoc and companies of which any such subsidiaries or associated companies are associated companies (“relevant associates”). For this purpose, ownership or control of 20 per cent. or more of equity share capital of a company is regarded as the test of associated company status;

(b)	connected advisers to Enodis or (as the case may be) Manitowoc and persons controlling, controlled by or under the same control as any such connected advisers;

(c)	the directors of Enodis or (as the case may be) Manitowoc or any relevant associate (together in each case with their close relatives and related trusts);

(d)	the pension funds of Enodis or (as the case may be) Manitowoc or any relevant associate;

(e)	any investment company, unit trust or other person whose investments an associate manages on a discretionary basis, in respect of the relevant investment accounts;

(f)	an employee benefit trust of Enodis or (as the case may be) Manitowoc or any relevant company; and

(g)	a company having a material trading arrangement with Enodis or (as the case may be) Manitowoc;
(iv)	a “bank” does not mean a bank whose sole relationship with Enodis or a company covered in (iii)(a) above is the provision of normal commercial banking services or such activities in connection with the Acquisition as handling acceptances and other registration work;

(v)	a “connected adviser” means, in relation to any person, the organisation which is advising that person in relation to the Acquisition including, but not limited to banks, financial and other professional advisers (including stockbrokers) and, if that person is Enodis or Manitowoc, the corporate broker to that person (other than any corporate broker which is unable to act in connection with the Acquisition because of a conflict of interest);

(vi)	a “connected person” has the meaning given in section 252 of the 2006 Act;

(vii)	“control” means an interest, or interests, in shares carrying in aggregate 30 per cent. or more of the voting rights of a company, irrespective of whether such interest or interests give de facto control;

(viii)	“dealing” or “dealt” includes the following:
(a)	the acquisition or disposal of securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to the securities, or of general control of securities;

(b)	the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise (by either party) or variation of an option (including a traded option contract) in respect of any securities;

(c)	subscribing or agreeing to subscribe for securities;

(d)	the exercise or conversion, whether in respect of new or existing securities, of any securities carrying conversion or subscription rights;

(e)	the acquisition of, or disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to securities;

(f)	entering into, terminating or varying the terms of any agreement to purchase or sell securities; and

(g)	any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;
(ix)	“derivative” includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security;

(x)	“disclosure period” means the period commencing on 9 April 2007 (being the date 12 months prior to the commencement of the Offer Period) and ending on 7 July 2008 (the last practicable date prior to the posting of this document);

(xi)	“exempt principal trader” or “exempt fund manager” is to such term as defined in the City Code;

(xii)	a person has an “interest” or is treated as “interested” in securities if he has long economic exposure, whether absolute or conditional, to changes in the price of those securities (and a person who only has a short position in securities is not treated as interested in those securities). In particular, a person is treated as “interested” in securities if:
(a)	he owns them;

(b)	he has a right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;

(c)	by virtue of any agreement to purchase, option or derivative, he:
(i)	has the right or option to acquire them or call for their delivery; or

(ii)	is under an obligation to take delivery of them,

whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or
(d)	he is a party to any derivative:
(i)	whose value is determined by reference to their price; and

(ii)	which results, or may result, in his having a long position in them;
(xiii)	“offer period” means the period commencing on 9 April 2008 and ending on 7 July 2008;

(xiv)	a “pension fund” of Manitowoc or (as the case may be) Enodis or of a company which is a relevant associate does not include any such pension funds which are managed under an agreement or arrangement with an independent third party in the terms set out in Note 7 on the definition of “acting in concert” in the City Code;

(xv)	“relevant securities of Manitowoc” include shares in Manitowoc and securities convertible into or exchangeable for, rights to subscribe for or options in respect of, and derivatives referenced to, shares in Manitowoc;

(xvi)	“relevant securities of Enodis” include Enodis Shares and securities convertible into or exchangeable for, rights to subscribe for or options in respect of, and derivatives referenced to, Enodis Shares; and

(xvii)	“short position” means any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery.
(b)	Interests and dealings in relevant securities
(i)	The following dealings in Enodis Shares by Manitowoc, the Manitowoc Directors, by persons acting in concert with Manitowoc or by any persons with whom Manitowoc has any arrangement of the kind referred to in Note 6 on Rule 8 of the City Code, have taken place during the disclosure period:

J.P. Morgan Securities Limited

Trades in the disclosure period excluding those entities with exempt principal trader and exempt fund manager status:

			Number of	Price
Date	Period	Nature of	Enodis	(Pounds)
from	to	transaction	Shares	Low	High
09/04/2007	08/07/2007	Purchases	629,677	1.97	2.08
09/04/2007	08/07/2007	Sales	555,886	1.94	2.08
09/07/2007	08/10/2007	Purchases	123,304	1.78	2.05
09/07/2007	08/10/2007	Sales	287,108	1.71	2.04
09/10/2007	08/01/2008	Purchases	220,834	1.63	2.14
09/10/2007	08/01/2008	Sales	130,821	1.61	2.02
09/01/2008	08/02/2008	Purchases	93,471	1.41	1.49
09/01/2008	08/02/2008	Sales	1,620	1.49	1.50
09/02/2008	08/03/2008	Purchases	40,570	1.59	1.62
09/02/2008	08/03/2008	Sales	180,009	1.42	1.61
09/03/2008	08/04/2008	Purchases	9,185	1.44	1.44
09/03/2008	08/04/2008	Sales	24,206	1.42	1.51
09/04/2008	07/07/2008	Purchases	62,609	2.30	2.30
09/04/2008	07/07/2008	Sales	None	—	—

As at the close of business on 7 July 2008 (the last practicable date prior to the posting of this document), J.P. Morgan Securities Limited did not own any Enodis Shares.

Bear Stearns International Trading Limited

Trades in the disclosure period excluding those entities with exempt principal trader and exempt fund manager status:

			Number of	Price
Date	Period	Nature of	Enodis	(Pounds)
from	to	transaction	Shares	Low	High
09/04/2007	08/07/2007	Purchases	1,463,676	1.94	2.13
09/04/2007	08/07/2007	Sales	2,415,508	1.92	2.09
09/07/2007	08/10/2007	Purchases	1,738,373	1.77	2.04
09/07/2007	08/10/2007	Sales	2,417,385	1.78	2.06
09/10/2007	08/01/2008	Purchases	1,995,086	1.51	1.74
09/10/2007	08/01/2008	Sales	844,000	1.55	1.58
09/01/2008	08/02/2008	Purchases	16,500	1.40	3.02
09/01/2008	08/02/2008	Sales	13,400	1.49	1.49
09/02/2008	08/03/2008	Purchases	None	—	—
09/02/2008	08/03/2008	Sales	102,244	1.55	1.60
09/03/2008	08/04/2008	Purchases	78,800	1.51	1.51
09/03/2008	08/04/2008	Sales	239,200	1.49	2.96
09/04/2008	07/07/2008	Purchases	300,000	2.27	2.30
09/04/2008	07/07/2008	Sales	300,000	2.28	2.29
As at the close of business on 7 July 2008 (the latest practicable date prior to the posting of this document), Bear Stearns International Trading Limited did not own any Enodis Shares.

Morgan Stanley Securities Limited Trades in the disclosure period excluding those entities with exempt principal trader and exempt fund manager status:

			Number of	Price
Date	Period	Nature of	Enodis	(Pounds)
from	to	transaction	Shares	Low	High
09/04/2007	08/07/2007	Purchases	1,999,940	1.9225	2.1300
09/04/2007	08/07/2007	Sales	1,898,743	1.9525	2.1225
09/07/2007	08/10/2007	Purchases	928,866	1.7400	2.0550
09/07/2007	08/10/2007	Sales	2,895,655	1.7050	2.0600
09/10/2007	08/01/2008	Purchases	3,069,570	1.5150	2.1575
09/10/2007	08/01/2008	Sales	2,947,068	1.5250	2.2175
09/01/2008	08/02/2008	Purchases	1,714,071	1.3275	1.5125
09/01/2008	08/02/2008	Sales	790,926	1.3450	1.5450
09/02/2008	08/03/2008	Purchases	592,473	1.4000	1.6675
09/02/2008	08/03/2008	Sales	511,082	1.5075	1.6750
09/03/2008	08/04/2008	Purchases	700,244	1.3875	1.6050
09/03/2008	08/04/2008	Sales	606,592	1.3925	1.6150
09/04/2008	07/07/2008	Purchases	33,061	2.2900	2.2925
09/04/2008	07/07/2008	Sales	341,496	1.4150	2.2975
As at the close of business on 7 July 2008 (the latest practicable date prior to the posting of this document), Morgan Stanley Securities Limited did not own any Enodis Shares.

Aggregation has been carried out in respect of the dealings by J.P. Morgan Securities Limited, Bear Stearns International Trading Limited and Morgan Stanley Securities Limited in

accordance with Note 2 to Rule 24.3 of the City Code. All purchases and sales are aggregated separately and have not been netted off. The highest and lowest prices per share have been stated. A full listing of all dealings by J.P. Morgan Securities Limited, Bear Stearns International Trading Limited and Morgan Stanley Securities Limited has been made available for inspection at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London EC2A 2HA.

(ii)	As at the Close of Business on 7 July 2008 (the last practicable date prior to the posting of this document), the interests of the Directors, members of their immediate families, related trusts and connected persons in Enodis Shares were as follows:

	Number of	% of issued
Name	Enodis Shares	share capital
Peter Brooks	116,500	0.032
David McCulloch	260,000	0.071
David Wrench	25,000	0.007
Robert Eimers	15,000	0.004
Michael Cronk	1,891,600	0.513
Waldemar Schmidt	200,000	0.054
Michael Arrowsmith	50,000	0.014
Joseph Ross	44,500	0.012
Total	2,602,600	0.706
(iii)	As at the Close of Business on 7 July 2008 (the last practicable date prior to the posting of this document) the following Directors held the following options over Enodis Shares and awards under the Enodis Share Schemes:

					Exercise
		Number of			price per
		Enodis Shares			Enodis	Exercise
	Enodis Share	under option/		Date of	Share	period/
Name	Scheme	award		Grant	(pence)	vesting date
Robert	1995 Share	24,669		03/07/00	260.73	03/07/03-03/07/10
Eimers	Option Scheme
	2001 Share	102,013		21/03/02	85.50	21/03/05-21/03/12
	Option Scheme
	2001 Share	249,152		22/11/02	59.00	22/11/05-22/11/12
	Option Scheme
	2001 Share	600,000		11/08/03	63.50	11/08/06-11/08/13
	Option Scheme
	2001 Share	168,146		19/11/03	84.00	19/11/06-19/11/13
	Option Scheme
	2001 Share	130,431		25/11/04	102.00	25/11/07-25/11/14
	Option Scheme
	2001 Share	110,878		03/01/06	130.00	03/01/09-03/01/16
	Option Scheme
	2001 Share	67,355		04/01/07	202.50	04/01/10-04/01/17
	Option Scheme
	PSP	33,383		06/06/07	Nil	06/06/10
	PSP	103,630		07/01/08	Nil	07/01/11
	PSP	56,923		08/02/08	Nil	08/02/11

	Total	1,646,580	(1)

					Exercise
		Number of			price per
		Enodis Shares			Enodis		Exercise
	Enodis Share	under option/		Date of	Share		period/
Name	Scheme	award		Grant	(pence)		vesting date
David	1995 Share	43,223		28/07/99	212.88		28/07/02-28/07/09
McCulloch	Option Scheme
	2001 Share	302,401		21/03/02	85.50		21/03/05-21/03/12
	Option Scheme
	2001 Share	189,311		21/03/02	147.00		21/03/05-21/03/12
	Option Scheme
	2001 Share	396,610		22/11/02	59.00		22/11/05-22/11/12
	Option Scheme
	2001 Share	1,500,000	(2)	11/08/03	63.50		11/08/06-11/08/13
	Option Scheme
	2001 Share	420,365		19/11/03	84.00		19/11/06-19/11/13
	Option Scheme
	2001 Share	326,079		25/11/04	102.00		25/11/07-25/11/14
	Option Scheme
	2001 Share	277,196		03/01/06	130.00		03/01/09-03/01/16
	Option Scheme
	2001 Share	168,388		04/01/07	202.50		04/01/10-04/01/17
	Option Scheme
	PSP	83,458		06/06/07	Nil		06/06/10
	PSP	271,034		07/01/08	Nil		07/01/11
	PSP	595,507		08/02/08	Nil		08/02/11

	Total	4,573,572	(3)

David	1995 Share	37,049		03/07/00	260.73		03/07/03-03/07/10
Wrench	Option Scheme
	1995 Share	194,551		21/03/02	85.50		21/03/05-21/03/12
	Option Scheme
	1995 Share	296,610		22/11/02	59.00		22/11/05-22/11/12
	Option Scheme
	1995 Share	750,000		11/08/03	63.50		11/08/06-11/08/13
	Option Scheme
	1995 Share	210,183		19/11/03	84.00	p	19/11/06-19/11/13
	Option Scheme
	1995 Share	189,031		25/11/04	102.00		25/11/07-25/11/14
	Option Scheme
	1995 Share	160,693		03/01/06	130.00		03/01/09-03/01/16
	Option Scheme
	1995 Share	97,616		04/04/07	202.50		04/01/10-04/01/17
	Option Scheme
	PSP	48,381		06/06/07	Nil		06/06/10
	PSP	137,111		07/01/08	Nil		07/01/11
	PSP	120,502		08/02/08	Nil		08/02/11

	Total	2,241,727	(4)

Notes:
(1)	Mr. Eimers holds awards under the PSP over 193,936 Enodis Shares in aggregate. The vesting of these awards on a change in control of Enodis will be time apportioned and these awards will vest in respect of a total of approximately 58,925 Enodis Shares (depending on the exact date that the Court sanctions the Scheme), with outstanding awards lapsing. The value of such lapsed awards, at the Offer Price, will be approximately £396,932.

(2)	When these options are exercised pursuant to the rules of the 2001 Share Option Scheme, Mr. McCulloch is entitled to a payment of £404,203. The employment agreement of Mr. McCulloch entered into following his appointment as Chief Executive Officer on 1 June 2003 included a commitment by the Company to grant him share options at the market price prevailing at that time or an alternative benefit payable in cash. For regulatory reasons the options could not be granted at that time and when they were granted, the market price had risen. As the rules of the share option scheme require options to be granted at the market price on date of grant, the sum of £404,203 was agreed to be paid. If these options are not exercised, this sum will not be paid.

(3)	Mr. McCulloch holds awards under the PSP over 949,999 Enodis Shares in aggregate. The vesting of these awards on a change in control of Enodis will be time apportioned and these awards will vest in respect of a total of approximately 260,524 Enodis Shares (depending on the exact date that the Court sanctions the Scheme) with outstanding awards lapsing. The value of such lapsed awards, at the Offer Price, will be approximately £2,027,056.

(4)	Mr. Wrench holds awards under the PSP over 305,994 Enodis Shares in aggregate. The vesting of these awards on a change in control of Enodis will be time apportioned and these awards will vest in respect of a total of approximately 90,224 Enodis Shares (depending on the exact date that the Court sanctions the Scheme) with outstanding awards lapsing. The value of such lapsed awards, at the Offer Price, will be approximately £634,364.
(iv)	As at the Close of Business on 7 July 2008 (the last practicable date prior to the posting of this document), the Employee Benefit Trust held the following Enodis Shares:

	Number of	% of issued
	Enodis Shares	share capital
Employee Benefit Trust	285,676	0.07
(v)	During the offer period, the number of Enodis Shares held by the Employee Benefit Trust has decreased as a result of the exercise of rights under the Enodis Share Schemes, as follows:

Number of
Enodis Shares
transferred to members
Date	of the Enodis Share Schemes
19/06/2008	108,524
20/06/2008	535,084
23/06/2008	102,719
24/06/2008	3,500
25/06/2008	133,450
27/06/2008	56,300
30/06/2008	1,000
02/07/2008	500
(vi)	The following dealings in Enodis Shares by the Company have taken place during the disclosure period:

The Company

During the disclosure period the Company’s brokers repurchased Enodis Shares on the Company’s behalf as follows (with all such shares being cancelled by the Company following such repurchase):

		Number of
		Enodis	Price
Name of Broker	Date	Shares	(pence)
Credit Suisse Securities (Europe) Limited	10/04/2007	70,000	212.33
	11/04/2007	113,000	211.22
	12/04/2007	130,000	204.28
	13/04/2007	107,425	203.63
	16/04/2007	120,000	205.83
	17/04/2007	133,000	206.50
	18/04/2007	170,000	208.27
	19/04/2007	170,000	206.32
	20/04/2007	100,000	207.82
	23/04/2007	122,000	207.90
	24/04/2007	140,000	207.07
	25/04/2007	130,000	208.71
	26/04/2007	130,000	208.33
	27/04/2007	140,000	206.44
	30/04/2007	140,000	207.51
	01/05/2007	140,000	206.94
	02/05/2007	195,000	202.62
	03/05/2007	132,000	201.85
	04/05/2007	60,000	204.94
	08/05/2007	150,000	203.70
	09/05/2007	185,000	202.55
	10/05/2007	175,000	203.51
	11/05/2007	175,000	201.43
	14/05/2007	195,000	202.66
	29/05/2007	150,000	206.94
	30/05/2007	242,000	204.78
	31/05/2007	250,000	205.75
	01/06/2007	400,000	207.81
	04/06/2007	150,000	205.79
	06/06/2007	200,000	203.41
	07/06/2007	450,000	199.96
	08/06/2007	250,000	197.30
	25/06/2007	300,000	200.60
	26/06/2007	300,000	199.90
	27/06/2007	715,000	194.82
	28/06/2007	355,000	196.58
	29/06/2007	505,000	197.54
	02/07/2007	260,000	199.02
	03/07/2007	425,000	200.47
	04/07/2007	345,000	200.25
	05/07/2007	400,000	200.10
	06/07/2007	400,000	200.23
	23/07/2007	100,000	200.60
	24/07/2007	200,000	195.82
	25/07/2007	260,000	191.97
	26/07/2007	400,000	185.67
	27/07/2007	400,000	183.59
	30/07/2007	200,000	186.07
	31/07/2007	315,000	191.19
	01/08/2007	151,000	188.37
	02/08/2007	225,000	187.17
	20/08/2007	100,000	179.40
	21/08/2007	100,000	177.30

		Number of
		Enodis	Price
Name of Broker	Date	Shares	(pence)
Credit Suisse Securities (Europe) Limited	22/08/2007	210,000	181.78
	23/08/2007	390,000	181.67
	24/08/2007	200,000	183.16
	28/08/2007	127,000	182.20
	29/08/2007	200,000	179.33
	30/08/2007	100,000	180.20
	31/08/2007	100,000	183.30
	17/09/2007	200,000	186.37
	18/09/2007	200,000	187.60
	19/09/2007	200,000	192.19
	20/09/2007	200,000	187.33
	21/09/2007	200,000	185.40
	24/09/2007	200,000	186.49
	25/09/2007	200,000	185.16
	26/09/2007	400,000	186.23
	14/12/2007	500,000	155.64
	17/12/2007	400,000	154.15
	18/12/2007	400,000	158.56
Investec Bank (UK) Limited	15/05/2007	150,000	203.69
	16/05/2007	500,000	196.53
	17/05/2007	200,000	199.59
	21/05/2007	150,000	199.62
	22/05/2007	150,000	196.33
	24/05/2007	150,000	210.00
	25/05/2007	300,000	206.92
	11/06/2007	275,000	198.13
	12/06/2007	300,000	195.98
	13/06/2007	300,000	194.12
	14/06/2007	300,000	196.19
	15/06/2007	100,000	197.87
	18/06/2007	250,000	200.59
	20/06/2007	200,000	205.77
	21/06/2007	200,000	203.25
	22/06/2007	300,000	202.06
	10/07/2007	100,000	204.65
	11/07/2007	280,000	200.11
	12/07/2007	80,000	201.60
	16/07/2007	300,000	202.66
	17/07/2007	200,000	202.60
	18/07/2007	200,000	201.45
	19/07/2007	200,000	200.80
	20/07/2007	200,000	201.20
	08/08/2007	200,000	184.46
	09/08/2007	300,000	177.27
	10/08/2007	350,500	172.92
	13/08/2007	100,000	181.69
	14/08/2007	100,000	186.45
	15/08/2007	100,000	181.13
	16/08/2007	100,000	178.90
	17/08/2007	100,000	175.40
	04/09/2007	100,000	185.10
	05/09/2007	100,000	184.00
	06/09/2007	100,000	183.88

		Number of
		Enodis	Price
Name of Broker	Date	Shares	(pence)
Investec Bank (UK) Limited	10/09/2007	100,000	181.40
	11/09/2007	100,000	186.67
	12/09/2007	160,000	189.99
	13/09/2007	200,000	190.12
	14/09/2007	200,000	186.12
(c) Interests of 5% or more
The following persons have an interest in Manitowoc such that they have a potential indirect interest of 5 per cent. or more in the capital of Enodis:

Name and Address	Description of	Number of	Percentage of
of Beneficial Owner	Beneficial Owner	Manitowoc Shares	Manitowoc Shares held
FMR LLC(1)	Investment Fund	7,442,595	5.733%
82 Devonshire Street Boston, Massachusetts 02109 USA

The Vanguard Group, Inc.(2)	Investment Fund	6,732,618	5.190%
100 Vanguard Blvd. Malvern, PA 19355 USA

(1)	This information is based solely on a Schedule 13G/A, filed with the SEC by FMR LLC on February 14, 2008. In that filing, FMR LLC reports that it has sole voting power with respect to 3,380,511 of the shares and shared voting power with respect to none of the shares, and that it has sole dispositive power with respect to all of the shares and shared dispositive power with respect to none of the shares. FMR LLC reported that it was making the filing on behalf of itself and a subsidiary, Fidelity Management & Research Company, as well as on behalf of Edward C. Johnson 3d, an affiliate of FMR LLC.

(2)	This information is based solely on a Schedule 13G, filed with the SEC by The Vanguard Group, Inc. on February 13, 2008. In that filing, The Vanguard Group reports that it has sole voting power with respect to 128,426 of the shares and shared voting power with respect to none of the shares, and that it has sole dispositive power with respect to all of the shares and shared dispositive power with respect to none of the shares. The Vanguard Group reported that it was making the filing on behalf of itself and a subsidiary, Vanguard Fiduciary Trust Company.
(d) General
(i)	Save as disclosed above, as at the Close of Business on 7 July 2008 (the last practicable date prior to posting of this document), no member of the Manitowoc Group nor any of the Manitowoc Directors, nor (in the case of the Manitowoc Directors) any member of their immediate families or related trusts or any connected persons, nor any person acting in concert with Manitowoc, nor any person with whom Manitowoc or any person acting in concert with Manitowoc had an arrangement of the kind referred to in Note 6 on Rule 8 of the City Code, had an interest in or a right to subscribe for, or any short position in relation to, any relevant securities of Enodis, nor has any such person dealt in any relevant securities of Enodis during the disclosure period.

(ii)	Save as disclosed above, as at the Close of Business on 7 July 2008 (the last practicable date prior to posting this document), no member of the Enodis Group nor any of the Enodis Directors, nor (in the case of the Enodis Directors) any member of their immediate families, or related trusts or connected persons, nor any person acting in concert with Enodis, nor any person with whom Enodis or any person acting in concert with Enodis had an arrangement of the kind referred to in Note 6 on Rule 8 of the City Code, had an interest in or a right to subscribe for, or any short position in relation to, any relevant securities of Manitowoc, and nor had any such person dealt in any relevant securities of Manitowoc during the offer period.

(iii)	Save as disclosed above, as at the Close of Business on 7 July 2008 (the last practicable date prior to posting this document), neither Manitowoc nor any person acting in concert with it had borrowed or lent any relevant securities of Enodis (save for any borrowed shares which have either been on-lent or sold).

(iv)	Save as disclosed above, as at the Close of Business on 7 July 2008 (the last practicable date prior to posting this document), neither Enodis nor any person acting in concert with it had borrowed or lent any relevant securities of Enodis (save for any borrowed shares which had been either on-lent or sold).

(v)	Save as disclosed above, as at the Close of Business on 7 July 2008 (the last practicable date prior to posting this document), no relevant associate, nor any pension fund of Enodis or of any company which is a relevant associate, nor any employee benefit trust of Enodis or of any company which is a relevant associate, nor any connected adviser (to Enodis or any of its associates or persons (if any) acting in concert with Enodis) or any person controlling, controlled by or under the same control as any such adviser (except for an exempt principal trader or an exempt fund manager) had an interest in or a right to subscribe for, or any short position in relation to, relevant securities of Enodis, and nor had any such person dealt in any relevant securities of Enodis during the offer period.

(vi)	Save as disclosed above, neither Enodis nor any associate of Enodis had any arrangement with any person of the kind referred to in Note 6 on Rule 8 of the City Code in relation to any relevant securities of Enodis.

(vii)	Save for the irrevocable undertakings described in paragraph 5 below, neither Manitowoc nor any person acting in concert with Manitowoc had any arrangement with any person of the kind referred to in Note 6 on Rule 8 of the City Code in relation to any relevant securities of Enodis.

(viii)	Save as disclosed above, as at the Close of Business on 7 July 2008 (the last practicable date prior to posting this document), none of the Enodis Directors, nor any of their immediate families, related trusts or connected persons, had an interest in or a right to subscribe for, or any short position in relation to, any relevant securities of Enodis, and nor had any such person dealt in any relevant securities of Enodis during the offer period.
5.	Irrevocable undertakings
(a)	The following persons, all of whom are Directors of Enodis, have given irrevocable undertakings to Manitowoc to vote in favour of the resolutions to be proposed at the Court Meeting and General Meeting (or, if applicable, to accept a Takeover Offer) in respect of the number of Enodis Shares set out below (and any further Enodis Shares acquired by them prior to the completion of the Scheme):

Name	Number of Enodis Shares
Michael Arrowsmith*	50,000
Peter Brooks	116,500
Michael Cronk	1,891,600
Robert Eimers	15,000
David McCulloch	260,000
Joseph Ross	44,500
Waldemar Schmidt	200,000
David Wrench	25,000

*	The shares that Michael Arrowsmith beneficially owns are held through a discretionary trust. Therefore, Michael Arrowsmith has agreed to use reasonable endeavours to ensure the trustees of the discretionary trust vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting (or, if applicable, accept a Takeover Offer).
(b)	These irrevocable undertakings shall terminate and be of no further force and effect if:
(i) the Manitowoc Implementation Agreement is terminated in accordance with its terms or;
(ii) the Scheme does not become Effective, lapses or is withdrawn in accordance with its terms.

(c)	These irrevocable undertakings will continue to be binding on such persons even in the event that a third party makes a higher competing offer.

6.	Chairman’s, Executive Directors’ and Non-executive Directors’ service agreements and letters of appointment
Save as disclosed below, there are no service contracts in force between any Director, or any proposed director of the Company, and the Company or any of its subsidiaries and no such contract has been entered into or amended during the six months preceding the date of this document.
(a)	Chairman and Non-executive Directors

Each of Peter Brooks, Michael Cronk, Waldemar Schmidt, Michael Arrowsmith and Joseph Ross, is engaged under the terms of letters of appointment effective 21 May 1998, 8 May 2003, 2 April 2000, 11 February 2004 and 11 March 2004, respectively. The appointments of Mr. Arrowsmith, Mr. Cronk and Mr. Ross are currently for a term of three years from 11 February 2007, 9 May 2006 and 5 May 2007, respectively. The arrangements do not constitute a fixed term contract. The appointments for Mr. Schmidt and Mr. Brooks are currently for an anticipated period of three years from 1 April 2005, in the case of Mr. Schmidt and three years from 22 May 2006, in the case of Mr. Brooks. Neither arrangement constitutes a fixed term contract. The appointments for Mr. Arrowsmith and Mr. Ross can be terminated at the discretion of either party upon three months’ written notice. The annual fees payable under the letters of appointment are £115,000 per annum in the case of Mr. Brooks, £52,000 per annum for Mr. Arrowsmith (which includes a fee of £12,000 per annum payable to Mr. Arrowsmith in his capacity as chairman of the Audit Committee), £50,500 per annum for Mr. Cronk (which includes fees of £7,500 and £3,000 per annum payable to Mr. Cronk in his capacity as chairman of the Remuneration Committee and as a member of the Audit Committee respectively), £43,000 per annum for Mr. Ross (which includes a fee of £3,000 per annum payable to Mr. Ross in his capacity as a member of the Audit Committee) and £40,000 per annum for Mr. Schmidt.

(b)	Executive Directors

Each of Robert Eimers, David McCulloch and David Wrench has a service contract with Enodis Corporation dated 21 July 2003, 1 June 2003 and 21 July 2003 respectively. Under the contracts, these Directors are entitled to an annual salary of $325,000, $850,000 and $430,000, respectively. Each of the contracts is “at will” and may be terminated at any time with or without cause either by the Director or Enodis Corporation. Under the contracts, the Executive Directors are entitled to 20, 25 and 20 days paid vacation (in addition to Enodis Corporation-wide holiday periods), respectively, and to hospitalisation and medical insurance plans. Each Executive Director is also entitled to a car allowance, life insurance, club membership, allowance for executive/legal planning and to participate in executive bonus and incentive plans. Each Executive Director is entitled to a pension payment equivalent to 25 per cent. of the Executive Director’s base salary from time-to-time which shall be comprised of 401(k) plan Enodis Corporation matching contributions, SERP contributions and the balance as a cash payment.

Each of the contracts contains a non-solicitation and non-hiring of employees restriction for a period of 12 months following termination. All the contracts contain short-term disability provisions and confidentiality restrictions without limit in time.

Each of Robert Eimers, David McCulloch and David Wrench are entitled to a target bonus of not less than 42/50/42 per cent. of the base salary respectively for achieving 90 per cent. of the target, not less than 84/100/84 per cent. of the base salary respectively for achieving the target, and 140/167/140 per cent. of the base salary respectively for achieving 110 per cent. of the target.

Each of the contracts provide that in the event of termination without Cause or for Good Reason (each as defined in the contracts) then the Executive Director will be entitled to a severance package (conditional on a general release in favour of Enodis Corporation) which comprises:
•	a sum equal to 12 months’ base salary;

•	an amount equal to the unpaid pension sum for the year in which termination occurs pro-rated to the date of termination plus an amount equal to the pension sum for an additional 12 months;

•	continuation of medical and life insurance for 12 months following termination;

•	a sum equivalent to unpaid car allowance;

•	outplacement services to the amount of $15,000/$20,000/$15,000 respectively; and

•	bonus pro-rated to the termination date and a sum equal to the target bonus but in no event less than 84/100/84 per cent. respectively of the Executive Director’s base salary.
The Executive Director may terminate his employment if (i) he is assigned without his consent to a position which has materially lesser status; (ii) his place of business is relocated to a distance of more than 100 miles from New Port Richey, Florida (provided that within 90 days of (i) or (ii) occurring, the Executive Director has given Enodis Corporation written notice of the existence of such circumstances and Enodis Corporation has failed to have corrected the circumstances within 30 days from the notice); or (iii) there is a Change of Control and the Executive Director has given Enodis Corporation at least ten days’ prior notice of his election to terminate his employment and such notice is given within one year following a Change of Control. The Executive Director is then entitled to receive the severance package outlined in the previous paragraph, save in the case of David McCulloch where in the case of (iii) occurring, he is entitled to receive the severance payment outlined in the paragraph below.
Under David McCulloch’s contract, the Company must procure that the maximum discretion is exercised under the Enodis Share Schemes on termination of his employment.
Under David McCulloch’s contract, if his employment is terminated without cause within 1 year of a Change of Control or within that period he has given Enodis Corporation at least ten days’ prior notice of his election to terminate his employment, he will be entitled to a severance package (conditional on a general release in favour of Enodis Corporation) equal to 12 months salary plus target bonus pro rated to termination date plus 1.0 times his full target bonus of not less than 100 per cent. of his base salary, an amount equal to the unpaid pension sum for the year in which termination occurs pro-rated to the date of termination plus an amount equal to the pension sum for an additional 12 months, continuation of medical and life insurance for 12 months following termination, a sum equivalent to unpaid car allowance, and outplacement services to the amount of $20,000.
In the event of a Change of Control the Executive Director can, at his option, waive his right to receive a portion of the payments due to an amount equal to the highest amount that would not be subject to excise tax as imposed under section 4999 of the Internal Revenue Code of 1986.
The Executive Directors’ service agreements provide for annual salary reviews.
Each of the Company’s Directors intends to resign as directors of the Company upon the Scheme becoming effective, without prejudice to his existing contractual entitlements or employment rights (as applicable).
Upon their resignation, the Company’s non-executive directors and the Chairman will each receive their entitlement to Board and committee fees earned up and until such date but not yet paid together with any additional entitlement in accordance with the terms of their letters of appointments.
Robert Eimers, David McCulloch and David Wrench will not receive any payment for loss of their directorships, but will remain as employees of the Enodis Group in accordance with the terms of their existing employment arrangements.
7. Further information as to how the Acquisition is to be financed
Manitowoc has obtained committed funds to finance the Acquisition by means of a credit agreement entered into on 14 April 2008 with JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Morgan Stanley Senior Funding, Inc., and BNP Paribas. JPMorgan Chase Bank, N.A. will act as administrative agent.

On 18 May 2008, Manitowoc entered into an amendment to the credit agreement. The credit agreement was further amended on 30 June 2008. As amended, the credit agreement provides for committed funds of $2.925 billion which will be used, among other things, to finance the Acquisition, refinance certain existing indebtedness and pay Acquisition expenses, as well as to provide ongoing working capital for the Enlarged Group.
The credit agreement provides that Manitowoc and MTW County shall not, without the prior written consent of the administrative agent for the lenders or except as required by the Panel or the Court, (a) waive, withdraw or fail to invoke (in whole or in part) any Condition to the Scheme or (b) determine or declare or accept that any such Condition is satisfied where it is not actually satisfied or (c) permit the Scheme to become Effective if any Condition thereof is not fulfilled.
8. Material contracts
In addition to the Manitowoc Implementation Agreement (as described in paragraph 10 of Part 2 (Explanatory Statement) of this document), the following contracts have been entered into by members of the Enodis Group, during the period commencing 9 April 2006 (being two years before the date of commencement of the Offer Period) and ending on 7 July 2008 (the last practicable date prior to the posting of this document) which are outside the ordinary course of business and are or may be considered material:
(a) ITW Implementation Agreement
ITW and Enodis have entered into the ITW Implementation Agreement dated 8 May 2008 under the terms of which they have agreed to implement the ITW Offer. In particular, the ITW Implementation Agreement includes the following provisions:
Anti-trust clearances
Enodis and ITW have agreed to use all reasonable endeavours to ensure that all necessary anti-trust clearances are obtained by 4 November 2008.
ITW has agreed to make its US anti-trust filings within 10 Business Days and its EC anti-trust filings within 10 weeks of the date of the announcement of ITW’s Offer on 8 May 2008.
ITW has undertaken to Enodis that if ITW does not agree to certain remedies, if these are required by anti-trust regulators in order to obtain anti-trust clearances, concerning the ITW group or certain parts of the Enodis Group, it will pay Enodis a termination fee of US$50 million. Such termination fee will not be payable if, prior to it otherwise becoming payable: (i) Enodis has materially breached certain obligations to co-operate in obtaining the anti-trust clearances and such breach has materially contributed to the non-satisfaction of the conditions to the ITW Offer relating to anti-trust; or (ii) the Enodis Directors have withdrawn or adversely modified or qualified their recommendation of the ITW Offer; or (iii) the ITW Offer has lapsed or has been withdrawn by ITW invoking any condition of the ITW Offer other than any anti-trust conditions.
Non-solicitation arrangements
Enodis has undertaken that until the earliest of completion of the ITW Offer and termination of the ITW Implementation Agreement in accordance with its terms, and save in relation to the Acquisition:
•        it shall not directly or indirectly solicit, initiate, encourage or otherwise seek to procure any initial or further approach to any other person with a view to a Third Party Transaction taking place; and
•        it shall not directly or indirectly entertain any approach from, or enter into or continue discussions and/or negotiations with any other person with a view to a Third Party Transaction taking place other than to the extent that the Enodis Directors conclude, having taken appropriate legal and financial advice, that compliance with the obligation or restriction in question would, or would reasonably be likely to, constitute a breach of their fiduciary duties as Enodis Directors.

Furthermore, Enodis has agreed to notify ITW of any approach that is made to it with a view to its entering into negotiations of the type described above and if it receives any request for information from any third party pursuant to Rule 20.2 of the Code.
If Enodis receives any request for information pursuant to Rule 20.2 of the Code, Enodis has agreed (i) not to supply any additional information to any third party other than to a party that has made the Rule 20.2 request and (ii) (other than information to which that party is entitled under Rule 20.2 of the Code) only to the extent that such information is also provided to ITW at the same time.
Inducement fee
Enodis has agreed to pay an inducement fee to ITW of approximately £10.8 million (less any inducement fee that has been paid or remains payable to Manitowoc) if:
•	the Enodis Directors withdraw or adversely modify or qualify their recommendation of the ITW Offer or they at any time decide not to proceed with the scheme of arrangement by which it is proposed to be implemented; or

•	a Third Party Transaction is announced prior to the ITW Offer lapsing or being withdrawn, which Third Party Transaction subsequently becomes or is declared wholly unconditional or is completed, provided always that, in the event of a break fee being paid or becoming payable pursuant to an agreement entered into by Enodis prior to the date of the ITW Implementation Agreement, the inducement fee payable to ITW shall be the maximum payable by Enodis permitted under Rule 21.2 of the Code and Listing Rule 10.2.7R (i.e., broadly, 1 per cent. of the value of Enodis, calculated by reference to the offer price under the ITW Offer), less the amount paid by Enodis pursuant to such prior agreement. Enodis has agreed with ITW not to enter into an inducement fee agreement or any similar arrangement with any other party following the date of the ITW Implementation Agreement.
By virtue of the unanimous recommendation to vote in favour of the resolutions to be proposed at the Meetings required to implement the Scheme by the Directors, and the Directors’ withdrawal of their recommendation of the ITW Offer, each as set out in Part 1 (Letter from the Chairman of Enodis plc) of this document, the ITW inducement fee has become payable. However, it will not be paid unless and until the ITW Offer lapses or is withdrawn.
Moreover, Enodis has already agreed to pay Manitowoc an inducement fee of £10 million pursuant to the Manitowoc Implementation Agreement, as described in paragraph 10 of Part 2 (Explanatory Statement) of this document. The effect of this is that, should both the Manitowoc inducement fee and the ITW inducement fee be paid by Enodis, ITW will only recover a total amount of approximately £0.8 million (i.e. the difference between £10.8 million and £10 million). If, by contrast, the Acquisition completes, and the ITW inducement fee becomes payable, ITW will be entitled to recover the full amount of approximately £10.8 million.
Alternative means of implementing the ITW Offer
The ITW Implementation Agreement provides that ITW may elect to implement the ITW Offer as a takeover offer (as opposed to a scheme of arrangement) provided that such takeover offer is made in accordance with the terms and conditions set out in the announcement of ITW’s Offer dated 8 May 2008 and is either (i) made with the prior written consent of Enodis, (ii) announced following the Enodis Directors having withdrawn or adversely modified or qualified their recommendation of the ITW Offer, (iii) made following the announcement of a Third Party Transaction or (iv) made following an existing Third Party Transaction (that was to be implemented as a scheme of arrangement) having been switched so as to be made by way of contractual takeover offer.

Termination
The ITW Implementation Agreement will terminate with immediate effect (other than the provisions relating to the inducement fee and the anti-trust termination fee referred to above) on the occurrence of the earliest of the following:
• the anti-trust termination fee becoming due and payable by ITW;
• by notice in writing from ITW following a material breach of any of the obligations of Enodis;
• by notice in writing from ITW if a Third Party Transaction becomes or is declared wholly unconditional or is completed;
• if the ITW Offer has not completed before 10 December 2008 or if ITW so elects (and the Panel has consented to the extension of the timetable) 28 February 2009; or
• if a takeover offer (if made by ITW) lapses or is withdrawn.
(b) Note Programme
Note Purchase and Guaranty Agreement

On 6 September 2007, Enodis Plc (the “Issuer”) and Enodis Holdings Limited (the “Guarantor”), entered into a Note Purchase and Guaranty Agreement (the “Agreement”). The Issuer and the Guarantor authorised the issue and sale of US$ 250,000,000 aggregate principal amount of its Guaranteed Senior Notes (the “Notes”) consisting of:
(i)	US$ 30,000,000 aggregate principal amount of its 5.90 per cent. Guaranteed Senior Notes, Series A, due 6 September 2014;

(ii)	US$ 95,000,000 aggregate principal amount of its 6.10 per cent. Guaranteed Senior Notes, Series B, due 6 September 2017;

(iii)	US$ 50,000,000 aggregate principal amount of its Floating Rate Guaranteed Senior Notes, Series C, due 6 September 2014;

(iv)	US$ 30,000,000 aggregate principal amount of its Floating Rate Guaranteed Senior Notes, Series D, due 6 September 2017;

(v)	US$ 2,500,000 aggregate principal amount of its 5.86 per cent. Guaranteed Senior Notes, Series E, due 6 September 2014; and

(vi)	US$ 42,500,000 aggregate principal amount of its 6.07 per cent. Guaranteed Senior Notes, Series F, due 6 September 2017.
The Notes were privately offered only.
The Fixed Rate Notes (Series A, Series B, Series E and Series F) bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal thereof from the date of issuance at the applicable fixed rate and is payable semi-annually in arrears on the sixth day of March and September each year commencing on 6 March 2008 and, to the extent permitted by law, interest (so computed) at the relevant default rate on any overdue payment of interest, on any overdue payment (including any overdue prepayment) of principal and on any overdue payment of make-whole amount, until such overdue amounts have been paid.
The Floating Rate Notes (Series C and Series D) bear interest (computed on the basis of a 360-day year and the actual number of days elapsed, and, as to each period during which interest accrues, from and including the first day thereof to but excluding the last day thereof) on the unpaid principal thereof from the date of issuance at a floating rate as specified in the Agreement payable quarterly in arrears on each interest payment date and, to the extent permitted by applicable law, interest at the relevant default rate on any overdue payment of interest, on any overdue payment (including any overdue prepayment) of principal and on any overdue payment of prepayment premium and on any overdue payment of breakage amount, until such overdue amounts have been paid.
The Issuer may, at its option, prepay all, or from time to time any part of the Notes. On a change in control of the Issuer, the Issuer must offer to prepay the Notes unless certain ratings criteria are met.
The Issuer and the Guarantor must maintain certain financial covenants whilst any Notes are outstanding. There is also a restriction on the creation of liens by the Issuer, the Guarantor and any subsidiary.
Upon an event of default, holders of more than 50 per cent. of the Notes outstanding may declare all the Notes then outstanding to be immediately due and payable.
(c)	US$ 400 million credit agreement
A US$ 400,000,000 multi-currency revolving credit facility agreement dated 5 June 2007 was entered into between, amongst others, Enodis Holdings Limited as the original borrower, Lloyds TSB Bank plc, Wachovia Bank, National Association, The Royal Bank of Scotland plc, BNP Paribas, London Branch and SunTrust Bank as the mandated lead arrangers and Lloyds TBS Bank plc as the facility agent (the “US$ 400m RCF”). Pursuant to the US$ 400m RCF, certain lenders made available to Enodis Holdings Limited a revolving loan facility in a maximum aggregate principal amount of US$ 400,000,000.

The US$ 400m RCF was obtained for (i) the refinancing of certain indebtedness under a facility agreement dated 17 September 2004 (as amended by a restatement agreement dated 6 May 2005 and as amended by amendment letters dated 3 January 2007 and 18 April 2007) and (ii) general corporate and working capital purposes of the Group (being Enodis and each of its subsidiaries).

The interest rate under the US$ 400m RCF on each loan for each interest period is the percentage rate per annum which is the aggregate of the applicable (i) margin (ii) LIBOR or, in relation to any loan in euro, EURIBOR and (iii) any mandatory costs. There is a margin ratchet which ranges from 0.60 per cent. per annum to 1.25 per cent. per annum depending on the leverage ratio (consolidated total net debt to consolidated EBITDA). The base currency for loans under the US$ 400m RCF is US dollars and the optional currencies are sterling, euro or any other currency that is approved by the lenders. Each loan made under the US$ 400m RCF is repayable on the last day of its interest period.

The termination date of the US$ 400m RCF is five years from the date of the US$ 400m RCF. The US$ 400m RCF contains conditions precedent, representations, warranties and undertakings that are typical to this type of credit agreement. It also contains customary events of default upon the occurrence of which the majority lenders may cancel the commitments under the US$ 400m RCF and demand repayment of all amounts thereunder.

9.	Other information

(a)	JPMorgan Cazenove, lead financial adviser to Manitowoc, has confirmed that it is satisfied that sufficient resources are available to Manitowoc to satisfy in full the Cash Consideration payable to Scheme Shareholders under the terms of the Scheme.

(b)	Save as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Manitowoc or any party acting or presumed to be acting in concert with Manitowoc for the purposes of the Acquisition and any of the Directors, recent directors, shareholders or recent shareholders of Enodis, or any person interested or recently interested in shares of Enodis, having any connection with or dependence on the Acquisition.

(c)	Save as disclosed in this document, no proposal exists in connection with the Acquisition that any payment or other benefit be made or given to any Enodis Director as compensation for loss of office or as consideration for or in connection with his retirement from office.

(d)	Save as disclosed in this document, no agreement, arrangement or understanding exists whereby the legal or beneficial ownership of any of the Enodis Shares to be acquired by Manitowoc in pursuance of the Acquisition will be transferred to any other person.

(e)	Save as disclosed in this document, the Enodis Directors are not aware of any material change in the financial or trading position of Enodis since 29 September 2007, the date to which the latest published audited accounts of Enodis were prepared.

(f)	Each of Rothschild and Credit Suisse has given and has not withdrawn its written consent to the issue of this document with the inclusion herein of the references to its name in the form and context in which it appears.

(g)	JPMorgan Cazenove has given and has not withdrawn its written consent to the issue of this document with the inclusion herein of the references to its name in the form and context in which it appears.

(h)	Neither the payment of interest on, nor the repayment of, nor the security for, any liability (contingent or otherwise) of Manitowoc will depend to any significant extent on the business of Enodis.
10. Documents available for inspection
Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturdays, Sundays and UK public holidays excepted) at the offices of Ashurst LLP at Broadwalk House, 5 Appold Street, London EC2A 2HA up to and including the Effective Date or the date that the Scheme lapses or is withdrawn, whichever is the earlier:
(a)	the memorandum and articles of association of Enodis;

(b)	the memorandum and articles of association of MTW County;

(c)	the constitutional documents of Manitowoc;

(d)	the published audited consolidated financial statements of Enodis for the 52 weeks ended 29 September 2007, 30 September 2006 and 1 October 2005 and the unaudited half yearly financial statements of Enodis for the 26 weeks ended 29 March 2008;

(e)	the published audited consolidated financial statements of Manitowoc for the two financial years ended 31 December 2007 and 31 December 2006;

(f)	the service contracts and letters of appointment referred to in paragraph 6 above;

(g)	the material contracts referred to in paragraph 8 above (including the Manitowoc Implementation Agreement);

(h)	the written consents referred to in paragraph 9 above;

(i)	the irrevocable undertakings executed by the Directors referred to in paragraph 5 above;

(j)	this document and the Forms of Proxy; and

(k)	a full list of all dealings by J.P. Morgan Securities Limited, Bear Stearns International Trading Limited and Morgan Stanley Securities Limited, aggregated details of which are set out in paragraph 4 of this Appendix IV.
Dated: 10 July 2008

APPENDIX V
BASES AND SOURCES
(a)	Unless otherwise stated, financial information relating to Enodis has been extracted or provided (without material adjustment) from the audited annual report and accounts for Enodis for the year ended 29 September 2007 reported under IFRS and financial information relating to Manitowoc has been extracted or provided (without material adjustment) from the audited annual report and accounts for Manitowoc for the year ended 31 December 2007 reported under US GAAP.

(b)	As at the Close of Business on 7 July 2008 (the latest practicable date prior to the posting of this document), Enodis had in issue 368,737,258 Enodis ordinary shares of 10 pence each.

(c)	For the purposes of this document, combined historical financials represent the sum of Enodis’ and Manitowoc’s reported financials for the years ended 29 September 2007 and 31 December 2007 respectively.

(d)	The fully diluted ordinary share capital of Enodis (being 384,470,596 Enodis Shares) is calculated on the basis of the number of issued Enodis Shares on 7 July 2008 (the latest practicable date) and the further Enodis Shares to be issued on or after the date of this document on the exercise of options or vesting of awards under the Enodis Share Schemes. The exercise of options and vesting of awards will result in the issue of a further 15,733,338 Enodis Shares at the Offer Price.

(e)	The value of £1,261.1 million attributed to the fully diluted share capital of Enodis is based upon the fully diluted ordinary share capital of Enodis (as calculated above).

(f)	Run rate synergies of not less than $80 million per annum are expected to be realised by 2010. Approximately 50 per cent. are expected to be realised in 2009. Manitowoc expects initial, one-off costs to achieve synergies, to be in the mid-$30 million range. Synergies are expected to break down into cost synergies (consolidation of duplicated infrastructure, rationalisation of administrative functions, transfer of best practices, economies of scale in procurement and elimination of public company expenses) and revenue synergies (cross-selling opportunities with complementary products and sourcing of Manitowoc components for Enodis’ walk-in refrigeration systems). The expected operational cost savings have been calculated on the basis of the existing cost and operating structures of Enodis and Manitowoc. These statements of estimated cost savings and one-off costs for achieving them relate to future actions and circumstances which, by their nature, involve risks, uncertainties and other factors. Because of this, the cost savings referred to may not be achieved, or those achieved (and the one-off costs) could be materially different from those estimated. This statement is not a profit forecast and should not be interpreted to mean that future earnings per share will necessarily be greater than those for the relevant preceding financial period.

(g)	The statement that Manitowoc expects the proposed acquisition of Enodis to be, as a whole, enhancing to earnings in 2009 and EVA positive in 2011 is before purchase accounting for the transaction. This statement is not a profit forecast and should not be interpreted to mean that future earnings per share will necessarily be greater than those for the relevant preceding financial period.

(h)	For the purposes of this document, net debt/cash represents total debt, excluding finance leases and including balance sheet minority interests at book value, less total cash balances.

(i)	Enodis’ revenue split by product and geography for the financial year ended 29 September 2007 is based on management estimates.

APPENDIX VI
DEFINITIONS
The following definitions apply throughout this document unless the context requires otherwise:

“1985 Act”	the Companies Act 1985 (as amended);

“1993 Share Option Scheme”	the Berisford International 1993 Executive Share Option Scheme;

“1995 Share Option Scheme”	the Berisford 1995 Executive Share Option Scheme;

“2001 Share Option Scheme”	The Enodis 2001 Executive Share Option Scheme;

“2006 Act”	the Companies Act 2006;

“Acquisition”	the proposals by which MTW County will acquire the entire issued share capital of Enodis, to be effected by means of a scheme of arrangement under Part 26 of the 2006 Act;

“Announcement”	the announcement made by the Company and MTW County on 14 April 2008 pursuant to Rule 2.5 of the City Code in connection with the Acquisition;

“Annual Report”	the audited consolidated financial statements of Enodis for the year ended 29 September 2007;

“Articles” or “Enodis’ Articles”	the articles of association of Enodis;

“Board”	the board of directors of Enodis as constituted from time to time;

“Business Day”	a day (excluding Saturdays, Sundays, and public holidays in the UK) on which banks are generally open for business in the City of London;

“Cash Consideration”	the cash consideration due to Scheme Shareholders pursuant to clause 2 of the Scheme;

“certificated” or “in certificated form”	in relation to a share, not in uncertificated form in CREST;

“Code” or “City Code”	the City Code on Takeovers and Mergers;

“Close of Business”	6.00 p.m. on that Business Day;

“Closing Price”	the closing middle market quotation of an Enodis Share, as derived from the Daily Official List;

“Competition Commission”	the body established under the Competition Act 1998;

“Computershare”	Computershare Investor Services PLC, a public limited company incorporated in England and Wales with registered number 03498808;

“Conditions”	the conditions to the Acquisition (including the Scheme) which are set out in Appendix I (Conditions and Certain Further Terms of the Acquisition) of this document and “Condition” shall be construed accordingly;

“Court”	the High Court of Justice in England and Wales;

“Court Hearings”	the Scheme Court Hearing and the Reduction Court Hearing;

“Court Meeting”	the meeting of Scheme Shareholders convened by order of the Court pursuant to section 896 of the 2006 Act (and any adjournment thereof) to be held at the offices of Ashurst LLP at Broadwalk House, 5 Appold Street, London EC2A 2HA at 10.15 a.m. on 4 August 2008 for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment) of which notice is set out in Appendix VII;

“Court Orders”	the Scheme Court Order and the Reduction Court Order;

“Credit Suisse”	Credit Suisse Securities (Europe) Limited;

“CREST”	the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the Regulations;

“CREST Manual”	the CREST Manual referred to in agreements entered into by Euroclear;

“CREST member”	a person who is, in relation to CREST, a system member (as defined in the Regulations);

“CREST Shareholder”	an Enodis Shareholder who holds his Enodis Shares in uncertificated form, that is, in CREST;

“CREST sponsor”	a person who is, in relation to CREST, a sponsoring system participant (as defined in the Regulations);

“CREST sponsored member”	a CREST member admitted to CREST as a sponsored member under the sponsorship of a CREST sponsor;

“Daily Official List”	the Daily Official List of the London Stock Exchange;

“Directors” or “Enodis Directors”	the directors of the Company, whose names are set out in paragraph 2(a) of Appendix IV (Additional Information) to this document;

“Disclosed”	disclosed in:
(i)	the Annual Report;

(ii)	any documents delivered to an Information Recipient in respect of the Acquisition by or on behalf of Enodis on or before 6.00 p.m. on 13 April 2008; or

(iii)	any public announcement by Enodis to a Regulatory Information Service on or before 6.00 p.m. on 13 April 2008;

“Dividend”	the dividend of 2 pence per Enodis Share paid on the Dividend Payment Date to Enodis Shareholders whose names appeared on the Company’s shareholder register at 6.00 p.m. on the Dividend Record Date;

“Dividend Payment Date”	23 June 2008;

“Dividend Record Date”	30 May 2008;

“EBITDA”	earnings before interest, tax, depreciation and amortisation;

“EC Merger Regulation”	Council Regulation (EC) 13 9/2004 (as amended);

“Effective”	(i) if the Acquisition is implemented by way of the Scheme, the date on which the Reduction Court Order is registered by the Registrar of Companies; or

(ii) if the Acquisition is implemented by way of the Takeover Offer, the Takeover Offer having been declared or become unconditional in all respects in accordance with the requirements of the City Code;

“Effective Date”	the date on which the Acquisition becomes Effective in accordance with its terms;

“Employee Benefit Trust”	the trust dated 22 July 1994 between (1) Berisford International plc and (2) Mourant & Co Trustees Limited;

“Enodis” or “Company”	Enodis plc, a public limited company incorporated in England and Wales with registered number 00109849;

“Enodis Group”	Enodis and its subsidiaries and subsidiary undertakings from time to time and, where the context permits, each of them;

“Enodis Shares”	the ordinary shares of 10 pence each in the capital of the Company and Enodis Share means any one of them;

“Enodis Shareholders” or “Shareholders”	holders of Enodis Shares;

“Enodis Share Schemes”	the 1993 Share Option Scheme, the 1995 Share Option Scheme, the 2001 Share Option Scheme and the PSP;

“Enlarged Group”	the Manitowoc Group following the completion of the Acquisition;

“Euroclear”	Euroclear UK & Ireland Limited, a limited company incorporated in England and Wales with registered number 02878738;

“Excluded Shares”	any Enodis Shares: (i) registered in the name of and/or beneficially owned by Manitowoc or any subsidiary undertaking (as defined in the 1985 Act) of Manitowoc, or (ii) held by the Company in treasury, in each case as at or prior to the Reduction Record Time;

“Executive Directors”	Robert Eimers, David McCulloch and David Wrench;

“Explanatory Statement”	the explanatory statement relating to the Acquisition, as set out in Part 2 of this document, which together with the documents incorporated therein constitutes the explanatory statement relating to the Scheme as required by section 897 of the 2006 Act;

“Forms of Proxy”, “Form of	the blue form of proxy for use at the Court Meeting and the yellow

Proxy” or “Proxy”	form of proxy for use at the General Meeting or either of them as the context requires;

“FSA”	the Financial Services Authority;

“FSMA”	the Financial Services and Markets Act 2000 (as amended);

“General Meeting”	the general meeting of Enodis Shareholders (and any adjournment thereof) convened in connection with the Scheme to be held at the offices of Ashurst LLP at Broadwalk House, 5 Appold Street, London EC2A 2HA at 10.30 a.m. on 4 August 2008 (or as soon thereafter as the Court Meeting has been concluded or adjourned) of which notice is set out in Appendix VIII;

“HSR Act”	the United States Hart-Scott-Rodino Anti-trust Improvements Act of 1976 (as amended) and the regulations made thereunder;

“Information Recipient”	each of:

(i) any director, officer or employee of Manitowoc; and

(ii) any professional advisers engaged by Manitowoc in connection with the Acquisition;

“ITW”	Illinois Tool Works, Inc.;

“ITW Implementation Agreement”	the agreement entered into between Enodis and ITW dated 8 May 2008 relating, inter alia, to the implementation of the ITW Offer;

“ITW Offer”	the Offer of 280 pence per Enodis Share announced by ITW on 8 May 2008;

“Investec”	Investec Investment Banking, a division of Investec Bank (UK) Limited;

“JPMorgan Cazenove”	JPMorgan Cazenove Limited, a limited company incorporated in England and Wales with registered number 04153386 with its registered office at 20 Moorgate, London EC2R 6DA;

“Listing Rules”	the rules and regulations made by the FSA in its capacity as the UK Listing Authority under Part VI of the FSMA (as amended from time to time) and contained in the UK Listing Authority’s publication of the same name;

“London Stock Exchange”	the London Stock Exchange plc or its successor;

“Manitowoc”	The Manitowoc Company, Inc., whose head office is at 2400 South 44th Street, PO Box 66, Manitowoc, WI 54221-0066;

“Manitowoc Directors”	those persons whose names are set out in paragraph 2(b) of Appendix IV (Additional Information) to this document;

“Manitowoc Group”	Manitowoc and its subsidiaries and subsidiary undertakings from time to time and, where the context permits, any one of them;

“Manitowoc Implementation Agreement”	the agreement entered into between Enodis and Manitowoc dated 14 April 2008 relating, inter alia, to the implementation of the Scheme, as amended on 27 May 2008;

“Meetings”	the Court Meeting and/or the General Meeting as the case may be and “Meeting” shall mean either of them as the context dictates;

“MTW County”	MTW County Limited, a limited company incorporated in England and Wales with registered number 6483143 with its registered office at One Silk Street, London EC2Y 8HQ;

“MTW County Directors”	those persons whose names are set out in paragraph 2(c) of Appendix IV (Additional Information) to this document;

“New Enodis Shares”	the new Enodis Shares to be issued in accordance with the Scheme;

“Offer Period”	the period commencing on 9 April 2008 and ending on the Effective Date;

“Offer Price”	328 pence in cash per Enodis Share;

“Official List”	the Official List of the UK Listing Authority;

“Overseas Shareholders”	Enodis Shareholders whose registered addresses are outside the United Kingdom or who are citizens or residents of countries other than the United Kingdom;

“Panel”	the Panel on Takeovers and Mergers;

“PSP”	The Enodis plc Performance Share Plan;

“Reduction Court Hearing”	the hearing at which the Reduction Court Order will be sought;

“Reduction Court Order”	the order of the Court confirming the Reduction of Capital under section 137 of the 1985 Act provided for by the Scheme;

“Reduction of Capital”	the reduction of Enodis’ share capital pursuant to section 135 of the 1985 Act, involving the cancellation and extinction of the Scheme Shares provided for by the Scheme;

“Reduction Record Time”	6.00 p.m., London time, on the last Business Day before the date of the Reduction Court Hearing;

“Registrar of Companies”	the Registrar of Companies for England and Wales;

“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755);

“Regulatory Information Service”	any of the information services set out in Appendix 3 to the Listing Rules;

“Rothschild” “Scheme” or “Scheme of Arrangement”	N.M. Rothschild & Sons Limited, a limited company incorporated in England and Wales with registered number 00925279;

the proposed scheme of arrangement under Part 26 of the 2006 Act between Enodis and Scheme Shareholders in the form set out in Part 3 (The Scheme of Arrangement) of this document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Enodis and MTW County;

“Scheme Court Hearing”	the hearing at which the Scheme Court Order will be sought;

“Scheme Court Order”	the order of the Court sanctioning the Scheme under section 899 of the 2006 Act;

“Scheme Record Time”	6.00 p.m. London time, on the last Business Day before the Effective Date;

“Scheme Shareholders”	holders of Scheme Shares;

“Scheme Shares”	(i) the Enodis Shares in issue at the date of this Scheme;

(ii) any Enodis Shares issued after the date of this Scheme and before the Voting Record Time in respect of the Court Meeting; and

(iii) any Enodis Shares issued on or after the Voting Record Time in respect of the Court Meeting but on or before the Reduction Record Time, either on terms that the original or any subsequent holder thereof shall be bound by the Scheme or in respect of which the holder thereof shall have agreed in writing to be bound by the Scheme, but excluding any Excluded Shares;

“subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking”	have the respective meanings given thereto by the 1985 Act, but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the 1985 Act, and ''substantial interest’’ means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking;

“Takeover Offer”	a takeover offer governed by the Code to implement the acquisition of Enodis as Manitowoc may elect to make in accordance with the terms of the Manitowoc Implementation Agreement;

“Third Party Transaction”	an offer or proposal made: (i) by a third party for 50 per cent. or more of the issued share capital of Enodis or any class thereof (other than those shares owned or contracted to be acquired by the person making such offer and its associates); or (ii) which involves, in any such case, a change of control of Enodis or which involves the disposal of any interest in a material part (being not less than 50 per cent. or, for the purposes of the non-solicitation undertakings, 10 per cent.) of the business of Enodis or the Enodis Group;

“UK” or “United Kingdom”	United Kingdom of Great Britain and Northern Ireland;

“UK Listing Authority”	the FSA acting in its capacity as the competent authority for the purposes of Part VI of the FSMA;

“uncertificated” or “in uncertificated form”	in relation to a share, title to which is recorded in the relevant register of the share as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST;

“United States” or “US”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;

“US$” or “US dollar”	the lawful currency of the US;

“Voting Record Time”	6.00 p.m. on the day which is two days before the date of the Court Meeting and the General Meeting or, if the Court Meeting or the General Meeting is adjourned, 6.00 p.m. on the day which is two days before the date of such adjourned meeting;

“Wider Enodis Group”	the Enodis Group and its subsidiary undertakings, associated undertakings and any other body corporate, partnership, joint venture or person in which the Enodis Group and such undertakings (aggregating their interests) have an interest of more than 20 per cent. of the voting or equity capital or the equivalent;

“Wider Manitowoc Group”	Manitowoc and its subsidiary undertakings, associated undertakings and any other undertakings in which Manitowoc and such undertakings (aggregating their interests) have a substantial interest; and

“£”, “Sterling”, “pence” and “p”	the lawful currency of the United Kingdom.

APPENDIX VII
NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE	No. 3622 of 2008
CHANCERY DIVISION
COMPANIES COURT
Mr. Deputy Registrar Middleton
IN THE MATTER OF ENODIS PLC
and
IN THE MATTER OF THE COMPANIES ACT 2006
NOTICE IS HEREBY GIVEN that, by an order dated 8 July 2008 made in the above matters, the Court has directed a meeting (the “Court Meeting”) to be convened of the holders of Scheme Shares (as defined in the Scheme of Arrangement referred to below) for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement proposed to be made between Enodis plc (the “Company”) and Scheme Shareholders (as defined in the said Scheme of Arrangement) and that such Court Meeting will be held at the offices of Ashurst LLP at Broadwalk House, 5 Appold Street, London EC2A 2HA on 4 August 2008 at 10.15 a.m. at which place and time all Scheme Shareholders are requested to attend.
A copy of the Scheme of Arrangement and a copy of the explanatory statement required to be furnished pursuant to section 897 of the Companies Act 2006 are incorporated in the document of which this notice forms part.
Scheme Shareholders entitled to attend and vote at the meeting may vote in person at the Court Meeting or they may appoint another person, whether a member of the Company or not, as their proxy to vote in their stead. A blue form of proxy for use at the Court Meeting is enclosed with this notice. Completion of the form of proxy will not prevent a holder of the said shares from attending and voting at the Court Meeting (or any adjournment thereof) in person, if he wishes to do so.
Scheme Shareholders are entitled to appoint a proxy in respect of some or all of their Scheme Shares. Scheme Shareholders are also entitled to appoint more than one proxy. A space has been included in the blue form of proxy to allow Scheme Shareholders to specify the number of shares in respect of which that proxy is appointed. Scheme Shareholders who return the blue form of proxy duly executed but leave this space blank will be deemed to have appointed the proxy in respect of all of their Scheme Shares.
Scheme Shareholders who wish to appoint more than one proxy in respect of their shareholding should contact the Company for further blue forms of proxy or photocopy as required. Such shareholders should also read the sheet headed “Multiple Proxy Voting Instructions” enclosed with the blue form of proxy, and note the principles that will be applied in relation to multiple proxies.
In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.
Entitlement to attend and vote at the said Court Meeting of Scheme Shareholders or adjournment thereof and the number of votes which may be cast thereat will be determined by reference to the register of members of the Company as at 6.00 p.m. on the day which is two days immediately before the date of the said Court Meeting or adjourned meeting (as the case may be). In each case, changes to the register of members of the Company after such time will be disregarded.

It is requested that forms of proxy (together with any power of attorney or authority under which it is signed, or a notarially certified copy of such power or authority) be lodged by post with the Company’s registrar, Computershare, at The Pavilions, Bridgwater Road, Bristol BS99 6ZY or by hand (during normal business hours) with Computershare, The Pavilions, Bridgwater Road, Bristol BS13 8AE or if Scheme Shares are held in uncertificated form via the CREST Proxy Voting Service by 10.15 a.m. on 2 August 2008 (or, in the case of an adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting) (the Company’s agent ID number is 3RA50), but if forms are not so lodged, or submitted electronically (as the case may be), they may be handed to Enodis’ registrar, Computershare, on behalf of the Chairman at the Court Meeting before the taking of the poll.
By the said order, the Court has appointed Peter Brooks or, failing him, Waldemar Schmidt, or failing him Michael Arrowsmith, to act as Chairman of the Court Meeting and has directed the Chairman to report the results thereof to the Court.
The said Scheme of Arrangement will be subject to the subsequent sanction of the
Court. Dated: 10 July 2008
Ashurst LLP
Broadwalk House
5 Appold Street
London EC2A 2HA
Solicitors for the Company

APPENDIX VIII
NOTICE OF GENERAL MEETING
Enodis plc
(the Company)
(Registered in England and Wales No. 00109849)
NOTICE IS HEREBY GIVEN that a GENERAL MEETING of the Company will be held at the offices of Ashurst LLP at Broadwalk House, 5 Appold Street, London EC2A 2HA at 10.30 a.m. on 4 August 2008 (or as soon thereafter as the Court Meeting (as defined in the document of which this notice forms part) convened for 10.15 a.m. on the same day and at the same place, by an order of the High Court of Justice in England and Wales, shall have been concluded or adjourned) for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as a special resolution of the Company:
SPECIAL RESOLUTION
THAT for the purposes of giving effect to the scheme of arrangement dated 10 July 2008 between the Company and Scheme Shareholders (as defined in the said Scheme of Arrangement), a print of which has been produced to this meeting and for the purposes of identification signed by the Chairman hereof, in its original form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by the Company and MTW County (as defined in the Scheme of Arrangement) (the “Scheme”):
(a)	the directors of the Company be authorised to take all such actions as they may consider necessary or appropriate for carrying the Scheme into effect;

(b)	the share capital of the Company be reduced by cancelling and extinguishing all of the Scheme Shares (as defined in the Scheme);

(c)	subject to, and forthwith upon, the reduction of capital referred to in paragraph (b) above (the “Reduction of Capital”) taking effect:
(i)	the share capital of the Company be increased to its former amount by the creation of such number of new ordinary shares of 10 pence each as is equal to the number of Scheme Shares cancelled pursuant to paragraph (b) above;

(ii)	the reserve arising in the books of account of the Company as a result of the reduction of share capital referred to in paragraph (b) above be capitalised and applied in paying up in full at par all of the new ordinary shares created pursuant to paragraph (c)(i) above, which shall be allotted and issued, credited as fully paid, to MTW County and/or its nominee(s) (as MTW County may direct) in accordance with the Scheme; and

(iii)	conditional upon the Scheme becoming effective, the directors of the Company be and they are hereby generally and unconditionally authorised for the purposes of section 80 of the Companies Act 1985 to allot the new ordinary shares referred to in paragraph (c)(i) above, provided that: (1) the maximum aggregate nominal amount of relevant securities that may be allotted under this authority shall be the aggregate nominal amount of the said new ordinary shares created pursuant to paragraph (c)(i) above; (2) this authority shall expire (unless previously revoked, varied or renewed) on 31 December 2009; and (3) this authority shall be in addition, and without prejudice, to any other authority under the said section 80 previously granted and in force on the date on which this resolution is passed; and
(d)	with effect from the passing of this resolution, the articles of association of the Company be amended by the adoption and inclusion of the following new Article 49A:

“Scheme of Arrangement
49A 1	In this Article, the “Scheme” means the scheme of arrangement under Part 26 of the Companies Act 2006 dated 10 July 2008 between the Company and Scheme Shareholders (in its form at that date or with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by the Company and MTW County Limited ("MTW County”), and save as defined in this Article expressions defined in the Scheme (as it may be modified or amended in accordance with its terms) shall have the same meanings in this Article.

49A 2	If the Company issues any shares to any person other than to MTW County or its nominee(s) after the adoption of this Article and on or before the Reduction Record Time such shares shall be subject to the terms of the Scheme (and shall be Scheme Shares for the purposes of the Scheme) and the original or any subsequent holder or holders of such shares shall be bound by the Scheme accordingly.

49A 3	Notwithstanding any of the provisions of these Articles and subject to the Scheme and Reduction of Capital becoming effective, if any shares are issued to any person (a “New Member”) (other than to MTW County or to any person identified by written notice to the Company by MTW County as its nominee(s)) after the Reduction Record Time (the “Post-Scheme Shares”), such Post-Scheme Shares will be immediately transferred to MTW County or as MTW County may direct in consideration for and conditional upon the payment by MTW County to the New Member of such amount of Cash Consideration as would have been paid pursuant to the Scheme (as it may be modified or amended in accordance with its terms) for each such share as if it were a Scheme Share.

49A 4	Any New Member may, prior to the issue of Post-Scheme Shares to him or her pursuant to the exercise of any option or vesting of any award under one of the Enodis Share Schemes, give no less than two Business Days written notice to the Company of his or her intention to transfer all or some of such Post-Scheme Shares to his or her spouse or civil partner and may, if such notice has been validly given, on such Post-Scheme Shares being issued to him or her, immediately transfer to his or her spouse or civil partner any such Post-Scheme Shares, provided that such Post-Scheme Shares will then be immediately transferred from that person’s spouse or civil partner to MTW County pursuant to Article 49A 3 above as if that spouse or civil partner were a New Member. If notice has been validly given pursuant to this Article 49A but the New Member does not immediately transfer to his or her spouse the Post-Scheme Shares in respect of which such notice was given, such shares shall be transferred to MTW County or its nominee(s) pursuant to this Article 49A.

49A 5	On any reorganisation of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation), the value of the cash payment per share to be paid under Article 49A 3 above shall be adjusted by the Directors in such manner as the auditors of the Company may determine to be appropriate to reflect such reorganisation or alteration. References in this Article to shares shall, following such adjustment, be construed accordingly.

49A 6	To give effect to any transfer required by Article 49A 3 above, the Company may appoint any person as agent for the New Member to transfer the Post-Scheme Shares to MTW County and/or its nominee(s) and do all such other things and execute and deliver all such documents as may, in the opinion of the agent, be necessary or desirable to vest the Post-Scheme Shares in MTW County or its nominee(s) and pending such vesting to exercise all such rights attaching to the Post-Scheme Shares as MTW County may direct. If such an agent is so appointed, the New Member shall not thereafter (except to the extent that such an agent fails to act in accordance with the directions of MTW County) be entitled to exercise any rights attaching to the Post-Scheme Shares unless so agreed by MTW County. The Company may give good receipt for the purchase price of the Post-Scheme Shares and may register MTW County as holder thereof and issue it certificates of the same. The Company shall not be obliged to issue a certificate to the New Member for the Post-Scheme Shares. MTW County shall, or shall procure that, the requisite consideration as set out in Article 49A 3 above is settled with such New Member within 14 days of the date on which the Post-Scheme Shares are issued to the New Member.”
Dated: 10 July 2008
BY ORDER OF THE BOARD
David Hooper
Company Secretary
Registered Office:

thePlace
175 High Holborn
London WC1V 7AA
Notes:

(1)	A member of the Company entitled to attend and vote at this meeting is entitled to appoint one or more proxies to attend and, on a poll, vote instead of him. A proxy need not be a member of the Company but must attend the meeting in person.

(2)	In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members in respect of the joint holding.

(3)	A yellow Form of Proxy is enclosed with this notice for members who are unable to attend the meeting. Instructions for use are shown on the form. Lodging a yellow Form of Proxy will not prevent the shareholder from attending and voting in person (in substitution for their proxy) at the meeting or any adjournment thereof.

(4)	To be valid, the yellow Form of Proxy (together with any power of attorney or authority under which it is signed, or a certified copy of such power or authority) must be received at the offices of the Company’s registrar, Computershare, of The Pavilions, Bridgwater Road, Bristol BS99 6ZY not less than 48 hours before the time appointed for the meeting or, as the case may be, the adjourned meeting.

(5)	Members are entitled to appoint a proxy in respect of some or all of their shares. Members are also entitled to appoint more than one proxy. A space has been included in the yellow Form of Proxy to allow members to specify the number of shares in respect of which that proxy is appointed. Members who return the yellow Form of Proxy duly executed but leave this space blank will be deemed to have appointed the proxy in respect of all of their shares. Members who wish to appoint more than one proxy in respect of their shareholding should contact the Company for further yellow Forms of Proxy or photocopy the yellow Form of Proxy as required. Such members should also read the sheet enclosed with the yellow Form of Proxy headed “Multiple Proxy Voting Instructions”, and note the principles that will be applied in relation to multiple proxies.

(6)	Any amendments you make to the yellow Form of Proxy must be initialled by you.

(7)	The Company, pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, specifies that entitlement to attend and vote at the General Meeting or any adjournment thereof and the number of votes which may be cast thereat will be determined by reference to the register of members of the Company at 6.00 p.m. on the date two days before the date set for the meeting or of the adjourned meeting. Changes to the register after 6.00 p.m. on 2 August 2008, or if the General Meeting is adjourned, 6.00 p.m. on the date two days before the date of the adjourned meeting, will be disregarded in determining the rights of any person to attend or vote at the General Meeting.

(8)	CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the General Meeting (and any adjournment(s) thereof) by using the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed (a) voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

(9)	In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a CREST Proxy Instruction) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by Computershare (ID 3RA50) by no later than 10.15 a.m. on 2 August 2008 (or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting). For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which Computershare is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or,if the CREST member is a CREST personal member or sponsored member or has appointed (a)

voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

(10)	The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

(11)	A shareholder which is a company (a corporation) and which wishes to be represented at the meeting by a person with authority to speak, vote on a show of hands and vote on a poll (a corporate representative) must appoint such a person by resolution of its directors. A corporate representative has the same powers on behalf of the corporation he/she represents as that corporation could exercise if it were an individual member of the Company.

(12)	In order to facilitate voting by corporate representatives at the meeting, arrangements will be put in place at the meeting so that (a) if a corporate shareholder has appointed the Chairman of the meeting as its corporate representative with instructions to vote on a poll in accordance with the directions of all of the other corporate representatives for that shareholder at the meeting, then on a poll those corporate representatives will give voting directions to the Chairman and the Chairman will vote (or withhold a vote) as corporate representative in accordance with those directions; and (b) if more than one corporate representative for the same corporate shareholder attends the meeting but the corporate shareholder has not appointed the Chairman of the meeting as its corporate representative, a designated corporate representative will be nominated, from those corporate representatives who attend, who will vote on a poll and the other corporate representatives will give voting directions to that designated corporate representative. Corporate shareholders are referred to the guidance issued by the Institute of Chartered Secretaries and Administrators on proxies and corporate representatives (www.icsa.org.uk) for further details of this procedure. The guidance includes a sample form of representation letter if the Chairman is being appointed as described in (a) above.

(13)	If you are in any doubt about completing the Form of Proxy please telephone Computershare between 9.00 a.m. and 5.30 p.m. Monday to Friday on 0870 889 3242 (from within the UK) and +44 870 889 3242 (from outside the UK).

(14)	Any question relevant to the business of the meeting may be asked at the meeting by anyone permitted to speak at the meeting. You may alternatively submit your question in advance by way of a letter addressed to the Company Secretary at the Company’s registered office.

(15)	Copies of the Company’s articles of association (as proposed to be amended by the special resolution set out in the notice of meeting) are available for inspection at the offices of Ashurst LLP at Broadwalk House, 5 Appold Street, London EC2A 2HA during normal business hours on any weekday until the time when the Scheme becomes effective in accordance with its terms and will also be available for inspection at the place of the meeting for at least 15 minutes before and during the meeting.